Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

AMONG

CONTANGO OIL & GAS COMPANY,

CONTANGO ACQUISITION, INC.,

AND

CRIMSON EXPLORATION INC.

Dated as of April 29, 2013

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

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Exhibits:

Exhibit A	Surviving Corporation Bylaws

Exhibit B	Surviving Corporation Certificate of Incorporation

Exhibit C	New Parent Bylaws

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AGREEMENT AND PLAN OF MERGER

Agreement and Plan of Merger, dated as of April 29, 2013 (this “Agreement”), among Contango Oil & Gas Company, a Delaware corporation (“Parent”), Contango Acquisition, Inc., a Delaware corporation and a direct wholly-owned subsidiary of Parent (“Merger Sub”), and Crimson Exploration Inc., a Delaware corporation (the “Company” and, collectively with Parent and Merger Sub, the “Parties”).

W I T N E S S E T H:

WHEREAS, the respective Boards of Directors of Parent and Merger Sub have approved this Agreement, and have determined that it is advisable and in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for in this Agreement, and the Parent Board has determined to recommend to the stockholders of Parent that they approve the issuance of shares of common stock, par value $0.04 per share, of Parent (the “Parent Common Stock”) in connection with the strategic business combination transaction provided for in this Agreement (the “Parent Share Issuance”); and

WHEREAS, the Company Board has adopted this Agreement, and has determined that it is advisable and in the best interests of the Company and its stockholders to consummate the strategic business combination transaction provided for in this Agreement and has determined to recommend to the stockholders of the Company that they adopt this Agreement and the combination of the Company and Parent, which shall be effected by, and subject to, the terms of this Agreement through the Merger; and

WHEREAS, for federal income tax purposes, the Parties intend that the Merger will qualify as a reorganization described in Section 368(a) of the Code and that this Agreement shall constitute a “plan of reorganization” for the purposes of Sections 354 and 361 of the Code; and

WHEREAS, in connection with the execution and delivery of this Agreement by the Parties, certain stockholders of the Company have entered into a Support Agreement (each, a “Company Support Agreement”) dated as of the date of this Agreement with Parent and Merger Sub, pursuant to which each of the Applicable Company Stockholders has agreed, among other things, to vote all of the Company Common Stock beneficially owned by it in favor of the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement, on the terms and subject to the conditions set forth in such Company Support Agreement; and

WHEREAS, in connection with the execution and delivery of this Agreement by the Parties, certain stockholders of Parent have entered into a Support Agreement (each, a “Parent Support Agreement”) dated as of the date of this Agreement with the Company, pursuant to which each of the Applicable Parent Stockholders has agreed, among other things, to vote all of the Parent Common Stock beneficially owned by it in favor of approval of the Parent Share Issuance, on the terms and subject to the conditions set forth in such Parent Support Agreement; and

WHEREAS, in connection with the execution and delivery of this Agreement by the Parties, Parent, on the one hand, and OCM GW Holdings, LLC, a Delaware limited liability company, and OCM Crimson Holdings, LLC, a Delaware limited liability company (collectively, the “Oaktree Investors”), on the other hand, have entered into a registration rights agreement dated as of the date of this Agreement (the “Registration Rights Agreement”), pursuant to which, among other things, Parent agreed, subject to the occurrence of the Closing, to grant to the Oaktree Investors certain registration rights with respect to shares of Parent Common Stock acquired by the Oaktree Investors upon the consummation of the Merger.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”), Merger Sub shall be merged with and into the Company at the Effective Time (the “Merger”). Following the Merger, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation (the “Surviving Corporation”).

Section 1.2 Closing. Upon the terms and subject to the conditions set forth in this Agreement, the closing of the Merger (the “Closing”) will take place at 10:00 a.m. Central time on the date that is no later than the next Business Day following the satisfaction or (subject to applicable Law) waiver of the conditions set forth in Article VII (excluding conditions that, by their nature, cannot be satisfied until the Closing Date, but subject to the fulfillment or waiver of those conditions), unless another time or date is agreed to in writing by the Parties (the actual time and date of the Closing being referred to herein as the “Closing Date”). The Closing shall be held at the offices of Morgan, Lewis & Bockius LLP, 1000 Louisiana Street, Suite 4000, Houston, Texas 77002, or at such other place as the Parties may agree.

Section 1.3 Effective Time. As soon as practicable on the Closing Date, the Company shall (a) file a certificate of merger (the “Certificate of Merger”) in such form as is required by, and executed and acknowledged in accordance with, the relevant provisions of the DGCL and (b) make all other filings or recordings required under the DGCL in connection with the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Delaware Secretary of State or at such subsequent time as Parent and the Company may agree and as shall be specified in the Certificate of Merger (the date and time the Merger becomes effective being the “Effective Time”).

Section 1.4 Effects of the Merger. At and after the Effective Time, the Merger will have the effects set forth herein and in the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of the Company and Merger Sub shall be vested in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

Section 1.5 Bylaws. The bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation and shall read in their entirety as set forth in Exhibit A hereto until thereafter changed or amended as provided therein or by applicable Law (subject to Section 6.7(b)).

Section 1.6 Certificate of Incorporation. At the Effective Time, the certificate of incorporation of the Company shall be amended so as to read in its entirety as set forth in Exhibit B hereto and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with its terms and as provided by applicable Law (subject to Section 6.7(b)).

Section 1.7 Officers and Directors. From and after the Effective Time, until their successors are duly elected or appointed and qualified in accordance with applicable Law, (a) the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal and (b) the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation until their successors have been duly elected or appointed and qualified, or their earlier death, resignation or removal.

Section 1.8 Effect on Capital Stock.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, no par value per share, of Merger Sub issued and outstanding immediately prior to the Effective Time, shall be converted into one validly issued, fully paid and non-assessable share of common stock, par value $0.001 per share, of the Surviving Corporation.

(b) At the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, each share of common stock, par value $0.001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (including any Company Restricted Stock which has become vested and converted into unrestricted Company Common Stock pursuant to Section 1.9(b), but excluding any shares of Company Common Stock owned directly or indirectly by Parent or held directly or indirectly by the Company, all of which shall be canceled as provided in Section 1.8(d)), shall be converted into the right to receive 0.08288 (such fraction of a share of Parent Common Stock as the same may be adjusted in accordance with Section 1.10 is referred to as the “Exchange Ratio”) validly issued, fully paid and non-assessable shares of Parent Common Stock (the “Merger Consideration”).

(c) As a result of the Merger and without any action on the part of the holders thereof, at the Effective Time, all shares of outstanding Company Common Stock shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate or certificates which immediately prior to the Effective Time represented any such shares of Company Common Stock (the “Certificates”) or book-entry shares which immediately prior to the Effective Time represented shares of Company Common Stock (the “Book-Entry Shares”) shall thereafter cease to have any rights with respect to such shares of Company Common Stock except as provided herein or by Law.

(d) Each share of Company Common Stock owned by Parent, Merger Sub or any of their Subsidiaries or held by the Company or any of its Subsidiaries (including any shares held in the treasury of the Company) at the Effective Time shall, by virtue of the Merger, cease to be outstanding and shall be canceled and retired and no stock of Parent or other consideration shall be delivered in exchange therefor.

Section 1.9 Company Stock Options and Other Equity-Based Awards.

(a) By virtue of the Merger, each option to purchase shares of Company Common Stock under the applicable Company Stock Plans that is outstanding immediately prior to the Effective Time, whether or not then vested and exercisable (collectively, the “Company Stock Options”) shall cease to represent a right to acquire shares of Company Common Stock and shall be converted, at the Effective Time, into a fully vested and immediately exercisable option to purchase shares of Parent Common Stock (a “Parent Stock Option”), on the same terms and conditions as were applicable under such Company Stock Option (but taking into account any changes thereto, including the acceleration thereof, provided for in the Company Stock Plans, in an award agreement or in such Company Stock Option by reason of this Agreement or the transactions contemplated herein), except that: (i) each Parent Stock Option shall have an exercise price per share of Parent Common Stock equal to the exercise price per share of Company Common Stock for such Company Stock Option immediately prior to the Effective Time divided by the Exchange Ratio, rounded, if necessary, up to the nearest whole cent; and (ii) the number of shares of Parent Common Stock which shall be subject to each such Parent Stock Option shall be the number of shares of Company Common Stock subject to each Company Stock Option immediately prior to the Effective Time, multiplied by the Exchange Ratio, rounded, if necessary, down to the nearest whole share of Parent Common Stock; provided, however, that notwithstanding anything to the contrary in this Agreement, in all cases such conversion shall be effected in a manner consistent with the requirements of Section 424(a) of the Code (as modified by Section 409A of the Code with respect to Company Stock Options that are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code).

(b) Effective immediately prior to the Effective Time, each restricted share of Company Common Stock granted to any employee or director of the Company, any of its Subsidiaries or any of its predecessors under any Company Stock Plan that is outstanding immediately prior to the Effective Time (collectively, the “Company Restricted Stock”) shall, by virtue of the Merger and without any action on the part of the holder thereof, become a fully vested and unrestricted share of Company Common Stock immediately prior to the Effective Time.

(c) Prior to the Effective Time, the Parent Board (or the appropriate committee thereof) and the Company Board (or the appropriate committee thereof) shall take such action and adopt such resolutions as are required to effectuate the treatment of the Company

Stock Options pursuant to the terms of Section 1.9(a) of this Agreement, and to take all actions reasonably required to effectuate any provision of this Section 1.9, including (i) the Parent Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to assume and continue the Company Stock Plans subject to any amendment or termination in accordance with the terms of such plans; (ii) the Parent Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to reserve for issuance a sufficient number of shares of Parent Common Stock for delivery upon exercise of a Parent Stock Option; and (iii) the Company Board (or the appropriate committee thereof) shall take all corporate action necessary or advisable to ensure that after the Effective Time, neither the Company nor the Surviving Corporation will be required to deliver shares of Company Common Stock or any other capital stock to any person pursuant to or in settlement of Company Stock Options.

(d) As soon as practicable following the Effective Time, Parent shall file a Form S-8 registration statement (or such other appropriate form), or a post-effective amendment to a registration statement previously filed under the Securities Act, with respect to the shares of Parent Common Stock available for grant and delivery under the Company Stock Plans from and after the Effective Time and shall use its commercially reasonable efforts to maintain the effectiveness of such registration statement (and maintain the current status of the prospectus contained therein) for so long as such shares are available for grant and delivery under the Company Stock Plans. As soon as practicable following the Effective Time, the Company shall file a post-effective amendment to the Form S-8 registration statement originally filed by the Company on June 25, 2008, deregistering all shares of Company Common Stock thereunder.

Section 1.10 Certain Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of Parent Common Stock or Company Common Stock are changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend or dividend payable in any other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Exchange Ratio shall be appropriately adjusted to proportionally reflect such changes.

Section 1.11 Tax Consequences. For federal income tax purposes, the Merger is intended to constitute a reorganization within the meaning of Section 368(a) of the Code. The Parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the United States Treasury Regulations.

ARTICLE II

EXCHANGE OF SHARES

Section 2.1 Exchange Agent. Prior to the Effective Time, Parent shall appoint a commercial bank or trust company to act as exchange agent hereunder (which entity shall be reasonably acceptable to the Company) for the purpose of exchanging Certificates and Book-Entry Shares for the Merger Consideration (the “Exchange Agent”). At or prior to the Effective Time, Parent shall deposit with the Exchange Agent, in trust for the benefit of holders of shares of Company Common Stock, Book-Entry Shares (or certificates if requested) representing the Parent Common Stock issuable, pursuant to Section 1.8 in exchange for outstanding shares of

Company Common Stock (including Company Restricted Stock). Parent agrees to make available directly or indirectly to the Exchange Agent from time to time as needed, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.5 and any dividends or distributions to which such holder is entitled pursuant to Section 2.3. Any cash and shares of Parent Common Stock deposited with the Exchange Agent shall hereinafter be referred to as the “Exchange Fund.”

Section 2.2 Exchange Procedures.

(a) Promptly after the Effective Time, and in any event not later than the third Business Day following the Effective Time, the Surviving Corporation shall cause the Exchange Agent to mail to each holder of record of a Certificate (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent, and which letter shall be in customary form and have such other provisions as Parent may reasonably specify (such letter to be reasonably acceptable to the Company prior to the Effective Time) and (ii) instructions for effecting the surrender of such Certificates (or effective affidavits of loss in lieu thereof) in exchange for the Merger Consideration, any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor pursuant to Section 2.5 and any dividends or distributions to which such holder is entitled pursuant to Section 2.3. Upon surrender of a Certificate to the Exchange Agent together with such letter of transmittal, duly executed and completed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such Certificate shall be entitled to receive in exchange therefor (A) one or more shares of Parent Common Stock (which shall be in uncertificated book-entry form unless a physical certificate is requested) representing, in the aggregate, the whole number of shares that such holder has the right to receive pursuant to Section 1.8 (after taking into account all shares of Company Common Stock then held by such holder) and (B) cash in the amount equal to cash that such holder has the right to receive in lieu of any fractional shares of Parent Common Stock pursuant to Section 2.5 and dividends and other distributions pursuant to Section 2.3 (in each case, after taking into account all shares of Company Common Stock then held by such holder).

Notwithstanding anything contained in this Agreement to the contrary, no holders of Book-Entry Shares shall be required to deliver a Certificate or an executed letter of transmittal to the Exchange Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Agreement.

(b) No interest will be paid or will accrue on any cash payable pursuant to Section 2.3 or Section 2.5.

(c) In the event of a transfer of ownership of a Certificate representing Company Common Stock that is not registered in the stock transfer records of the Company, the Merger Consideration shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate so surrendered is registered if the Certificate formerly representing such Company Common Stock is properly endorsed or otherwise in proper form for transfer and the Person requesting such payment or issuance pays any transfer or other similar Taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or establish to the satisfaction of Parent that the Tax has been paid or is not applicable.

Section 2.3 Distributions with Respect to Unexchanged Shares. All shares of Parent Common Stock to be issued pursuant to this Agreement shall be deemed issued and outstanding as of the Effective Time and whenever a dividend or other distribution is declared by Parent in respect of the Parent Common Stock, the record date for which is at or after the Effective Time, that declaration shall include dividends or other distributions in respect of all shares issuable pursuant to this Agreement; provided, however, that no dividends or other distributions declared or made in respect of the Parent Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder of such Certificate surrenders such Certificate in accordance with this Article II. Subject to the effect of applicable Laws, following surrender of any such Certificate, there shall be paid to such holder of shares of Parent Common Stock issuable in exchange therefor, without interest, (a) promptly after the time of such surrender, the amount of any cash payable in lieu of fractional shares of Parent Common Stock to which such holder is entitled pursuant to Section 2.5 and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock; and (b) at the appropriate payment date, the amount of dividends or other distributions with a record date at or after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such shares of Parent Common Stock.

Section 2.4 No Further Ownership Rights. All shares of Parent Common Stock issued and cash paid upon the conversion of shares of Company Common Stock in accordance with the terms of Article I and this Article II (including any cash paid pursuant to Section 2.3 or Section 2.5) shall be deemed to have been issued or paid in full satisfaction of all rights pertaining to the shares of Company Common Stock (other than any rights with respect to any unpaid dividends with respect to Company Common Stock that were declared prior to the Effective Time with a record date prior to the Effective Time and a payment date after the Effective Time).

Section 2.5 No Fractional Shares of Parent Common Stock.

(a) No certificates or scrip or shares of Parent Common Stock representing fractional shares of Parent Common Stock or book-entry credit of the same shall be issued upon the surrender for exchange of Certificates, and such fractional share interests shall not entitle the owner thereof to vote or to have any rights of a stockholder of Parent or a holder of shares of Parent Common Stock.

(b) Notwithstanding anything contained in this Agreement to the contrary, each holder of shares of Company Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Parent Common Stock multiplied by (ii) the Parent Share Cash Value.

(c) As promptly as practicable after the determination of the amount of cash, if any, to be paid to holders of fractional interests, the Exchange Agent shall so notify Parent, and

Parent shall promptly deposit or cause the Surviving Corporation to deposit such amount with the Exchange Agent and shall cause the Exchange Agent to forward payments to such holders of fractional interests subject to and in accordance with the terms hereof.

Section 2.6 Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the holders of shares of Company Common Stock for 12 months after the Effective Time shall be delivered to Parent or otherwise on the instruction of Parent, and any holders of shares of Company Common Stock who have not theretofore complied with this Article II shall thereafter look only to Parent for, and Parent shall remain liable for, the Merger Consideration to which such holders are entitled pursuant to Section 1.8 and Section 2.2, and any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5 and any dividends or distributions with respect to shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3. Any such portion of the Exchange Fund remaining unclaimed by holders of shares of Company Common Stock five years after the Effective Time (or such earlier date immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Entity) shall, to the extent permitted by Law, become the property of the Surviving Corporation free and clear of any claims or interest of any Person previously entitled thereto.

Section 2.7 No Liability. None of Parent, Merger Sub, the Company, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any Merger Consideration from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

Section 2.8 Investment of the Exchange Fund. The Exchange Agent shall invest any cash included in the Exchange Fund as directed by Parent on a daily basis in (a) short term direct obligations of the United States of America with maturities of no more than 30 days, (b) short term obligations for which the full faith and credit of the United States of America is pledged to provide for payment of all principal and interest or (c) commercial paper obligations receiving the highest rating from either Moody’s Investor Services, Inc. or Standard & Poor’s; provided, however, that no gain or loss thereon shall affect the amounts payable to the Company stockholders pursuant to Article I and the other provisions of this Article II. If for any reason (including losses) the cash in the Exchange Fund will be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Parent shall promptly deposit cash into the Exchange Fund in an amount equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations. Any interest and other income resulting from such investments shall promptly be paid to Parent.

Section 2.9 Lost Certificates. If any Certificate has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond in such reasonable amount as the Surviving Corporation may direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall deliver in exchange for such lost, stolen or destroyed Certificate the Merger Consideration with respect to the shares of Company Common Stock formerly represented thereby, any cash in lieu of fractional shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.5 and unpaid dividends and distributions on shares of Parent Common Stock to which such holders are entitled pursuant to Section 2.3, as the case may be, deliverable in respect thereof, pursuant to this Agreement.

Section 2.10 Withholding Rights. Each of the Surviving Corporation, Parent and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Common Stock, Company Stock Options, Company Restricted Stock or any other Equity Interests in the Company such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code and the rules and regulations promulgated thereunder, or any provision of state, local or foreign Tax Law. To the extent that amounts are so withheld by the Surviving Corporation, Parent or the Exchange Agent, as the case may be, such withheld amounts shall be remitted to the applicable Governmental Entity and such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of shares of Company Common Stock, Company Stock Options, Company Restricted Stock or other Equity Interests in the Company, as the case may be, in respect of which such deduction and withholding was made by the Surviving Corporation or Parent.

Section 2.11 Further Assurances. After the Effective Time, the officers and directors of the Surviving Corporation will be authorized to execute and deliver, in the name and on behalf of the Company or Merger Sub, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Sub, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 2.12 Stock Transfer Books. The stock transfer books of the Company shall be closed at the close of business on the day on which the Effective Time occurs and there shall be no further registration of transfers of shares of Company Common Stock thereafter on the records of the Company. On or after the Effective Time, any Certificates presented to the Exchange Agent or Parent for any reason shall be converted into the Merger Consideration with respect to the shares of Company Common Stock or formerly represented thereby (including any cash in lieu of fractional shares of Parent Common Stock to which the holders thereof are entitled pursuant to Section 2.5) and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.3.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (i) as disclosed in the Company SEC Documents filed since January 1, 2012 but prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors” or “forward-looking statements”) or (ii) as set forth in the Company Disclosure Letter delivered by the Company to Parent prior to or concurrent with the execution of this Agreement (the “Company Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section of such Company Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), the Company hereby represents and warrants to Parent and Merger Sub as follows:

Section 3.1 Organization, Good Standing and Qualification.

(a) Each of the Company and its Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except with respect to the Company’s Subsidiaries, where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each of the Company and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) The Company has delivered or made available to Parent and Merger Sub a true and complete copy of the Company’s currently effective certificate of incorporation and bylaws, as amended and restated to the date of this Agreement. The Company’s certificate of incorporation and bylaws so delivered are in full force and effect and the Company is not in violation of its certificate of incorporation or bylaws.

(c) Section 3.1(c) of the Company Disclosure Letter lists, as of the date of this Agreement, (i) each Subsidiary of the Company and (ii) each Related Entity of the Company.

Section 3.2 Capital Structure.

(a) As of the close of business on April 29, 2013 (the “Capitalization Date”), the authorized capital stock of the Company consisted of (i) 200,000,000 shares of Company Common Stock, par value $0.001 per share, of which 46,623,161 shares were outstanding (inclusive of 1,982,687 shares of unvested Company Restricted Stock granted pursuant to the Company Stock Plans) and 267,781 shares were held in the treasury of the Company and (ii) 10,000,000 shares of preferred stock of the Company, par value $0.01 per share (“Company Preferred Stock”), of which no shares were outstanding. There are no other classes of capital stock of the Company authorized or outstanding. All issued and outstanding shares of the capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights.

(b) From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of shares of the capital stock or equity securities of the Company or any other securities of the Company other than issuances of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the

Capitalization Date under the Company Stock Plans. There were outstanding as of the Capitalization Date, no options, warrants, calls, commitments, agreements, arrangements, undertakings or any other rights to acquire capital stock from the Company other than Company Stock Options as set forth in Section 3.2(b) of the Company Disclosure Letter. Section 3.2(b) of the Company Disclosure Letter sets forth a complete and correct list, as of the Capitalization Date, of the number of shares of Company Common Stock subject to Company Stock Options, Company Restricted Stock or any other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise, the dates of grant, the extent to which such options are vested and, where applicable, the exercise prices thereof. Except as set forth in Section 3.2(b) of the Company Disclosure Letter, since the Capitalization Date through the date of this Agreement, the Company has not issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under the Company Stock Plans or otherwise. Immediately prior to the Closing, the Company will have provided to Parent a complete and correct list, as of the Closing, of the number of shares of Company Common Stock subject to Company Stock Options, Company Restricted Stock or any other rights to purchase or receive Company Common Stock granted under the Company Stock Plans or otherwise, the dates of grant, the extent to which such options are vested and, where applicable, the exercise prices thereof. No options, warrants, restricted stock units, calls, commitments, agreements, arrangements, undertakings or other rights to acquire capital stock from the Company, or other equity-based awards, have been issued or granted on or after the Capitalization Date through the date of this Agreement.

(c) No bonds, debentures, notes or other Indebtedness of the Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of the Company may vote are issued or outstanding.

(d) Except as otherwise set forth in this Section 3.2 or in Section 3.2(d) of the Company Disclosure Letter, as of the date of this Agreement, (i) there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries except for purchases, redemptions or other acquisitions of capital stock or other securities (A) required by the terms of the Company Benefit Plans, (B) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with the exercise of Company Stock Options or the vesting of Company Restricted Stock, or (C) as required by the terms of, or necessary for the administration of, any plans, arrangements or agreements existing on the date of this Agreement between the Company or any of its Subsidiaries and any director or employee of the Company or any of its Subsidiaries and (ii) there are no outstanding stock-appreciation rights, security-based performance units, shares of “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of the Company or any of its Subsidiaries (other than under the Company Stock Plans) or to cause the Company or any of its Subsidiaries to file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”).

(e) Except as set forth in this Section 3.2 or in Section 3.2(e) of the Company Disclosure Letter, as of the date of this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sale, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to any shares of Company Common Stock, Company Preferred Stock or other Equity Interests in the Company or any of its Subsidiaries.

(f) Section 3.2(f) of the Company Disclosure Letter sets forth, as of the date of this Agreement, for each of the Company’s Subsidiaries, (i) its authorized capital stock or other Equity Interests, (ii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iii) the record owner(s) thereof. The Company owns directly or indirectly, beneficially and of record, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Company’s Subsidiaries, free and clear of any Liens other than Permitted Liens, and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. Except for the ownership of Equity Interests in (A) the Company’s Subsidiaries and Related Entities and (B) investments in marketable securities and cash equivalents, none of the Company or any of its Subsidiaries owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other Person that is or would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. No Subsidiary of the Company owns any Company Common Stock or other Equity Interest in the Company.

Section 3.3 Corporate Authority.

(a) The Company has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject, assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.23, only to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding capital stock of the Company entitled to vote thereon (the “Company Stockholder Approval”), and to the filing and recording of the Certificate of Merger under the provisions of the DGCL. The Company Stockholder Approval is the only vote of the holders of any class or series of capital stock of the Company necessary to adopt, approve or authorize this Agreement, the Merger and the other transactions contemplated by this Agreement. This Agreement has been duly authorized and validly executed and delivered by the Company and, assuming due authorization, execution and delivery by Parent and Merger Sub, constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles (the “Bankruptcy and Equity Exception”).

(b) As of the date of this Agreement, the Company Board, by resolution duly adopted at a meeting duly called and held, has (i) approved and declared advisable this Agreement and the Merger and the other transactions contemplated by this Agreement; (ii) resolved to recommend adoption of this Agreement to the stockholders of the Company; and (iii) directed that this Agreement be submitted to the stockholders of the Company for adoption.

(c) Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.23, no “fair price,” “moratorium,” “control share acquisition” or other similar anti-takeover statute or regulation (each, a “Takeover Statute”) or any anti-takeover provision in the Company’s certificate of incorporation and bylaws is, or at the Effective Time will be, applicable to the Company Common Stock, the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties of Parent and Merger Sub set forth in Section 4.23, the Company Board has taken all action so that Parent will not be prohibited from entering into a “business combination” with the Company (as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby, without any further action on the part of the Company stockholders or the Company Board.

Section 3.4 Governmental Filings; No Violations, Etc.

(a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) pursuant to Section 1.3, (ii) under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), (iii) required to be made with the NASDAQ Stock Market (“NASDAQ”), (iv) for or pursuant to other applicable foreign securities Law approvals, state securities, takeover and “blue sky” Laws, and (v) as set forth in Section 3.4(a) of the Company Disclosure Letter, no notices, reports or other filings are required to be made by the Company with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by the Company from, any governmental or regulatory authority, agency, commission, body or other governmental entity (“Governmental Entity”), in connection with the execution and delivery of this Agreement by the Company and the consummation by the Company of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by the Company, the consummation by the Company of the Merger or any other transaction contemplated by this Agreement, or the Company’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both), (i) subject to obtaining the Company Stockholder Approval, conflict with or violate any provision of the Company’s certificate of incorporation or bylaws or any equivalent organizational or governing documents of any of the Company’s Subsidiaries; (ii) assuming that all consents, approvals, authorizations and permits described in this Section 3.4 have been obtained and all filings and notifications described in this Section 3.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to the Company or any of its Subsidiaries or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than Permitted Liens, upon any of the respective properties or assets of the Company or any of its Subsidiaries pursuant to, any Contract, permit or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, authorizations, permits, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.5 Company Reports; Financial Statements.

(a) Except as set forth in Section 3.5(a) of the Company Disclosure Letter, since January 1, 2011, the Company has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) (such documents and any other documents filed by the Company or any of its Subsidiaries with the Securities and Exchange Commission (the “SEC”), including exhibits and other information incorporated therein as they have been supplemented, modified or amended since the time of filing, collectively, the “Company SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Company SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. Each Company SEC Document to be filed subsequent to the date of this Agreement will have complied in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. None of the Company’s Subsidiaries is required to make any filings with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included in the Company SEC Documents (together with the related notes and schedules thereto, collectively, the “Company Financial Statements”) (A) have been prepared from, and are in accordance with, the books and records of the Company and the Company’s Subsidiaries in all material respects, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments) and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of the Company and its Subsidiaries as of the dates and for the periods referred to therein.

(b) The Company is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(c) The Company’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are reasonably designed to ensure that all material information required to be disclosed by the Company in the reports it files or furnishes under the Exchange Act is made known to the chief executive officer and the chief financial officer of the Company by others within the Company to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. The Company has evaluated the effectiveness of the Company’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Company SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting, to its outside auditors and the audit committee of the Company Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that would reasonably be expected to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. There has not been any such disclosure made by management to the Company’s outside auditors or the audit committee of the Company Board since January 1, 2011.

(d) To the Company’s Knowledge, none of the Company SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. The Company has made available to Parent true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2011 through the date of this Agreement relating to the Company SEC Documents and all written responses of the Company thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Company SEC Documents other than confidential treatment requests. To the Company’s Knowledge, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of the Company.

Section 3.6 Absence of Certain Changes. Since December 31, 2012 through the date of this Agreement, (a) the business of the Company and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) there has not been any event, occurrence, development or state of circumstances or facts or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.7 No Undisclosed Material Liabilities. There are no liabilities or obligations of the Company or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (a) liabilities or obligations disclosed and provided for in the balance sheets included in the Company Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement; (b) liabilities or obligations incurred in accordance with or in connection with this Agreement; (c) liabilities or obligations incurred since December 31, 2012 in the ordinary course of business consistent with past practice; and (d) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among the Company and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of its Subsidiaries, in the Company Financial Statements or the Company SEC Documents.

Section 3.8 Litigation.

(a) As of the date of this Agreement, except as set forth in Section 3.8(a) of the Company Disclosure Letter, there are no civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings by or before any Governmental Entity or arbitrator (collectively, “Actions”) pending or, to the Company’s Knowledge, threatened against the Company or any of its Subsidiaries or any of their respective assets or properties that if determined adversely to the Company would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) As of the date of this Agreement, neither the Company nor any of its Subsidiaries or, to the Company’s Knowledge, any of their respective assets or properties, is subject to any outstanding Order, writ, injunction, decree or arbitration ruling, award or other finding that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) For the avoidance of doubt, the provisions of this Section 3.8 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by the Company and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials are solely and exclusively made in Section 3.17 of this Agreement.

Section 3.9 Compliance with Laws.

(a) The Company and each of its Subsidiaries are in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same which, in each case, would reasonably be expected to have a Company Material Adverse Effect. To the Company’s Knowledge, the Company is in material compliance with the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations thereunder.

(b) For the avoidance of doubt, the provisions of this Section 3.9 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by the Company and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials are solely and exclusively made in Section 3.17.

Section 3.10 Properties.

(a) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company or one of its Subsidiaries, as the case may be, (i) holds good and valid title to all of the properties and assets reflected in the December 31, 2012 balance sheet included in the Company SEC Documents as being owned by the Company or one of its Subsidiaries or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business) (collectively, with respect to real property, the “Owned Real Property”), free and clear of all Liens, except for Permitted Liens and other matters described in Section 3.10(a) of the Company Disclosure Letter; (ii) holds the Owned Real Property, or any portion thereof or interest therein, free of any outstanding options or rights of first refusal or offer to purchase or lease; (iii) is the lessee or permittee of all leasehold estates reflected in the December 31, 2012 financial statements included in the Company SEC Documents or acquired after the date thereof that are material to the Company’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) (collectively, with respect to real property, the “Leased Real Property”); (iv) is in possession of the Leased Real Property, and each lease underlying the Leased Real Property is valid and in full force and effect, constitutes a valid and binding obligation of the Company or the applicable Subsidiary of the Company, subject to the Bankruptcy and Equity Exception; and (v) has not received any written notice of termination or cancellation of or of a breach or default in connection with the Company Leased Real Property.

(b) For the avoidance of doubt, the provisions of this Section 3.10 do not apply to the Oil and Gas Properties of the Company or its Subsidiaries, as representations and warranties made by the Company and its Subsidiaries with regard to all oil and gas matters are solely and exclusively made in Section 3.15.

Section 3.11 Contracts.

(a) As of the date of this Agreement, except as set forth as an exhibit to the Company SEC Documents or on Section 3.11(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any:

(i) Contracts relating to Indebtedness for borrowed money or any guarantee of any Indebtedness for borrowed money (other than in respect of Indebtedness for borrowed money of a wholly-owned Subsidiary of the Company) in excess of $1,000,000;

(ii) Non-competition agreements or any other agreements or arrangements that materially limit or otherwise materially restrict the Company or any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that, to the Company’s Knowledge, would, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Corporation) or any successor thereto, in each case from engaging or competing in any line of business or in any geographic area, which agreement or arrangements would reasonably be expected to materially limit, materially restrict or materially conflict with the business of Parent and its Subsidiaries, taken as a whole (including for purposes of such determination, the Surviving Corporation and its Subsidiaries), after giving effect to the Merger;

(iii) Contracts required to be filed as an exhibit to the Company’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(iv) Contracts, including Company Oil and Gas Agreements, where the Company or any of its Subsidiaries has received or expects to receive $1,000,000 or more in revenues pursuant to such agreements in the current fiscal year;

(v) Contracts with respect to the receipt of any goods and services involving a payment of $1,000,000 or more per annum;

(vi) Joint venture, alliance, partnership or limited liability company agreements or similar Contracts relating to the formation, creation, operation, management or control of any joint venture, alliance, partnership or limited liability company that (A) is material to the Company, any of its Subsidiaries or any of the Oil and Gas Properties of the Company or any of its Subsidiaries; (B) is material to any investment in, or other commitment to, any Related Entity of the Company; or (C) would reasonably be expected to require the Company or its Subsidiaries to make expenditures in excess of $1,000,000 or more in the current fiscal year; or

(vii) Contracts that would prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(b) All Contracts to which the Company or any of its Subsidiaries is a party to or bound by as of the date of this Agreement that are either (i) of the type described in clause (a) above or (ii) material Company Oil and Gas Agreements relating to Oil and Gas Properties of the Company and its Subsidiaries are referred to herein as the “Company Material Contracts.” Except, in each case, as has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Material Contracts are valid and binding on the Company and/or the relevant Subsidiary of the Company that is a party thereto and, to the Company’s Knowledge, each other party thereto, subject to the Bankruptcy and Equity Exception, (ii) all Company Material Contracts are in full force and effect, (iii) the Company and each of its Subsidiaries has performed all material obligations required to be performed by them under the Company Material Contracts to which they are parties, (iv) to the Company’s Knowledge, each other party to a Company Material Contract has performed all material obligations required to be performed by it under such Company Material Contract and (v) no party to any Company Material Contract has given the Company or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Company Material Contract and neither the Company nor any of its Subsidiaries, nor, to the Company’s Knowledge, any other party to any Company Material Contract, has repudiated in writing any material provision thereof. Neither the Company nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under or permit termination, modification or acceleration under) any Company Material Contract or any other Contract to which the Company or any of its

Subsidiaries is a party or by which the Company, any of its Subsidiaries or any of their respective material properties or assets is bound, except for violations or defaults that are not, individually or in the aggregate, reasonably likely to result in a Company Material Adverse Effect.

Section 3.12 Employee Benefit Plans.

(a) Section 3.12(a) of the Company Disclosure Letter, sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder (“ERISA”) (whether or not subject to ERISA), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of the Company or any ERISA Affiliate, which are now maintained, sponsored or contributed to by the Company or any ERISA Affiliate, or under which the Company or any ERISA Affiliate has any material obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements (each, a “Company Benefit Plan”), excluding Foreign Benefit Plans. For purposes of this Agreement, the term “Foreign Benefit Plans” shall mean those Company Benefit Plans maintained, sponsored or contributed to primarily for the benefit of current or former employees of the Company or any ERISA Affiliate who are or were regularly employed outside the United States (but which shall exclude any such Company Benefit Plans to the extent required by applicable foreign Law to be so maintained, sponsored or contributed to). Not more than 20 Business Days after the date of this Agreement, the Company shall deliver a true, complete and correct list of each Foreign Benefit Plan to Parent. For purposes of this Section 3.12 and Section 4.12, “ERISA Affiliate” shall mean any entity (whether or not incorporated) that, together with any other entity, is considered under common control and treated as one employer under Sections 414(b) or (c) of the Code. The Company has no express or implied commitment to terminate or modify or change any Company Benefit Plan, other than with respect to a termination, modification or change required by ERISA or the Code or which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b) Except as set forth in Section 3.12(b) of the Company Disclosure Letter, with respect to each Company Benefit Plan (other than any Foreign Benefit Plan), the Company has made available to Parent true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Company Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the Internal Revenue Service (the “IRS”); (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or other funding arrangements; (vii) any notices to or from the IRS or any office or Representative of the Department of Labor, Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Entity relating to any unresolved compliance issues in respect of any such Company Benefit Plan; and (viii) all material amendments, modifications or supplements to any Company Benefit Plan. With respect to each Foreign Benefit Plan, the Company will provide to Parent not more than 20 Business Days after the date of this Agreement the items identified in each of clauses (i) through (viii) above, to the extent applicable.

(c) Except as set forth in Section 3.12(c) of the Company Disclosure Letter, each Company Benefit Plan has been administered in all material respects in accordance with its terms, applicable Law (including Section 409A of the Code) and any applicable collective bargaining agreement, including, in all material respects, timely filing of all Tax, annual reporting and other governmental filings required by ERISA and the Code and timely contribution (or, if not yet due, proper financial reporting) of any amounts required to be made under the terms of any of the Company Benefit Plans as of the date of this Agreement. With respect to the Company Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which the Company or any of its Subsidiaries would be subject to any liability that, individually or in the aggregate, would reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole. Each Company Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to the Company’s Knowledge, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan. None of the Company or any of its Subsidiaries has received notice of and, to the Company’s Knowledge, there are no audits or investigations by any Governmental Entity with respect to, or other Actions against or involving any Company Benefit Plan or asserting rights or claims to benefits under any Company Benefit Plan (other than routine claims for benefits payable in the normal course). Other than as set forth in Section 3.12(c) of the Company Disclosure Letter, each Company Benefit Plan subject to ERISA that provides retiree healthcare or life insurance benefits in the United States provides by its terms that it may be amended or terminated without material liability to the Company or any of its Subsidiaries at any time after the Effective Time (other than as required by applicable Law).

(d) Except as set forth in Section 3.12(d) of the Company Disclosure Letter, no Company Benefit Plan is a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code and neither the Company nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to, or has any liability with respect to, a “multiemployer plan” or “multiple employer plan.”

(e) Except as set forth in Section 3.12(e) of the Company Disclosure Letter, neither the Company nor any ERISA Affiliate maintains or contributes to, or in the past has maintained or contributed to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. With respect to each plan set forth in Section 3.12(e) of the Company Disclosure Letter that is subject to Section 412 of the Code or Section 302 of Title IV of ERISA, except to the extent that the event or condition in question would not give rise to a Company Material Adverse Effect, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder which required a notice to the PBGC which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute involuntary termination proceedings with respect to any Company Benefit Plan that is subject to Title IV of ERISA; (iii) all premiums to the PBGC have been timely paid in full; (iv) there has not been a partial termination; and (v) none of the following events has occurred: (A) the filing of a notice of intent to terminate, (B) the treatment of an amendment to such a Company Benefit Plan as a termination under Section 4041 of ERISA or (C) the commencement of proceedings by the PBGC to terminate such a Company Benefit Plan and, to the Company’s Knowledge, no condition exists that presents a substantial risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan.

(f) Except as set forth in Section 3.12(f) of the Company Disclosure Letter, the execution of this Agreement or the consummation of the Merger will not constitute an event that, either alone or in conjunction with any other event, will or may result in (i) any payment, acceleration, termination, forgiveness of Indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any current or former employee or other personnel of the Company or any of its Subsidiaries, (ii) any amount failing to be deductible by reason of Section 280G of the Code or (iii) the provision of any reimbursement of excise Taxes under Section 4999 of the Code or any income Taxes under the Code.

(g) (i) Each Foreign Benefit Plan has been established, maintained and administered in compliance with its terms and all applicable Laws and Orders of any controlling Governmental Entity; (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each Foreign Benefit Plan required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Law.

Section 3.13 Labor Matters. Each of the Company and its Subsidiaries is in material compliance with all applicable Laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. Except as specifically identified on Section 3.13 of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any labor union or collective bargaining agreement. There is no unfair labor practice charge pending or, to the Company’s Knowledge, threatened which if determined adversely to the Company or its Subsidiaries would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. To the Company’s Knowledge, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization (a) seeking recognition of a collective bargaining unit with respect to any of the employees of the Company or any of its Subsidiaries or (b) compelling the Company or any of its Subsidiaries to bargain with any such labor union, works council or labor organization. There are no material strikes, slowdowns, walkouts, work stoppages or other labor-related controversies pending or, to the Company’s Knowledge, threatened and neither the Company nor any of its Subsidiaries has experienced any such strike, slowdown, walkout, work stoppage or other labor-related controversy within the past three years.

Section 3.14 Tax.

(a) Except to the extent reserved for in the most recent Company Financial Statements, the Company and each of its Subsidiaries have timely filed, or have caused to be timely filed, all material Tax Returns required to be filed, all such Tax Returns are true, complete and accurate in all material respects, and all material amounts of Taxes shown to be due on such Tax Returns, or otherwise owed, have been or will be timely paid. The Company and each of its Subsidiaries, with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than an extension attributable to an extension to file any such Tax Returns. The Company and each of its Subsidiaries have withheld and paid to the appropriate taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other Third Party and have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(b) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Tax Authority has asserted, or threatened in writing to assert, a Tax liability (exclusive of interest) in connection with an audit or other administrative or court proceeding involving Taxes of the Company or any of its Subsidiaries, (ii) neither the Company nor any of its Subsidiaries has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code within the preceding five years, (iii) neither the Company nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b), (iv) neither the Company nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than an agreement or arrangement solely among the members of a group the common parent of which is the Company or any of its Subsidiaries), or has any liability for Taxes of any Person (other than the Company or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise, and (v) except as set forth in Section 3.14(b) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has any net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code or the federal consolidated return regulations (or any corresponding or similar provision of the state, local or foreign income Tax Law), other than limitations as a result of the transactions contemplated by this Agreement.

Section 3.15 Oil and Gas Matters.

(a) For purposes of this Agreement, “Company Oil and Gas Agreements” means the following types of Contracts to which the Company or any of its Subsidiaries is a party, whether as an original party, by succession or assignment or otherwise, with respect to the Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report: oil and gas leases, joint ventures, farm-in and farm-out agreements, agreements providing for an overriding royalty interest, agreements providing for a royalty interest, agreements providing for a net profits interest, crude oil or natural gas sales or purchase contracts, joint operating agreements, unit operating agreements, unit agreements, field equipment leases, agreements involving gas gathering, gas purchasing, or the marketing, transportation and/or processing of production, agreements containing obligations to drill additional wells or conduct other material development operations after the Effective Time, and agreements providing for an area of mutual interest or restricting the Company’s ability to operate, obtain, explore for or develop interests in a particular geographic area. Complete copies of all material Company Oil and Gas Agreements related to Oil and Gas Properties of the Company and its Subsidiaries have been made available to Parent.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, the factual, non-interpretive data provided by the Company to Netherland, Sewell & Associates, Inc. (“NSAI”) relating to the Oil and Gas Properties of the Company and its Subsidiaries on which the reserve report prepared by NSAI referred to in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2012 (the “Company Reserve Report”) relied was accurate in all material respects at the time such data was provided to NSAI. With respect to the proved reserves reflected in the Company Reserve Report, the Company Reserve Report conforms in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC. Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, with respect to each lease, unit or well, the Company and its Subsidiaries are (i) entitled to not less than the “net revenue interest” and (ii) obligated to bear a percentage of the costs and expenses relating to the maintenance, development, operation and production of Hydrocarbons in an amount not greater than the “working interest”, in each case as shown on the Company Reserve Report. Except as set forth in Section 3.15(b) of the Company Disclosure Letter and except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry, capital investment and normal depletion by production, and except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, there has been no change in respect of the matters addressed in the Company Reserve Report.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, all material items of operating equipment, pipelines and facilities owned or leased by the Company or any of its Subsidiaries and used in the operation of the Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report are, in the aggregate, in a state of repair so as to be adequate to carry on the businesses of the Company and its Subsidiaries as presently conducted.

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, and except for goods and other property sold, used or otherwise disposed of since the date of the Company Reserve Report in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in the Company SEC Documents, as of the date of this Agreement, the Company and its Subsidiaries own or have valid leases in or contractual rights to use all material operating equipment, pipelines and facilities used in the operation of their respective Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report in the manner in which such properties were operated as of the date of this Agreement.

(e) Except for property sold or otherwise disposed of since the date of the Company Reserve Report in the ordinary course of business or reflected as having been sold or otherwise disposed of in the Company SEC Documents, as of the date of this Agreement, the Company and its Subsidiaries have Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report, in each case relating to the interests referred to therein as of the date of such report, and in each case as attributable to interests owned by the Company and its Subsidiaries, free and clear of any Liens, except (i) Liens reflected in the Company SEC Documents filed prior to the date of this Agreement, (ii) Permitted Liens, and (iii) such imperfections of title, easements, Liens, government or tribal approvals or other matters and failures of title as could not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(f) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect or as set forth in Section 3.15(f) of the Company Disclosure Letter, the Company and its Subsidiaries have paid all material royalties, overriding royalties and other burdens on production due by the Company and its Subsidiaries with respect to their respective Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report (other than items that are being held in suspense).

(g) There are no assets constituting the Company’s Oil and Gas Properties (i) that are currently required to be Decommissioned pursuant to Laws or applicable Contracts that have not been Decommissioned, which failure to Decommission constitutes a Company Material Adverse Effect; (ii) that formerly produced but that are currently shut in or temporarily abandoned not in compliance with Laws and applicable Contracts, which noncompliance constitutes a Company Material Adverse Effect; or (iii) that have been Decommissioned but that have not been Decommissioned in compliance with Laws and applicable Contracts, which noncompliance constitutes a Company Material Adverse Effect.

(h) The letters of credit and bonds set forth on Section 3.15(h) of the Company Disclosure Letter are all of the bonds, letters of credit and any other form of financial assurance (“Financial Assurance”) posted or provided by the Company and its Subsidiaries with or to any Governmental Entity or Third Party which are required to be posted or provided in compliance with Laws or applicable Contracts and related to the Oil and Gas Properties operated by the Company or any of its Subsidiaries.

(i) To the Company’s Knowledge, none of the material Oil and Gas Properties of the Company and its Subsidiaries forming the basis for the reserves reflected in the Company Reserve Report is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement.

(j) Except as disclosed in Section 3.15(j) of the Company Disclosure Letter, to the Company’s Knowledge, none of the Oil and Gas Properties of the Company and its Subsidiaries forming the basis for the reserves reflected in the Company Reserve Report is subject to any tax partnership agreement or other provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(k) None of the Company or any of its Subsidiaries has received any material advance, take-or-pay or other similar payments that entitle purchasers of production from the Oil and Gas Properties forming the basis for the reserves reflected in the Company Reserve Report to receive deliveries of Hydrocarbons without paying therefor.

(l) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, none of the Company or any of its Subsidiaries has made any election as of the date of this Agreement to not participate in any operation or activity proposed with respect to their Oil and Gas Properties which could result in their interests in such Oil and Gas Properties being subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

(m) Section 3.15(m) of the Company Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all authorities for expenditures or capital commitments relating to the Oil and Gas Properties of the Company and its Subsidiaries that bind the Company or its Subsidiary to spend, individually or in the aggregate, more than $1,000,000 on drilling or reworking wells or on other capital projects from and after the date of this Agreement.

Section 3.16 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, (i) to the Company’s Knowledge, the Company and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, other than Permitted Liens), all Intellectual Property used in its business as currently conducted; (ii) to the Company’s Knowledge, the conduct of its business as currently conducted, including the use of any Intellectual Property by the Company and its Subsidiaries, does not infringe on, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which the Company or any Subsidiary acquired the right to use any Intellectual Property; (iii) to the Company’s Knowledge, no Person is challenging, infringing on, misappropriating or otherwise violating any right of the Company or any of its Subsidiaries with respect to any Intellectual Property owned by the Company or its Subsidiaries; and (iv) to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, Order or proceeding with respect to any Intellectual Property used by the Company and its Subsidiaries and to its Knowledge no Intellectual Property owned by the Company or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(b) The Company and its Subsidiaries have taken reasonable steps to protect the confidentiality and value of all material trade secrets and any other material confidential information that are owned, used or held by the Company and its Subsidiaries in confidence, including entering into licenses and Contracts that require licensees, contractors, and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets. To the Company’s Knowledge, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to a valid and appropriate non-disclosure agreement, license or any other appropriate Contract which has not been breached.

(c) The consummation of the transactions contemplated by this Agreement will not diminish or terminate the ownership of or rights in any material Intellectual Property owned or used by the Company or its Subsidiaries in their respective businesses as currently conducted and, except as would not reasonably be expected to have a Company Material Adverse Effect, to the Company’s Knowledge, after the Closing Date the Company and its Subsidiaries will have the right to use such Intellectual Property on the same basis as prior to the consummation of the transactions contemplated by this Agreement.

Section 3.17 Environmental Matters.

(a) The Company and its Subsidiaries are in compliance with all Environmental Laws, and to the Company’s Knowledge, with respect to any surviving time periods specified in all applicable statutes of limitation, any past noncompliance by the Company and its Subsidiaries with Environmental Laws has been resolved, except for any failure to comply or to resolve past noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company and its Subsidiaries has, as applicable, developed and submitted or obtained, maintained and complied with all Environmental Permits necessary for the conduct and operation of its business as currently conducted and operated, and the Company or any applicable Subsidiary of the Company has not received any notice that any such Environmental Permit is not in full force and effect; and (ii) no such Environmental Permit is or will be subject to review, revision, major modification, voidance or prior consent by any Governmental Entity as a result of the consummation of the transactions contemplated by this Agreement.

(c) None of the Company or any of its Subsidiaries has received any notice of any violation of, or liability under, Environmental Laws or Environmental Permits or with respect to Hazardous Materials or the posting or provision of the Company’s Financial Assurance or performance of Decommissioning for Oil and Gas Properties operated by the Company or any of its Subsidiaries as required under Laws or applicable Contracts, which violations or liabilities would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(d) Except as set forth in Section 3.17(d) of the Company Disclosure Letter, there are no pending or, to the Company’s Knowledge, threatened civil, criminal or administrative Actions, notices of violation, arbitrations or demand letters pursuant to Environmental Laws or Environmental Permits or with respect to Hazardous Materials or the posting or provision of the Company’s Financial Assurance or performance of Decommissioning for Oil and Gas Properties operated by the Company or any of its Subsidiaries as required under Laws or applicable Contracts, which, in each instance, is alleged against the Company or any of its Subsidiaries or, to the Company’s Knowledge, related to the Owned Real Property or the Leased Real Property or any other property previously owned or operated by the Company or any of its Subsidiaries for which the Company or any of its Subsidiaries retains any liabilities and that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e) Neither the Company nor any of its Subsidiaries has received written notice of a release and, to the Company’s Knowledge, none of them has other notice of a release of any Hazardous Materials on, at, or from the Owned Real Property, the Leased Real Property, or their Oil and Gas Properties, except for any release (i) that is (A) in compliance with Environmental Laws or Environmental Permits and (B) occurring in a manner or in quantities or locations that would not require any investigation or remediation of soil or groundwater or any other environmental media, including in an offshore environment, under Environmental Laws, or (ii) that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(f) Neither the Company nor any of its Subsidiaries has transported or disposed of, or arranged for the transport or disposal of any Hazardous Material at or to any off-site location which, to the Company’s Knowledge, has resulted in, or would reasonably be expected to result in, a liability to the Company that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(g) To the Company’s Knowledge, there are no Liens applicable to any Owned Real Property, Leased Real Property or its Oil and Gas Properties arising out of or pursuant to Environmental Laws that have had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h) To the Company’s Knowledge, there are no other circumstances or conditions relating to the Company’s Owned Real Property, Leased Real Property or its Oil and Gas Properties or the Company’s operations associated therewith, including with respect to Environmental Permits, Hazardous Materials, the Company’s Financial Assurances and Decommissioning that have resulted in or would reasonably be expected to result in, the Company incurring a liability or obligation, pursuant to any Environmental Laws and that has had, or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i) The Company has provided to Parent true and complete copies of, or access to, all written environmental assessment reports that have been prepared by or on behalf of the Company or any of its Subsidiaries and that are in the Company’s or any of its Subsidiaries’ possession.

Section 3.18 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (a) each insurance policy under which the Company or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and the Company and its Subsidiaries are in compliance with the terms and conditions of such Insurance Policy; (b) neither the Company nor any of its Subsidiaries is in breach or default under any Insurance Policy; and (c) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under any Insurance Policy.

Section 3.19 Regulatory Matters; Permits.

(a) Neither the Company nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005. All natural gas pipeline systems and related facilities constituting the Company’s or any of its Subsidiaries’ properties are (A) “gathering facilities” that are exempt from regulation by the Federal Energy Regulatory Commission (“FERC”) under the Natural Gas Act of 1938, as amended; and (B) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each of the Company and its Subsidiaries holds all licenses, permits, franchises, variances, registrations, exemptions, Orders and other governmental authorizations, consents, approvals and clearances, and has submitted notices to, all Governmental Entities necessary for the lawful operating of the businesses of the Company or any of its Subsidiaries as currently conducted (the “Company Permits”), and all such Company Permits are valid, and in full force and effect. Since January 1, 2011, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Company Permit except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all Company Permits, and no event has occurred that, to the Company’s Knowledge, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Company Permit, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c) For the avoidance of doubt, the provisions of this Section 3.19 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by the Company and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials, are solely and exclusively made in Section 3.17 of this Agreement.

Section 3.20 Interested Party Transactions. Except as disclosed in Section 3.20 of the Company Disclosure Letter, since January 1, 2011, there have been no transactions, agreements, arrangements or understandings between the Company or any of its Subsidiaries on the one hand, and the Affiliates of the Company on the other hand (other than the Company’s Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K under the Exchange Act and that has not been so disclosed.

Section 3.21 Company Information. The information relating to the Company or any Subsidiary of the Company to be included or incorporated by reference in the Joint Proxy Statement and the Form S-4 will not, at the time the Form S-4 is declared effective, the time the Joint Proxy Statement is first mailed to stockholders of the Company and Parent and the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The information relating to the Company or any Subsidiary of the Company that is provided or to be provided by the Company or its Representatives for inclusion in any document (other than the Form S-4) filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents that the Company is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated hereby (including the Joint Proxy Statement and the Form S-4) (except for such portions thereof that relate only to Parent, Merger Sub or any of their Subsidiaries) will comply as to form and substance in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 3.22 Derivatives. Section 3.22 of the Company Disclosure Letter contains an accurate and complete list of all outstanding Derivative positions of the Company and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of the Company and its Subsidiaries, as of the date reflected therein.

Section 3.23 Company Ownership of Parent Securities. Prior to the Parent Board approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither the Company nor any of its Subsidiaries, alone or together with any other Person, was at any time, or became, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) thereunder or has taken any action that would cause any anti-takeover statute under the DGCL or other applicable state Law to be applicable to this Agreement, the Merger, or any of the transactions contemplated hereby. None of the Company or any of its Subsidiaries has any direct or indirect beneficial ownership, or sole or shared voting power, with respect to any shares of Parent Common Stock.

Section 3.24 Opinion of Financial Advisor. The Company has received the opinion of Barclays Capital Inc., financial advisor to the Company (the “Company Financial Advisor”), to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair to the Company’s stockholders from a financial point of view.

Section 3.25 Brokers and Finders. Neither the Company nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement, except that the Company has retained the Company Financial Advisor, and the Company has heretofore made available to Parent a true and complete copy of all agreements between the Company and the Company Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

Section 3.26 Related Entity Representations.

(a) Except as set forth in Section 3.26(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has (i) any obligation or has made any commitment to acquire any Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in any of the Company’s Related Entities or any Subsidiary of any such Related Entities; (ii) any indemnity obligations, or any guarantees of any Indebtedness for borrowed money with respect to any of the Company’s Related Entities or any Subsidiary of any such Related Entities; or (iii) as of the date of this Agreement, any material outstanding payables, receivables, loans, advances or other accounts, in each case with respect to any of the Company’s Related Entities or any Subsidiary of any such Related Entities.

(b) Except as set forth in Section 3.26(b) of the Company Disclosure Letter, to the Company’s Knowledge, neither the Company nor any of its Subsidiaries has any obligations or liabilities, whether actual or contingent, with respect to any incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements with respect to any of the Company’s Related Entities or any Subsidiary of any such Related Entities.

(c) Section 3.26(c) of the Company Disclosure Letter sets forth a true and correct list of all Contracts between the Company and/or any of its Subsidiaries and any of the Company’s Related Entities or any Subsidiary of any such Related Entities (the “Company Related Entity Contracts”). Except, in each case, as has not, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) all Company Related Entity Contracts are valid and binding on the Company and/or the relevant Subsidiary of the Company that is a party thereto and, to the Company’s Knowledge, each other party thereto, subject to the Bankruptcy and Equity Exception; (ii) all Company Related Entity Contracts are in full force and effect; (iii) the Company and each of its Subsidiaries have performed all material obligations required to be performed by them under the material Company Related Entity Contracts to which they are parties; and (iv) to the Company’s Knowledge, each other party to a material Company Related Entity Contract has performed all material obligations required to be performed by it under such material Company Related Entity Contract.

(d) Section 3.26(d) of the Company Disclosure Letter sets forth, as of the date of this Agreement, for each of the Company’s Related Entities, the number of outstanding shares of capital stock or other Equity Interests and type(s) of such shares or other Equity Interests owned by the Company or its Subsidiaries. The Company owns directly or indirectly, beneficially and of record, all of such shares of capital stock or other Equity Interests, free and clear of any Liens other than Permitted Liens and Liens created under the applicable Company Related Entity Contracts.

Section 3.27 No Additional Representations.

(a) Except for the representations and warranties made in this Article III, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or Related Entities or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Sub, or any of their Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or Related Entities or their respective businesses; or (b) except for the representations and warranties made by the Company in this Article III, any oral or written information presented to Parent, Merger Sub or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) The Company acknowledges and agrees that it has (i) had the opportunity to meet with the management of Parent and to discuss the business, assets and liabilities of Parent and its Subsidiaries and Related Entities; (ii) been afforded the opportunity to ask questions of and receive answers from officers of Parent; and (iii) conducted its own independent investigation of Parent and its Subsidiaries and Related Entities, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.

(c) Notwithstanding anything contained in this Agreement to the contrary, the Company acknowledges and agrees that none of Parent, Merger Sub or any other Person has made or is making any representations or warranties relating to Parent or its Subsidiaries (including Merger Sub) or Related Entities whatsoever, express or implied, beyond those expressly given by Parent and Merger Sub in Article IV, including any implied representation or warranty as to the accuracy or completeness of any information regarding Parent furnished or made available to the Company, or any of its Representatives. Without limiting the generality of the foregoing, the Company acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to the Company or any of its Representatives.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except (i) as disclosed in the Parent SEC Documents filed since June 30, 2012 but prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors” or “forward-looking statements”) or (ii) as set forth in the Parent Disclosure Letter delivered by Parent to the Company prior to or concurrent with the execution of this Agreement (the “Parent Disclosure Letter”), which identifies items of disclosure by reference to a particular section or subsection of this Agreement (provided, however, that any information set forth in one section of such Parent Disclosure Letter also shall be deemed to apply to each other section and subsection of this Agreement to which its relevance is reasonably apparent), each of Parent and Merger Sub hereby represents and warrants to the Company as follows:

Section 4.1 Organization, Good Standing and Qualification.

(a) Each of Parent and Merger Sub and Parent’s Subsidiaries is a corporation duly organized, validly existing and in good standing (with respect to jurisdictions that recognize the concept of good standing) under the Laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own, lease and operate its properties and assets and to carry on its business as presently conducted, except with respect to Parent’s Subsidiaries, where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each of Parent and its Subsidiaries is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions that recognize the concept of good standing) as a foreign corporation in each jurisdiction where the ownership, leasing or operation of its assets or properties or conduct of its business requires such qualification, except where the failure to be so organized, qualified or in good standing, or to have such power or authority when taken together with all other such failures, has not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Parent has delivered or made available to the Company a true and complete copy of Parent’s currently effective certificate of incorporation and bylaws, as amended and restated to the date of this Agreement. Parent’s certificate of incorporation and bylaws so delivered are in full force and effect and Parent is not in violation of its certificate of incorporation or bylaws.

(c) Section 4.1(c) of the Parent Disclosure Letter lists, as of the date of this Agreement, (i) each Subsidiary of Parent and (ii) each Related Entity of Parent.

Section 4.2 Capital Structure.

(a) As of the close of business on the Capitalization Date, the authorized capital stock of Parent consisted of (i) 50,000,000 shares of Parent Common Stock, of which 15,194,952 shares were outstanding and 4,940,155 shares were held in the treasury of Parent and (ii) 5,000,000 shares of preferred stock of Parent, par value $0.04 per share (“Parent Preferred Stock”), of which no shares were outstanding or held in the treasury of Parent. There are no other classes of capital stock of Parent authorized or outstanding. All issued and outstanding shares of the capital stock of Parent are, and when shares of Parent Common Stock are issued in connection with the Merger or pursuant to Section 1.8 and Section 1.9, such shares will be, duly authorized, validly issued, fully paid and non-assessable, and no class of capital stock is entitled to preemptive rights.

(b) From the close of business on the Capitalization Date through the date of this Agreement, there have been no issuances of shares of the capital stock or equity securities of Parent or any other securities of Parent other than issuances of shares of Parent Common Stock pursuant to the exercise of Parent Stock Options outstanding as of the Capitalization Date under the Company Stock Plans. There were outstanding as of the Capitalization Date, no options, warrants, calls, commitments, agreements, arrangements, undertakings or any other rights to acquire capital stock from Parent other than Parent Stock Options as set forth in Section 4.2(b) of the Parent Disclosure Letter. Section 4.2(b) of the Parent Disclosure Letter sets forth a complete and correct list, as of the Capitalization Date, of the number of shares of Parent Common Stock subject to Parent Stock Options, restricted shares of Parent Common Stock (“Parent Restricted Stock”) or any other rights to purchase or receive Parent Common Stock granted under the Parent Stock Plans or otherwise, the dates of grant, the extent to which such options are vested and, where applicable, the exercise prices thereof. Except as set forth in Section 4.2(b) of the Parent Disclosure Letter, since the Capitalization Date through the date of this Agreement, Parent has not issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under the Parent Stock Plans or otherwise. Immediately prior to the Closing, Parent will have provided to the Company a complete and correct list, as of the Closing, of the number of shares of Parent Common Stock subject to Parent Stock Options, Parent Restricted Stock or any other rights to purchase or receive Parent Common Stock granted under the Parent Stock Plans or otherwise, the dates of grant, the extent to which such options are vested and, where applicable, the exercise prices thereof. No options, warrants, restricted stock units, calls, commitments, agreements, arrangements, undertakings or other rights to acquire capital stock from Parent, or other equity-based awards, have been issued or granted on or after the Capitalization Date through the date of this Agreement.

(c) No bonds, debentures, notes or other Indebtedness of Parent having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of Parent may vote are issued or outstanding.

(d) Except as otherwise set forth in this Section 4.2 or in Section 4.2(d) of the Parent Disclosure Letter, as of the date of this Agreement, (i) there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock of Parent or any of its Subsidiaries except for purchases, redemptions or other acquisitions of capital stock or other securities (A) required by the terms of the Parent Benefit Plans, (B) in order to pay Taxes or satisfy withholding obligations in respect of such Taxes in connection with the exercise of Parent Stock Options or the vesting of Parent Restricted Stock, or (C) as required by the terms of, or necessary for the administration of, any plans, arrangements or agreements existing on the date of this Agreement between Parent or any of its Subsidiaries and any director or employee of Parent or any of its Subsidiaries and (ii) there are no outstanding stock-appreciation rights, security-based performance units, shares of “phantom” stock or other security rights or other agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any Person is or may be entitled to receive any payment or other value based on the stock price performance of Parent or any of its Subsidiaries (other than under the Parent Stock Plans) or to cause Parent or any of its Subsidiaries to file a registration statement under the Securities Act.

(e) Except as set forth in this Section 4.2 or in Section 4.2(e) of the Parent Disclosure Letter, as of the date of this Agreement, there are no outstanding obligations of Parent or any of its Subsidiaries (i) restricting the transfer of, (ii) affecting the voting rights of, (iii) requiring the sale, issuance, repurchase, redemption or disposition of, or containing any right of first refusal with respect to, (iv) requiring the registration for sale of or (v) granting any preemptive or antidilutive rights with respect to any shares of Parent Common Stock, Parent Preferred Stock or other Equity Interests in Parent or any of its Subsidiaries.

(f) Section 4.2(f) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, for each of Parent’s Subsidiaries, (i) its authorized capital stock or other Equity Interests, (ii) the number of its outstanding shares of capital stock or other Equity Interests and type(s) of such outstanding shares of capital stock or other Equity Interests and (iii) the record owner(s) thereof. Parent owns directly or indirectly, beneficially and of record, all of the issued and outstanding shares of capital stock or other Equity Interests of each of Parent’s Subsidiaries, free and clear of any Liens other than Permitted Liens, and all of such shares of capital stock or other Equity Interests have been duly authorized and validly issued and are fully paid, non-assessable and free of preemptive rights. Except for the ownership of Equity Interests in (A) Parent’s Subsidiaries and Related Entities and (B) investments in marketable securities and cash equivalents, none of Parent or any of its Subsidiaries owns directly or indirectly any Equity Interest in any Person, or has any obligation or has made any commitment to acquire any such Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in, any of its Subsidiaries or any other Person that is or would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. No Subsidiary of Parent owns any Parent Common Stock or other Equity Interest in Parent.

(g) The authorized capital stock of Merger Sub consists of 3,000 shares of common stock, no par value per share, of which 100 shares are outstanding. All of the issued and outstanding capital stock of Merger Sub is, and at the Effective Time will be, owned by Parent, and there are (i) no other shares of capital stock or voting securities of Merger Sub, (ii) no securities of Merger Sub convertible into or exchangeable for shares of capital stock or voting securities of Merger Sub and (iii) no options or other rights to acquire from Merger Sub, and no obligations of Merger Sub to issue, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of Merger Sub.

Section 4.3 Corporate Authority.

(a) Each of Parent and Merger Sub has all requisite corporate power and authority and has taken all corporate action necessary in order to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby, subject, assuming the accuracy of the representations and warranties of the Company set forth in Section 3.23, only to the approval of the Parent Share Issuance by the affirmative vote of the holders of a majority of the capital stock of Parent entitled to vote thereon present in person or by proxy at a meeting duly called for such purpose (the “Parent Stockholder Approval”), and to the filing and recording of the Certificate of Merger under the provisions of the DGCL. Parent, as the sole stockholder of Merger Sub, will adopt and approve this Agreement and the transactions contemplated hereby immediately following execution of this Agreement by the Parties hereto. The Parent Stockholder Approval is the only vote of the holders of any class or series of capital stock of Parent or Merger Sub necessary to adopt, approve or authorize this Agreement, the Merger, the Parent Share Issuance and the other transactions contemplated by this Agreement. This Agreement has been duly authorized and validly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery by the Company, constitutes a legal, valid and binding obligation of Parent and Merger Sub enforceable against Parent and Merger Sub in accordance with its terms, subject to the Bankruptcy and Equity Exception.

(b) As of the date of this Agreement, the Parent Board, by resolution duly adopted at a meeting duly called and held, has (i) approved and declared advisable this Agreement, the Merger, the Parent Share Issuance and the other transactions contemplated by this Agreement; (ii) resolved to recommend approval of the Parent Share Issuance to the stockholders of Parent; and (iii) directed that the Parent Share Issuance be submitted to the stockholders of Parent for approval.

(c) Assuming the accuracy of the representations and warranties of the Company set forth in Section 3.23, no Takeover Statute or any anti-takeover provision in Parent’s certificate of incorporation and bylaws is, or at the Effective Time will be, applicable to the Parent Common Stock, the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties of the Company set forth in Section 3.23, the Parent Board has taken all action so that the Company will not be prohibited from entering into a “business combination” with Parent (as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby, without any further action on the part of Parent stockholders or the Parent Board.

Section 4.4 Governmental Filings; No Violations, Etc.

(a) Except for the reports, registrations, consents, approvals, permits, authorizations, notices and/or filings (i) pursuant to Section 1.3, (ii) under the Securities Act and the Exchange Act, (iii) required to be made with the New York Stock Exchange (the “NYSE”), (iv) for or pursuant to other applicable foreign securities Law approvals, state securities, takeover and “blue sky” Laws, and (v) as set forth in Section 4.4(a) of the Parent Disclosure Letter, no notices, reports or other filings are required to be made by Parent or Merger Sub with, nor are any registrations, consents, approvals, permits or authorizations required to be obtained by Parent or Merger Sub from, any Governmental Entity, in connection with the execution and delivery of this Agreement by Parent or Merger Sub and the consummation by Parent or Merger Sub of the Merger and the other transactions contemplated by this Agreement, except those that the failure to make or obtain would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) None of the execution, delivery or performance of this Agreement by Parent or Merger Sub, the consummation by Parent of the Merger or any other transaction contemplated by this Agreement, or Parent’s or Merger Sub’s compliance with any of the provisions of this Agreement will (with or without notice or lapse of time, or both), (i) subject to obtaining the Parent Stockholder Approval, conflict with or violate any provision of Parent’s or Merger Sub’s certificate of incorporation or bylaws or any equivalent organizational or governing documents of any of Parent’s or Merger Sub’s Subsidiaries; (ii) assuming that all consents, approvals, authorizations and permits described in this Section 4.4 have been obtained and all filings and notifications described in this Section 4.4 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law or Order applicable to Parent, Merger Sub, or any of their Subsidiaries or any of their respective properties or assets; or (iii) require any consent or approval under, violate, conflict with, result in any breach of or any loss of any benefit under, or constitute a default under, or result in termination or give to others any right of termination, vesting, amendment, acceleration or cancellation of, or result in the creation of a Lien, other than Permitted Liens, upon any of the respective properties or assets of Parent or any of its Subsidiaries pursuant to, any Contract, permit or other instrument or obligation to which Parent, Merger Sub or any of their Subsidiaries is a party or by which they or any of their respective properties or assets may be bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, consents, approvals, authorizations, permits, breaches, losses, defaults, other occurrences or Liens which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.5 Parent Reports; Financial Statements.

(a) Except as set forth in Section 4.5(a) of the Parent Disclosure Letter, since July 1, 2010, each of Parent and Merger Sub has timely filed or otherwise furnished (as applicable) all registration statements, prospectuses, forms, reports, definitive proxy statements, schedules, statements and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, together with all certifications required pursuant to the Sarbanes-Oxley Act (such documents and any other documents filed by Parent or any of its Subsidiaries with the SEC, including exhibits and other information incorporated therein as they have been supplemented, modified or amended since the time of filing, collectively, the “Parent SEC Documents”). As of their respective filing dates (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), the Parent SEC Documents (i) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading and (ii) complied in all material respects with the applicable requirements of the Exchange Act or the Securities Act, as the case may be, the Sarbanes-Oxley Act and the applicable rules and regulations of the SEC thereunder. Each Parent SEC Document to be filed subsequent to the date of this Agreement will have complied in all material respects with the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, as the case may be. None of Parent’s Subsidiaries is required to make any filings with the SEC. All of the audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included in the Parent SEC Documents (together with the related notes and schedules thereto, collectively, the “Parent Financial Statements”) (A) have been prepared from, and are in accordance with, the books and records of Parent and Parent’s Subsidiaries in all material respects, (B) have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of interim financial statements, for normal and recurring year-end adjustments)

and (C) fairly present in all material respects the consolidated financial position and the consolidated results of operations, cash flows and changes in stockholders’ equity of Parent and its Subsidiaries as of the dates and for the periods referred to therein.

(b) Parent is in compliance in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(c) Parent’s disclosure controls and procedures (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act), as required by Rules 13a-15(a) and 15d-15(a) of the Exchange Act, are reasonably designed to ensure that all material information required to be disclosed by Parent in the reports it files or furnishes under the Exchange Act is made known to the chief executive officer and the chief financial officer of Parent by others within Parent to allow timely decisions regarding required disclosure as required under the Exchange Act and is recorded, processed, summarized and reported within the time periods specified by the SEC’s rules and forms. Parent has evaluated the effectiveness of Parent’s disclosure controls and procedures and, to the extent required by applicable Law, presented in any applicable Parent SEC Document that is a report on Form 10-K or Form 10-Q, or any amendment thereto, its conclusions about the effectiveness of the disclosure controls and procedures as of the end of the period covered by such report or amendment based on such evaluation. Parent has disclosed, based on its most recent evaluation of internal control over financial reporting, to its outside auditors and the audit committee of the Parent Board (i) all significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting that would reasonably be expected to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting. There has not been any such disclosure made by management to Parent’s outside auditors or the audit committee of the Parent Board since July 1, 2010.

(d) To Parent’s Knowledge, none of the Parent SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. Parent has made available to the Company true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2011 through the date of this Agreement relating to the Parent SEC Documents and all written responses of Parent thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Parent SEC Documents other than confidential treatment requests. To Parent’s Knowledge, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Parent.

Section 4.6 Absence of Certain Changes. Since June 30, 2012 through the date of this Agreement, (a) the business of Parent and its Subsidiaries has been conducted in the ordinary course in all material respects and (b) there has not been any event, occurrence, development or state of circumstances or facts or condition that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.7 No Undisclosed Material Liabilities. There are no liabilities or obligations of Parent or any of its Subsidiaries, whether accrued, absolute, determined or contingent, except for (a) liabilities or obligations disclosed and provided for in the balance sheets included in the Parent Financial Statements (or in the notes thereto) filed and publicly available prior to the date of this Agreement; (b) liabilities or obligations incurred in accordance with or in connection with this Agreement; (c) liabilities or obligations incurred since December 31, 2012 in the ordinary course of business consistent with past practice; and (d) liabilities or obligations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Neither Parent nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract or arrangement (including any Contract relating to any transaction or relationship between or among Parent and any of its Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand), or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K under the Exchange Act), where the result, purpose or effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Parent or any of its Subsidiaries, in the Parent Financial Statements or the Parent SEC Documents.

Section 4.8 Litigation.

(a) As of the date of this Agreement, except as set forth in Section 4.8(a) of the Parent Disclosure Letter, there are no Actions pending or, to Parent’s Knowledge, threatened against Parent or Merger Sub or any of their Subsidiaries or any of their respective assets or properties that if determined adversely to Parent would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) As of the date of this Agreement, neither Parent nor any of its Subsidiaries or, to Parent’s Knowledge, any of their respective assets or properties, is subject to any outstanding Order, writ, injunction, decree or arbitration ruling, award or other finding that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) For the avoidance of doubt, the provisions of this Section 4.8 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by Parent and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials are solely and exclusively made in Section 4.17 of this Agreement.

Section 4.9 Compliance with Laws.

(a) Parent and each of its Subsidiaries are in compliance with all Laws or Orders, except where any such failure to be in compliance has not had, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To Parent’s Knowledge, no investigation or review by any Governmental Entity with respect to Parent or any of its Subsidiaries is pending or threatened, nor has any Governmental Entity indicated an intention to conduct the same which, in each case, would reasonably be expected to have a Parent Material Adverse Effect. To Parent’s Knowledge, Parent is in material compliance with the Foreign Corrupt Practices Act of 1977, as amended, and any rules and regulations thereunder.

(b) For the avoidance of doubt, the provisions of this Section 4.9 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by Parent and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials are solely and exclusively made in Section 4.17.

Section 4.10 Properties.

(a) Except as would not have, or would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent or one of its Subsidiaries, as the case may be, (i) holds good and valid title to all of the properties and assets reflected in the December 31, 2012 balance sheet included in the Parent SEC Documents as being owned by Parent or one of its Subsidiaries or acquired after the date thereof that are material to Parent’s business on a consolidated basis (except for properties and assets sold or otherwise disposed of since the date thereof in the ordinary course of business) (collectively, with respect to real property, the “Parent Owned Real Property”), free and clear of all Liens, except for Permitted Liens and other matters described in Section 4.10(a) of the Parent Disclosure Letter; (ii) holds the Parent Owned Real Property, or any portion thereof or interest therein, free of any outstanding options or rights of first refusal or offer to purchase or lease; (iii) is the lessee or permittee of all leasehold estates reflected in the December 31, 2012 financial statements included in the Parent SEC Documents or acquired after the date thereof that are material to Parent’s business on a consolidated basis (except for leases that have expired by their terms since the date thereof or been assigned, terminated or otherwise disposed of in the ordinary course of business) (collectively, with respect to real property, the “Parent Leased Real Property”); (iv) is in possession of the Parent Leased Real Property, and each lease underlying the Parent Leased Real Property is valid and in full force and effect, constitutes a valid and binding obligation of Parent or the applicable Subsidiary of Parent, subject to the Bankruptcy and Equity Exception; and (v) has not received any written notice of termination or cancellation of or of a breach or default in connection with the Parent Leased Real Property.

(b) For the avoidance of doubt, the provisions of this Section 4.10 do not apply to the Oil and Gas Properties of Parent or its Subsidiaries, as representations and warranties made by Parent and its Subsidiaries with regard to all oil and gas matters are solely and exclusively made in Section 4.15.

Section 4.11 Contracts.

(a) As of the date of this Agreement, except as set forth as an exhibit to the Parent SEC Documents and on Section 4.11(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to or bound by any:

(i) Contracts relating to Indebtedness for borrowed money or any guarantee of any Indebtedness for borrowed money (other than in respect of Indebtedness for borrowed money of a wholly-owned Subsidiary of Parent) in excess of $4,000,000;

(ii) Non-competition agreements or any other agreements or arrangements that materially limit or otherwise materially restrict Parent or any of its Subsidiaries or any of their respective Affiliates or any successor thereto or that, to Parent’s Knowledge, would, after the Effective Time, limit or restrict Parent or any of its Subsidiaries (including the Surviving Corporation) or any successor thereto, in each case from engaging or competing in any line of business or in any geographic area, which agreement or arrangements would reasonably be expected to materially limit, materially restrict or materially conflict with the business of Parent and its Subsidiaries, taken as a whole (including for purposes of such determination, the Surviving Corporation and its Subsidiaries), after giving effect to the Merger;

(iii) Contracts required to be filed as an exhibit to Parent’s Annual Report on Form 10-K pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act;

(iv) Contracts, including Parent Oil and Gas Agreements, where Parent or any of its Subsidiaries has received or expects to receive $4,000,000 or more in revenues pursuant to such agreements in the current fiscal year;

(v) Contracts with respect to the receipt of any goods and services involving a payment of $4,000,000 or more in the current fiscal year;

(vi) Joint venture, alliance, partnership or limited liability company agreements or similar Contracts relating to the formation, creation, operation, management or control of any joint venture, alliance, partnership or limited liability company that (A) is material to Parent, its Subsidiaries or any of the Oil and Gas Properties of Parent or any of its Subsidiaries; (B) is material to any investment in, or other commitment to, any Related Entity of Parent; or (C) would reasonably be expected to require Parent or its Subsidiaries to make expenditures in excess of $4,000,000 or more per annum; or

(vii) Contracts that would prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement.

(b) All Contracts to which Parent or any of its Subsidiaries is a party to or bound by as of the date of this Agreement that are either (i) of the type described in clause (a) above or (ii) material Parent Oil and Gas Agreements relating to Oil and Gas Properties of Parent and its Subsidiaries are referred to herein as the “Parent Material Contracts.” Except, in each case, as has not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all Parent Material Contracts are valid and binding on Parent and/or the relevant Subsidiary of Parent that is a party thereto and, to Parent’s Knowledge, each other party thereto, subject to the Bankruptcy and Equity Exception, (ii) all Parent Material Contracts are in full force and effect, (iii) Parent and each of its Subsidiaries has performed all material obligations required to be performed by them under the Parent Material Contracts to which they are parties, (iv) to Parent’s Knowledge, each other party to a Parent Material Contract has performed all material obligations required to be performed by it under such Parent Material Contract and (v) no party to any Parent Material Contract has given Parent or any of its Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Parent Material Contract and neither Parent nor any of its Subsidiaries, nor, to Parent’s Knowledge, any other party to any Parent Material Contract, has repudiated in writing any material provision thereof. Neither Parent nor any of its Subsidiaries has Knowledge of, or has received written notice of, any violation of or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under or permit termination, modification or acceleration under) any Parent Material Contract or any other Contract to which Parent or any of its Subsidiaries is a party or by which Parent, any of its Subsidiaries or any of their respective material properties or assets is bound, except for violations or defaults that are not, individually or in the aggregate, reasonably likely to result in a Parent Material Adverse Effect.

Section 4.12 Employee Benefit Plans.

(a) Section 4.12(a) of the Parent Disclosure Letter, sets forth a true, complete and correct list of each material “employee benefit plan” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), and any other material plan, policy, program, practice, agreement, understanding or arrangement (whether written or oral) providing compensation or other benefits to any current or former director, officer, employee or consultant (or to any dependent or beneficiary thereof) of Parent or any ERISA Affiliate, which are now maintained, sponsored or contributed to by Parent or any ERISA Affiliate, or under which Parent or any ERISA Affiliate has any material obligation or liability, whether actual or contingent, including all incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements (each, a “Parent Benefit Plan”), excluding Foreign Benefit Plans. Not more than 20 Business Days after the date of this Agreement, Parent shall deliver a true, complete and correct list of each Foreign Benefit Plan to the Company. Parent has no express or implied commitment to terminate or modify or change any Parent Benefit Plan, other than with respect to a termination, modification or change required by ERISA or the Code or which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(b) Except as set forth in Section 4.12(b) of the Parent Disclosure Letter, with respect to each Parent Benefit Plan (other than any Foreign Benefit Plan), Parent has made available to the Company true, complete and correct copies of the following (as applicable): (i) the written document evidencing such Parent Benefit Plan or, with respect to any such plan that is not in writing, a written description of the material terms thereof; (ii) the summary plan description; (iii) the most recent annual report, financial statement and/or actuarial report; (iv) the most recent determination letter from the IRS; (v) the most recent Form 5500 required to have been filed with the IRS, including all schedules thereto; (vi) any related trust agreements, insurance contracts or other funding arrangements; (vii) any notices to or from the IRS or any office or Representative of the Department of Labor, PBGC or any other Governmental Entity relating to any unresolved compliance issues in respect of any such Parent Benefit Plan; and (viii) all material amendments, modifications or supplements to any Parent Benefit Plan. With respect to each Foreign Benefit Plan, Parent will provide to the Company not more than 20 Business Days after the date of this Agreement the items identified in each of clauses (i) through (viii) above, to the extent applicable.

(c) Except as set forth in Section 4.12(c) of the Parent Disclosure Letter, each Parent Benefit Plan has been administered in all material respects in accordance with its terms, applicable Law (including Section 409A of the Code) and any applicable collective bargaining agreement, including, in all material respects, timely filing of all Tax, annual reporting and other governmental filings required by ERISA and the Code and timely contribution (or, if not yet due, proper financial reporting) of any amounts required to be made under the terms of any of the Parent Benefit Plans as of the date of this Agreement. With respect to the Parent Benefit Plans, no event has occurred and there exists no condition or set of circumstances in connection with which Parent or any of its Subsidiaries would be subject to any liability that, individually or in the aggregate, would reasonably be expected to be material to Parent and its Subsidiaries, taken as a whole. Each Parent Benefit Plan that is intended to be “qualified” under Section 401 of the Code has received a favorable determination letter from the IRS to such effect and, to Parent’s Knowledge, no fact, circumstance or event has occurred or exists since the date of such determination letter that would reasonably be expected to adversely affect the qualified status of any such Parent Benefit Plan. None of Parent or any of its Subsidiaries has received notice of and, to Parent’s Knowledge, there are no audits or investigations by any Governmental Entity with respect to, or other Actions against or involving any Parent Benefit Plan or asserting rights or claims to benefits under any Parent Benefit Plan (other than routine claims for benefits payable in the normal course). Other than as set forth in Section 4.12(c) of the Parent Disclosure Letter, each Parent Benefit Plan subject to ERISA that provides retiree healthcare or life insurance benefits in the United States provides by its terms that it may be amended or terminated without material liability to Parent or any of its Subsidiaries at any time after the Effective Time (other than as required by applicable Law).

(d) Except as set forth in Section 4.12(d) of the Parent Disclosure Letter, no Parent Benefit Plan is a “multiemployer plan” (as defined in Sections 3(37) and 4001(a)(3) of ERISA) or a “multiple employer plan” within the meaning of Sections 4063/4064 of ERISA or Section 413(c) of the Code and neither Parent nor any ERISA Affiliate has sponsored or contributed to or been required to contribute to, or has any liability with respect to, a “multiemployer plan” or “multiple employer plan.”

(e) Except as set forth in Section 4.12(e) of the Parent Disclosure Letter, neither Parent nor any ERISA Affiliate maintains or contributes to, or in the past has maintained or contributed to, any “employee benefit plan” within the meaning of Section 3(3) of ERISA that is subject to Section 412 of the Code or Section 302 or Title IV of ERISA. With respect to each plan set forth in Section 4.12(e) of the Parent Disclosure Letter that is subject to Section 412 of the Code or Section 302 of Title IV of ERISA, except to the extent that the event or condition in question would not give rise to a Parent Material Adverse Effect, (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) there has been no “reportable event” within the meaning of Section 4043 of ERISA and the regulations thereunder which required a notice to the PBGC which has not been fully and accurately reported in a timely fashion, as required, or which, whether or not reported, would constitute grounds for the PBGC to institute involuntary termination proceedings with respect to any Parent Benefit Plan that is subject to Title IV of

ERISA; (iii) all premiums to the PBGC have been timely paid in full; (iv) there has not been a partial termination; and (v) none of the following events has occurred: (A) the filing of a notice of intent to terminate, (B) the treatment of an amendment to such a Parent Benefit Plan as a termination under Section 4041 of ERISA or (C) the commencement of proceedings by the PBGC to terminate such a Parent Benefit Plan and, to Parent’s Knowledge, no condition exists that presents a substantial risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such plan.

(f) Except as set forth in Section 4.12(f) of the Parent Disclosure Letter, the execution of this Agreement or the consummation of the Merger will not constitute an event that, either alone or in conjunction with any other event, will or may result in (i) any payment, acceleration, termination, forgiveness of Indebtedness, vesting, distribution, increase in compensation or benefits or obligation to fund benefits with respect to any current or former employee or other personnel of Parent or any of its Subsidiaries, (ii) any amount failing to be deductible by reason of Section 280G of the Code or (iii) the provision of any reimbursement of excise Taxes under Section 4999 of the Code or any income Taxes under the Code.

(g) (i) Each Foreign Benefit Plan has been established, maintained and administered in compliance with its terms and all applicable Laws and Orders of any controlling Governmental Entity; (ii) each Foreign Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities; and (iii) each Foreign Benefit Plan required to be funded and/or book reserved is funded and/or book reserved, as appropriate, in accordance with applicable Law.

Section 4.13 Labor Matters. Each of Parent and its Subsidiaries is in material compliance with all applicable Laws of the United States, or of any state or local government or any subdivision thereof or of any foreign government respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health, including the Immigration Reform and Control Act, the Worker Adjustment Retraining and Notification Act, any Laws respecting employment discrimination, sexual harassment, disability rights or benefits, equal opportunity, plant closure issues, affirmative action, workers’ compensation, employee benefits, severance payments, COBRA, labor relations, employee leave issues, wage and hour standards, occupational safety and health requirements and unemployment insurance and related matters. Except as specifically identified on Section 4.13 of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries is a party to or bound by any labor union or collective bargaining agreement. There is no unfair labor practice charge pending or, to Parent’s Knowledge, threatened which if determined adversely to Parent or its Subsidiaries would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. To Parent’s Knowledge, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization (a) seeking recognition of a collective bargaining unit with respect to any of the employees of Parent or any of its Subsidiaries or (b) compelling Parent or any of its Subsidiaries to bargain with any such labor union, works council or labor organization. There are no material strikes, slowdowns, walkouts, work stoppages or other labor-related controversies pending or, to Parent’s Knowledge, threatened and neither Parent nor any of its Subsidiaries has experienced any such strike, slowdown, walkout, work stoppage or other labor-related controversy within the past three years.

Section 4.14 Tax.

(a) Except to the extent reserved for in the most recent Parent Financial Statements, Parent and each of its Subsidiaries have timely filed, or have caused to be timely filed, all material Tax Returns required to be filed, all such Tax Returns are true, complete and accurate in all material respects, and all material amounts of Taxes shown to be due on such Tax Returns, or otherwise owed, have been or will be timely paid. Parent and each of its Subsidiaries, with respect to all income and other material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency other than an extension attributable to an extension to file any such Tax Returns. Parent and each of its Subsidiaries have withheld and paid to the appropriate taxing authority all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any current or former employee, independent contractor, creditor, stockholder or other Third Party and have complied in all material respects with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes.

(b) Except as would not have and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) no Tax Authority has asserted, or threatened in writing to assert, a Tax liability (exclusive of interest) in connection with an audit or other administrative or court proceeding involving Taxes of Parent or any of its Subsidiaries, (ii) neither Parent nor any of its Subsidiaries has distributed stock of another corporation or has had its stock distributed in a transaction that was purported or intended to be governed, in whole or in part, by Section 355 or Section 361 of the Code within the preceding five years, (iii) neither Parent nor any of its Subsidiaries has participated, or is currently participating, in a “listed transaction” as defined in Treasury Regulations Section 1.6011-4(b), (iv) neither Parent nor any of its Subsidiaries is a party to any agreement or arrangement relating to the apportionment, sharing, assignment or allocation of Taxes (other than an agreement or arrangement solely among the members of a group the common parent of which is Parent or any of its Subsidiaries), or has any liability for Taxes of any Person (other than Parent or any of its Subsidiaries) under Treasury Regulations Section 1.1502-6 or any similar provision of state, local or foreign Law, as a transferee or successor, by contract or otherwise, and (v) except as set forth in Section 4.14(b) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has any net operating losses or other Tax attributes presently subject to limitation under Sections 382, 383 or 384 of the Code or the federal consolidated return regulations (or any corresponding or similar provision of the state, local or foreign income Tax Law), other than limitations as a result of the transactions contemplated by this Agreement.

Section 4.15 Oil and Gas Matters.

(a) For purposes of this Agreement, “Parent Oil and Gas Agreements” means the following types of Contracts to which Parent or any of its Subsidiaries is a party, whether as an original party, by succession or assignment or otherwise, with respect to the Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report: oil and gas leases, joint ventures, farm-in and farm-out agreements, agreements providing for an overriding royalty interest, agreements providing for a royalty interest, agreements providing for a net profits interest, crude oil or natural gas sales or purchase contracts, joint operating agreements, unit operating agreements, unit agreements, field equipment leases, agreements involving gas gathering, gas purchasing, or the marketing, transportation and/or processing of production, agreements containing obligations to drill additional wells or conduct other material development operations after the Effective Time, and agreements providing for an area of mutual interest or restricting Parent’s ability to operate, obtain, explore for or develop interests in a particular geographic area. Complete copies of all material Parent Oil and Gas Agreements related to Oil and Gas Properties of Parent and its Subsidiaries have been made available to the Company.

(b) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, the factual, non-interpretive data provided by Parent to William M. Cobb & Associates (“Cobb”) relating to the Oil and Gas Properties of Parent and its Subsidiaries on which the reserve report prepared by Cobb referred to in Parent’s Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (the “Parent Reserve Report”) relied was accurate in all material respects at the time such data was provided to Cobb. With respect to the proved reserves reflected in the Parent Reserve Report, the Parent Reserve Report conforms in all material respects with Rule 4-10 of Regulation S-X promulgated by the SEC. Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, with respect to each lease, unit or well, Parent and its Subsidiaries are (i) entitled to not less than the “net revenue interest” and (ii) obligated to bear a percentage of the costs and expenses relating to the maintenance, development, operation and production of Hydrocarbons in an amount not greater than the “working interest”, in each case as shown on the Parent Reserve Report. Except as set forth in Section 4.15(b) of the Parent Disclosure Letter and except for changes (including changes in Hydrocarbon commodity prices) generally affecting the oil and gas industry, capital investment and normal depletion by production, and except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, there has been no change in respect of the matters addressed in the Parent Reserve Report.

(c) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, all material items of operating equipment, pipelines and facilities owned or leased by Parent or any of its Subsidiaries and used in the operation of the Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report are, in the aggregate, in a state of repair so as to be adequate to carry on the businesses of Parent and its Subsidiaries as presently conducted.

(d) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, and except for goods and other property sold, used or otherwise disposed of since the date of the Parent Reserve Report in the ordinary course of business or reflected as having been sold, used or otherwise disposed of in the Parent SEC Documents, as of the date of this Agreement, Parent and its Subsidiaries own or have valid leases in or contractual rights to use all material operating equipment, pipelines and facilities used in the operation of their respective Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report in the manner in which such properties were operated as of the date of this Agreement.

(e) Except for property sold or otherwise disposed of since the date of the Parent Reserve Report in the ordinary course of business or reflected as having been sold or otherwise disposed of in the Parent SEC Documents, as of the date of this Agreement, Parent and its Subsidiaries have Defensible Title to all Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report, in each case relating to the interests referred to therein as of the date of such report, and in each case as attributable to interests owned by Parent and its Subsidiaries, free and clear of any Liens, except (i) Liens reflected in the Parent SEC Documents filed prior to the date of this Agreement, (ii) Permitted Liens, and (iii) such imperfections of title, easements, Liens, government or tribal approvals or other matters and failures of title as could not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

(f) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect or as set forth in Section 4.15(f) of the Parent Disclosure Letter, Parent and its Subsidiaries have paid all material royalties, overriding royalties and other burdens on production due by Parent and its Subsidiaries with respect to their respective Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report (other than items that are being held in suspense).

(g) There are no assets constituting Parent’s Oil and Gas Properties (i) that are currently required to be Decommissioned pursuant to Laws or applicable Contracts that have not been Decommissioned, which failure to Decommission constitutes a Parent Material Adverse Effect; (ii) that formerly produced but that are currently shut in or temporarily abandoned not in compliance with Laws and applicable Contracts, which noncompliance constitutes a Parent Material Adverse Effect; or (iii) that have been Decommissioned but that have not been Decommissioned in compliance with Laws and applicable Contracts, which noncompliance constitutes a Parent Material Adverse Effect.

(h) The letters of credit and bonds set forth on Section 4.15(h) of the Parent Disclosure Letter are all Financial Assurance posted or provided by Parent and its Subsidiaries with or to any Governmental Entity or Third Party which are required to be posted or provided in compliance with Laws or applicable Contracts and related to the Oil and Gas Properties operated by Parent or any of its Subsidiaries.

(i) To Parent’s Knowledge, none of the material Oil and Gas Properties of Parent and its Subsidiaries forming the basis for the reserves reflected in the Parent Reserve Report is subject to any preferential purchase, consent or similar right that would become operative as a result of the transactions contemplated by this Agreement.

(j) Except as disclosed in Section 4.15(j) of the Parent Disclosure Letter, to Parent’s Knowledge, none of the Oil and Gas Properties of Parent and its Subsidiaries forming the basis for the reserves reflected in the Parent Reserve Report is subject to any tax partnership agreement or other provisions requiring a partnership income Tax Return to be filed under Subchapter K of Chapter 1 of Subtitle A of the Code.

(k) None of Parent or any of its Subsidiaries has received any material advance, take-or-pay or other similar payments that entitle purchasers of production from the Oil and Gas Properties forming the basis for the reserves reflected in the Parent Reserve Report to receive deliveries of Hydrocarbons without paying therefor.

(l) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, none of Parent or any of its Subsidiaries has made any election as of the date of this Agreement to not participate in any operation or activity proposed with respect to their Oil and Gas Properties which could result in their interests in such Oil and Gas Properties being subject to a penalty or forfeiture as a result of such election not to participate in such operation or activity.

(m) Section 4.15(m) of the Parent Disclosure Letter sets forth, as of the date of this Agreement, a true and complete list of all authorities for expenditures or capital commitments relating to the Oil and Gas Properties of Parent and its Subsidiaries that bind Parent or its Subsidiary to spend, individually or in the aggregate, more than $4,000,000 on drilling or reworking wells or on other capital projects from and after the date of this Agreement.

Section 4.16 Intellectual Property.

(a) Except as, individually or in the aggregate, would not reasonably be expected to have a Parent Material Adverse Effect, (i) to Parent’s Knowledge, Parent and each of its Subsidiaries owns, or is licensed to use (in each case, free and clear of any Liens, other than Permitted Liens), all Intellectual Property used in its business as currently conducted; (ii) to Parent’s Knowledge, the conduct of its business as currently conducted, including the use of any Intellectual Property by Parent and its Subsidiaries, does not infringe on, misappropriate or otherwise violate the rights of any Person and is in accordance with any applicable license pursuant to which Parent or any Subsidiary acquired the right to use any Intellectual Property; (iii) to Parent’s Knowledge, no Person is challenging, infringing on, misappropriating or otherwise violating any right of Parent or any of its Subsidiaries with respect to any Intellectual Property owned by Parent or its Subsidiaries; and (iv) to Parent’s Knowledge, neither Parent nor any of its Subsidiaries has received any written notice or otherwise has Knowledge of any pending claim, Order or proceeding with respect to any Intellectual Property used by Parent and its Subsidiaries and to its Knowledge no Intellectual Property owned by Parent or its Subsidiaries is being used or enforced in a manner that would reasonably be expected to result in the abandonment, cancellation or unenforceability of such Intellectual Property.

(b) Parent and its Subsidiaries have taken reasonable steps to protect the confidentiality and value of all material trade secrets and any other material confidential information that are owned, used or held by Parent and its Subsidiaries in confidence, including entering into licenses and Contracts that require licensees, contractors, and other Persons with access to trade secrets or other confidential information to safeguard and maintain the secrecy and confidentiality of such trade secrets. To Parent’s Knowledge, such trade secrets have not been used, disclosed to or discovered by any Person except pursuant to a valid and appropriate non-disclosure agreement, license or any other appropriate Contract which has not been breached.

(c) The consummation of the transactions contemplated by this Agreement will not diminish or terminate the ownership of or rights in any material Intellectual Property owned or used by Parent or its Subsidiaries in their respective businesses as currently conducted and, except as would not reasonably be expected to have a Parent Material Adverse Effect, to Parent’s Knowledge, after the Closing Date Parent and its Subsidiaries will have the right to use such Intellectual Property on the same basis as prior to the consummation of the transactions contemplated by this Agreement.

Section 4.17 Environmental Matters.

(a) Parent and its Subsidiaries are in compliance with all Environmental Laws, and to Parent’s Knowledge, with respect to any surviving time periods specified in all applicable statutes of limitation, any past noncompliance by Parent and its Subsidiaries with Environmental Laws has been resolved, except for any failure to comply or to resolve past noncompliance that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b) Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) each of Parent and its Subsidiaries has, as applicable, developed and submitted or obtained, maintained and complied with all Environmental Permits necessary for the conduct and operation of its business as currently conducted and operated, and Parent or any applicable Subsidiary of Parent has not received any notice that any such Environmental Permit is not in full force and effect; and (ii) no such Environmental Permit is or will be subject to review, revision, major modification, voidance or prior consent by any Governmental Entity as a result of the consummation of the transactions contemplated by this Agreement.

(c) None of Parent or any of its Subsidiaries has received any notice of any violation of, or liability under, Environmental Laws or Environmental Permits or with respect to Hazardous Materials or the posting or provision of Parent’s Financial Assurance or performance of Decommissioning for Oil and Gas Properties operated by Parent or any of its Subsidiaries as required under Laws or applicable Contracts, which violations or liabilities would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(d) Except as set forth in Section 4.17(d) of the Parent Disclosure Letter, there are no pending or, to Parent’s Knowledge, threatened civil, criminal or administrative Actions, notices of violation, arbitrations or demand letters pursuant to Environmental Laws or Environmental Permits or with respect to Hazardous Materials or the posting or provision of Parent’s Financial Assurance or performance of Decommissioning for Oil and Gas Properties operated by Parent or any of its Subsidiaries as required under Laws or applicable Contracts, which, in each instance, is alleged against Parent or any of its Subsidiaries or, to Parent’s Knowledge, related to the Parent Owned Real Property or the Parent Leased Real Property or any other property previously owned or operated by Parent or any of its Subsidiaries for which Parent or any of its Subsidiaries retains any liabilities and that would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(e) Neither Parent nor any of its Subsidiaries has received written notice of a release and, to Parent’s Knowledge, none of them has other notice of a release of any Hazardous Materials on, at, or from the Parent Owned Real Property, the Parent Leased Real Property, or their Oil and Gas Properties, except for any release (i) that is (A) in compliance with Environmental Laws or Environmental Permits and (B) occurring in a manner or in quantities or locations that would not require any investigation or remediation of soil or groundwater or any other environmental media, including in an offshore environment, under Environmental Laws, or (ii) that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(f) Neither Parent nor any of its Subsidiaries has transported or disposed of, or arranged for the transport or disposal of any Hazardous Material at or to any off-site location which, to Parent’s Knowledge, has resulted in, or would reasonably be expected to result in, a liability to Parent that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(g) To Parent’s Knowledge, there are no Liens applicable to any Parent Owned Real Property, Parent Leased Real Property or its Oil and Gas Properties arising out of or pursuant to Environmental Laws that have had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(h) To Parent’s Knowledge, there are no other circumstances or conditions relating to Parent’s Owned Real Property, Leased Real Property or its Oil and Gas Properties or Parent’s operations associated therewith, including with respect to Environmental Permits, Hazardous Materials, Parent’s Financial Assurances and Decommissioning that have resulted in or would reasonably be expected to result in, Parent incurring a liability or obligation, pursuant to any Environmental Laws and that has had, or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(i) Parent has provided to the Company true and complete copies of, or access to, all written environmental assessment reports that have been prepared by or on behalf of Parent or any of its Subsidiaries and that are in Parent’s or any of its Subsidiaries’ possession.

Section 4.18 Insurance. Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) each insurance policy under which Parent or any of its Subsidiaries is an insured or otherwise the principal beneficiary of coverage (collectively, the “Parent Insurance Policies”) is in full force and effect, all premiums due thereon have been paid in full and Parent and its Subsidiaries are in compliance with the terms and conditions of such Parent Insurance Policy; (b) neither Parent nor any of its Subsidiaries is in breach or default under any Parent Insurance Policy; and (c) no event has occurred which, with notice or lapse of time, would constitute such breach or default, or permit termination or modification, under any Insurance Policy.

Section 4.19 Regulatory Matters; Permits.

(a) Neither Parent nor any of its Subsidiaries is (i) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment

Company Act of 1940, as amended, and the rules and regulations promulgated thereunder or (ii) a “holding company,” a “subsidiary company” of a “holding company,” an “affiliate” of a “holding company,” a “public utility” or a “public-utility company,” as each such term is defined in the Public Utility Holding Company Act of 2005. All natural gas pipeline systems and related facilities constituting Parent’s or any of its Subsidiaries’ properties are (A) “gathering facilities” that are exempt from regulation by the FERC under the Natural Gas Act of 1938, as amended; and (B) not subject to rate regulation or comprehensive nondiscriminatory access regulation under the laws of any state or other local jurisdiction.

(b) Except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, each of Parent and its Subsidiaries holds all licenses, permits, franchises, variances, registrations, exemptions, Orders and other governmental authorizations, consents, approvals and clearances, and has submitted notices to, all Governmental Entities necessary for the lawful operating of the businesses of Parent or any of its Subsidiaries as currently conducted (the “Parent Permits”), and all such Parent Permits are valid, and in full force and effect. Since July 1, 2010, there has not occurred any violation of, default (with or without notice or lapse of time or both) under, or event giving to others any right of termination, amendment or cancellation of, with or without notice or lapse of time or both, any Parent Permit, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent and each of its Subsidiaries are in compliance in all material respects with the terms of all Parent Permits, and no event has occurred that, to Parent’s Knowledge, would reasonably be expected to result in the revocation, cancellation, non-renewal or adverse modification of any Parent Permit, in each case, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(c) For the avoidance of doubt, the provisions of this Section 4.19 do not apply to Environmental Laws, Environmental Permits or Hazardous Materials, as representations and warranties made by the Company and its Subsidiaries with regard to all environmental matters, including Environmental Laws, Environmental Permits and Hazardous Materials, are solely and exclusively made in Section 4.17 of this Agreement.

Section 4.20 Interested Party Transactions. Except as disclosed in Section 4.20 of the Parent Disclosure Letter, since January 1, 2011, there have been no transactions, agreements, arrangements or understandings between Parent or any of its Subsidiaries on the one hand, and the Affiliates of Parent on the other hand (other than Parent’s Subsidiaries), that would be required to be disclosed under Item 404 of Regulation S-K under the Exchange Act and that has not been so disclosed.

Section 4.21 Parent Information. The information relating to Parent or any Subsidiary of Parent to be included or incorporated by reference in the Joint Proxy Statement and the Form S-4 will not, at the time the Form S-4 is declared effective, the time the Joint Proxy Statement is first mailed to stockholders of the Company and Parent and the time of the Company Stockholder Meeting and the Parent Stockholder Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The information relating to Parent or any Subsidiary of Parent that is provided or to be provided by Parent or its Representatives for inclusion in any document (other than the Form S-4) filed with any other Governmental Entity in connection with the transactions contemplated by this Agreement will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. All documents that Parent is responsible for filing with the SEC in connection with the Merger or the other transactions contemplated hereby (including the Joint Proxy Statement and the Form S-4) (except for such portions thereof that relate only to the Company or any of its Subsidiaries) will comply as to form and substance in all material respects with the provisions of the Securities Act and the Exchange Act.

Section 4.22 Derivatives. Section 4.22 of the Parent Disclosure Letter contains an accurate and complete list of all outstanding Derivative positions of Parent and its Subsidiaries, including Hydrocarbon and financial Derivative positions attributable to the production and marketing of Parent and its Subsidiaries, as of the date reflected therein.

Section 4.23 Parent Ownership of Company Securities. Prior to the Company Board approving this Agreement, the Merger and the other transactions contemplated hereby for purposes of the applicable provisions of the DGCL, neither Parent nor Merger Sub or any of their respective Subsidiaries, alone or together with any other Person, was at any time, or became, an “interested stockholder” (as such term is defined in Section 203 of the DGCL) thereunder or has taken any action that would cause any anti-takeover statute under the DGCL or other applicable state Law to be applicable to this Agreement, the Merger, or any of the transactions contemplated hereby. None of Parent or any of its Subsidiaries has any direct or indirect beneficial ownership, or sole or shared voting power, with respect to any shares of Company Common Stock.

Section 4.24 Opinion of Financial Advisor. Parent has received the opinion of Petrie Partners Securities, LLC, financial advisor to Parent (the “Parent Financial Advisor”), to the effect that, as of the date of this Agreement, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair to Parent from a financial point of view.

Section 4.25 Brokers and Finders. Neither Parent nor any of its Subsidiaries has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the Merger or the other transactions contemplated by this Agreement, except that Parent has retained the Parent Financial Advisor, and Parent has heretofore made available to the Company a true and complete copy of all agreements between Parent and the Parent Financial Advisor pursuant to which such firm would be entitled to any payment relating to the Merger and the other transactions contemplated by this Agreement.

Section 4.26 Related Entity Representations.

(a) Except as set forth in Section 4.26(a) of the Parent Disclosure Letter, neither Parent nor any of its Subsidiaries has (i) any obligation or has made any commitment to acquire any Equity Interest, to provide funds to, or to make any investment (in the form of a loan, capital contribution or otherwise) in any of Parent’s Related Entities or any Subsidiary of any such Related Entities; (ii) any indemnity obligations, or any guarantees of any Indebtedness for borrowed money with respect to any of Parent’s Related Entities or any Subsidiary of any

such Related Entities; or (iii) as of the date of this Agreement, any material outstanding payables, receivables, loans, advances or other accounts, in each case with respect to any of the Parent’s Related Entities or any Subsidiary of any such Related Entities.

(b) Except as set forth in Section 4.26(b) of the Parent Disclosure Letter, to Parent’s Knowledge, neither Parent nor any of its Subsidiaries has any obligations or liabilities, whether actual or contingent, with respect to any incentive, bonus, deferred compensation, vacation, holiday, cafeteria, medical, disability, stock purchase, stock option, stock appreciation, phantom stock, restricted stock, restricted stock unit, stock-based compensation, change-in-control, retention, employment, consulting, personnel or severance policies, programs, practices, Contracts or arrangements with respect to any of Parent’s Related Entities or any Subsidiary of any such Related Entities.

(c) Section 4.26(c) of the Parent Disclosure Letter sets forth a true and correct list of all Contracts between Parent and/or any of its Subsidiaries and any of Parent’s Related Entities or any Subsidiary of any such Related Entities (the “Parent Related Entity Contracts”). Except, in each case, as has not, and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (i) all Parent Related Entity Contracts are valid and binding on Parent and/or the relevant Subsidiary of Parent that is a party thereto and, to Parent’s Knowledge, each other party thereto, subject to the Bankruptcy and Equity Exception; (ii) all Parent Related Entity Contracts are in full force and effect; (iii) Parent and each of its Subsidiaries have performed all material obligations required to be performed by them under the material Parent Related Entity Contracts to which they are parties; and (iv) to Parent’s Knowledge, each other party to a material Parent Related Entity Contract has performed all material obligations required to be performed by it under such material Parent Related Entity Contract.

(d) Section 4.26(d) of Parent Disclosure Letter sets forth, as of the date of this Agreement, for each of Parent’s Related Entities, the number of outstanding shares of capital stock or other Equity Interests and type(s) of such shares or other Equity Interests owned by Parent or its Subsidiaries. Parent owns directly or indirectly, beneficially and of record, all of such shares of capital stock or other Equity Interests, free and clear of any Liens other than Permitted Liens and Liens created under the applicable Parent Related Entity Contracts.

Section 4.27 No Additional Representations.

(a) Except for the representations and warranties made in this Article IV, neither Parent, Merger Sub nor any other Person makes any express or implied representation or warranty with respect to Parent, Merger Sub or their Subsidiaries or Related Entities or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) in connection with this Agreement or the transactions contemplated hereby, and Parent hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, Merger Sub or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, Merger Sub any of their Subsidiaries or Related Entities or their respective businesses; or (b) except for the representations and warranties made by Parent and Merger Sub in this

Article IV, any oral or written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent and Merger Sub, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

(b) Parent and Merger Sub each acknowledge and agree that it has (i) had the opportunity to meet with the management of the Company and to discuss the business, assets and liabilities of the Company and its Subsidiaries and Related Entities; (ii) been afforded the opportunity to ask questions of and receive answers from officers of the Company; and (iii) conducted its own independent investigation of the Company and its Subsidiaries and Related Entities, their respective businesses, assets, liabilities and the transactions contemplated by this Agreement.

(c) Notwithstanding anything contained in this Agreement to the contrary, each of Parent and Merger Sub acknowledges and agrees that neither the Company or any other Person has made or is making any representations or warranties relating to the Company or its Subsidiaries or Related Entities whatsoever, express or implied, beyond those expressly given by the Company in Article III, including any implied representation or warranty as to the accuracy or completeness of any information regarding the Company furnished or made available to Parent, Merger Sub, or any of their Representatives. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, estimates, budgets or prospect information that may have been made available to Parent, Merger Sub or any of their Representatives.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

Section 5.1 Conduct of Businesses Prior to the Effective Time. From the date of this Agreement, except as (a) expressly contemplated or permitted by this Agreement, (b) required by applicable Law, (c) as consented to in writing by Parent or the Company, as applicable (such consent not to be unreasonably withheld, delayed or conditioned), or (d) set forth in Section 5.1 of the Company Disclosure Letter or Parent Disclosure Letter, as applicable, each of Parent and the Company shall, and shall cause each of its respective Subsidiaries to, (i) conduct its business in all material respects in the usual, regular and ordinary course in substantially the same manner as heretofore conducted; and (ii) to the extent consistent with clause (i), use reasonable best efforts to maintain and preserve intact its business organization, employees, advantageous business relationships (including with its customers and suppliers), Company Permits or Parent Permits, as applicable, and retain the services of its key officers and key employees.

Section 5.2 Forbearances. Without limiting the generality of Section 5.1 above, except as set forth in Section 5.2 of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable, and except as expressly contemplated or permitted by this Agreement or as required by applicable Law, neither the Company nor Parent shall, and neither the Company nor Parent shall permit any of its Subsidiaries to, without the prior written consent of Parent or the Company, as applicable (such consent not to be unreasonably withheld, delayed or conditioned):

(a) (i) other than dividends and distributions by a direct or indirect Subsidiary to such Party or any direct or indirect wholly-owned Subsidiary of such Party, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock; (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of stock options or settlement of stock units that are outstanding as of the date of this Agreement in accordance with their present terms; or (iii) purchase, redeem or otherwise acquire any shares of its capital stock or other securities or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the withholding of shares of common stock to satisfy the exercise price or Tax withholding upon the exercise of stock options, vesting of restricted shares or settlement of stock units, in each case that are outstanding as of the date of this Agreement in accordance with their present terms and such Party’s practices as of the date of this Agreement);

(b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities, including any restricted shares of its common stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including any stock options and unit awards (other than (i) the issuance of its common stock upon the exercise of stock options or vesting of restricted shares, in each case that are outstanding as of the date of this Agreement in accordance with their present terms; (ii) the issuance of up to 50,000 Company Stock Options to new employees in the ordinary course of business consistent with past practice; or (iii) the issuance of Company Common Stock under the Company Stock Plan pursuant to the Company’s Director Compensation Plan existing on the date of this Agreement up to a fair market value of $225,000 in the aggregate);

(c) amend its articles of incorporation, bylaws or other comparable organizational documents or the organizational documents of any of its Subsidiaries;

(d) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets, in each case, except for (i) acquisitions of Oil and Gas Properties, equipment, inventory or other assets related to the ownership or operation of Oil & Gas Properties in the ordinary course of business consistent with past practice and (ii) acquisitions for amounts that, in the aggregate, do not exceed $5,000,000; provided, however, that no acquisition otherwise permitted by the foregoing clauses (i) or (ii) may be made to the extent it may reasonably be expected to prevent, materially delay or materially impede the consummation of the transactions contemplated by this Agreement;

(e) sell, assign, transfer, lease, license, mortgage or otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of any of its properties or assets or create any security interest in such assets or properties that have a fair market value in excess of $5,000,000 in the aggregate, in each case, other than in the ordinary course of business consistent with past practice (including disposing of, selling, assigning, transferring, leasing, licensing, mortgaging or otherwise encumbering Oil and Gas Properties and related assets in the ordinary course of business consistent with past practice);

(f) except for borrowings under the Credit Agreements that are incurred in the ordinary course of business consistent with past practice, or Indebtedness owed by any wholly-owned Subsidiary to such Party or any other wholly-owned Subsidiary of such Party, incur, redeem, prepay, repurchase, defease, cancel, or modify the terms of, any Indebtedness or assume, guarantee or endorse, or otherwise become responsible for the Indebtedness of any Person (other than any of its wholly-owned Subsidiaries);

(g) make any loans or advances to any Person other than its wholly-owned Subsidiaries or as a result of ordinary advances and reimbursements to employees;

(h) change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date of this Agreement, except as required by changes in GAAP or regulatory accounting principles;

(i) make investments in Persons (other than in any of its wholly-owned Subsidiaries or any Related Entity) in excess of $5,000,000 in the aggregate, whether by purchase of stock or securities, contributions to capital, property transfers, or entering into binding agreements with respect to any such investment or acquisition;

(j) make, change or revoke any material Tax election, change an annual Tax accounting period, adopt or change any material Tax accounting method, file any material amended Tax Return, enter into any closing agreement with respect to a material amount of Taxes, settle any material claim or assessment from a Tax Authority or surrender any right to claim a refund of a material amount of Taxes;

(k) except as expressly permitted by any other provision of this Section 5.2 or as set forth in Section 5.2 of the Company Disclosure Letter or the Parent Disclosure Letter, terminate or waive any material provision of any Company Material Contract or Parent Material Contract, as applicable, other than normal renewals of such Contracts without materially adverse changes, additions or deletions of terms, or enter into or renew any agreement or contract or other binding obligation of such Party or its Subsidiaries containing (i) any restriction on the ability of such Party and its Subsidiaries, or, after the Merger, Parent and its Subsidiaries (including the Company), to conduct their businesses as presently conducted or currently contemplated to be conducted after the Merger or (ii) any restriction on such Party or its Subsidiaries, or, after the Merger, Parent and its Subsidiaries (including the Company), in engaging in any type of activity or business;

(l) (i) incur any capital expenditures or (ii) enter into any Contract obligating such Party to make capital expenditures, except, in each case, for (A) capital expenditures made in accordance with such Party’s existing capital plan for 2013 as in effect as of the date of this Agreement (which plan is set forth in Section 5.2 of the Company Disclosure Letter or the Parent Disclosure Letter, as applicable); or (B) to the extent not reflected on such capital plan, capital expenditures not in excess of $5,000,000 in the aggregate with respect to the Company and $10,000,000 in the aggregate with respect to Parent;

(m) except as required by agreements or instruments in effect on the date of this Agreement, alter in any material respect, fail to satisfy or enter into any commitment to alter in any material respect, any material interest in any corporation, association, joint venture, partnership or business entity in which such Party directly or indirectly holds any equity or ownership interest on the date of this Agreement;

(n) except as required by the terms of Company Benefit Plans or Company Employment Agreements, or the terms of Parent Benefit Plans or Parent Employment Agreements, as applicable, as in effect on the date of this Agreement or as required by applicable Law or as provided by this Agreement, or as in the ordinary course of business consistent with past practice, (i) grant or pay to any current or former director, officer, employee or consultant of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, any increase in compensation, except for annual or promotional salary or wage increases in the ordinary course of business consistent with past practice not to exceed, in the aggregate for all such increases, 10% of the aggregate wage and salary expense for the prior year to the Company and its Subsidiaries or Parent and its Subsidiaries, as applicable, on a consolidated basis, except Parent may grant or pay to both (A) the estate of its immediate past Chairman who served prior to April 19, 2013 the incentive bonuses for the fiscal year that ends June 30, 2013 and (B) its current Chairman, President and Chief Executive Officer the incentive bonuses for the fiscal year that ends June 30, 2013 and the fiscal year that will begin July 1, 2013, in accordance with the criteria previously approved by the Parent Board, which bonuses shall not exceed the individual amounts set forth in Section 5.2(n) of the Parent Disclosure Schedule; (ii) grant, pay, promise to pay, or enter into any Company Benefit Plan or Company Employment Agreement or Parent Benefit Plan or Parent Employment Agreement, as applicable, to pay, to any current or former director, officer, employee, consultant or service provider of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, any severance, retention, change in control or termination pay or any increase in actual or potential severance, retention, change in control or termination pay, except to Parent Employees who will be employed by Parent for six months or less following the Effective Time in an amount not to exceed $1,500,000 in the aggregate; (iii) increase the compensation or benefits provided or payable under any Company Benefit Plan or Company Employment Agreement or Parent Benefit Plan or Parent Employment Agreement, as applicable; (iv) modify the terms of any equity-based award granted under any Company Stock Plan or Parent Stock Plan, as applicable; (v) make any discretionary contributions or payments with respect to any Company Benefit Plan or Company Employment Agreement or Parent Benefit Plan or Parent Employment Agreement, as applicable, to any trust or other funding vehicle; (vi) accelerate the payment or vesting of any payment or benefit provided or to be provided to any director, officer, employee or consultant of the Company or any of its Subsidiaries or Parent or any of its Subsidiaries, as applicable, or otherwise pay any amounts not due such individual, except to Parent Employees who will be employed by Parent for six months or less following the Effective Time; (vii) enter into any new or amend or modify any existing Company Employment Agreement or Parent Employment Agreement, as applicable, (or agreement that would be a Company Employment Agreement or Parent Employment Agreement, as applicable, if in effect on the date of this Agreement), other than employment agreements for new hires with an annual compensation not exceeding $250,000 in the aggregate; (viii) establish any new or amend or modify any existing Company Benefit Plans or Parent Benefit Plans, as applicable, (or plans that would be a Company Benefit Plan or Parent Benefit Plan, as applicable, if in effect on the date of this Agreement); or (ix) establish, adopt or enter into any collective bargaining agreement;

(o) except as set forth in Section 5.2 of the Company Disclosure Letter or the Parent Disclosure Letter, pay, discharge, settle, waive, release or assign or compromise any legal action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise (i) that involves solely money damages in an amount not in excess of $5,000,000 in the aggregate, and that does not create binding precedent for other pending or potential legal action, litigation, arbitration or proceeding, or (ii) pursuant to the terms of any Contract in effect on the date of this Agreement (copies of which have been provided to the Other Party prior to the date of this Agreement);

(p) take any action, or knowingly fail to take any action within its control, which action or failure to act would reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

(q) adopt or enter into a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of such Party or any of its Subsidiaries (other than the Merger);

(r) fail to maintain in full force and effect the material insurance policies covering such Party and its Subsidiaries and their respective properties, assets and business in a form and amount consistent with past practices;

(s) enter into any hedging Contracts not in the ordinary course of business consistent with past practice;

(t) purchase or otherwise acquire, directly or indirectly (including by way of providing financing), any Equity Interests in the Other Party or any of the Other Party’s Subsidiaries; or

(u) commit or agree to take any of the actions contemplated by Section 5.2(a) through (t) above.

Section 5.3 No Control of the Other Party’s Business. Nothing contained in this Agreement shall give Parent, directly or indirectly, the right to control or direct the operations of the Company, or shall give the Company, directly or indirectly, the right to control or direct the operations of Parent prior to the Effective Time. Prior to the Effective Time, each of the Company and Parent shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Proxy Statement; Registration Statement. Parent and the Company shall, as promptly as reasonably practicable following the date of this Agreement, prepare and file with the SEC a proxy statement relating to the meetings of the Company’s stockholders and Parent’s stockholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (together with any amendments or supplements thereto, the “Joint Proxy Statement”) and a registration statement on Form S-4 (together with any amendments or supplements thereto, the “Form S-4”), in which the Joint Proxy Statement will be included as a prospectus. Each of Parent and the Company shall, upon the reasonable request by the Other Party, furnish to the Other Party all information as may be reasonably necessary or advisable in connection with the Joint Proxy Statement or the Form S-4. Each of Parent and the Company shall use its reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as necessary to consummate the transactions contemplated by this Agreement. Each of the Parties shall mail or deliver the Joint Proxy Statement to its respective stockholders as promptly as reasonably practicable after the Form S-4 has been declared effective under the Securities Act. Parent may file the opinion described in Section 7.2(c), and the Company may file the opinion described in Section 7.3(c), in each case with the SEC by post-effective amendment to the Form S-4. Parent shall also use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and the Company shall furnish all information concerning it and the holders of Company Common Stock as may be reasonably requested in connection with any such action. Each of Parent and the Company shall, as promptly as reasonably practicable after receipt thereof, provide the Other Party copies of any written comments and advise the Other Party of any oral comments, with respect to the Joint Proxy Statement and/or the Form S-4 received from the SEC. Each Party shall also advise the Other Party, as promptly as reasonably practicable after receipt of notice thereof, of the time when the Form S-4 has become effective, the issuance of any stop order, or the suspensions of the qualification of the Parent Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction. The Parties shall cooperate and provide the Other Party with a reasonable opportunity to review and comment on any amendment or supplement to the Joint Proxy Statement and the Form S-4 prior to filing such with the SEC and will provide the Other Party with a copy of all such filings with the SEC to the extent not otherwise publicly available. If at any time prior to the Effective Time, Parent or the Company has Knowledge of any information relating to Parent or the Company, or any of their respective officers, directors or other Affiliates, which should be set forth in an amendment or supplement to the Form S-4 or the Joint Proxy Statement so that any such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the Other Party and, to the extent required by applicable Laws, an appropriate amendment or supplement describing such information shall be filed as promptly as reasonably practicable with the SEC and, to the extent required under applicable Law, disseminated to the stockholders of Parent and the Company. Notwithstanding anything contained in this Agreement to the contrary, no amendment or supplement (including by incorporation by reference) to the Joint Proxy Statement or the Form S-4 shall be made without the approval of both Parent and the Company, which approval shall not be unreasonably withheld, delayed or conditioned; provided, however, that the Company, in connection with a Change in Company Recommendation, and Parent, in connection with a Change in Parent Recommendation, may amend or supplement the Joint Proxy Statement and/or the Form S-4 (including by incorporation by reference) pursuant to a Qualifying Amendment to effect such a change, and in such event, this right of approval shall apply only with respect to information relating to the Other Party or its business, financial condition or results of operations, and shall be subject to the right of each Party to have its Board’s deliberations and conclusions be accurately described. A “Qualifying Amendment” means an amendment or supplement to the Joint Proxy Statement or the Form S-4 (including by incorporation by reference) to the extent that it contains (a) a Change in Company Recommendation or a Change in Parent Recommendation (as the case may be), (b) a statement of the reasons of the Company Board or Parent Board (as the case may be) for making such Change in Company Recommendation or a Change in Parent Recommendation (as the case may be), and (c) additional information reasonably related to the foregoing.

Section 6.2 Access to Information.

(a) Upon reasonable notice and subject to applicable Law, each of the Company and Parent shall, and shall cause each of its Subsidiaries to, afford to the Other Party and its Representatives reasonable access, at such Other Party’s expense, during normal business hours, to all of its properties, books, Contracts, commitments, financial and operating data, records, and officers and employees and, during such period, the Parties shall, shall cause their respective Subsidiaries to, and shall use their reasonable best efforts to cause their Representatives to, make available to the Other Party all other information concerning their businesses, properties and personnel as the Other Party may reasonably request. Each of the Company and Parent shall, and shall cause each of its Subsidiaries to, provide to the Other Party, to the extent not publicly available, a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of the federal securities Laws. Neither the Company nor Parent nor any of their Subsidiaries shall be required to provide access to or to disclose information if it would unreasonably disrupt the operations of such Party or any of its Subsidiaries or where such Party determines in good faith, after consultation with legal counsel, that such access or disclosure is reasonably likely to jeopardize the attorney-client or other legal privilege of such Party or its Subsidiaries or contravene any Law, Order or binding agreement. If any material is withheld by such Party pursuant to the preceding sentence, such Party shall inform the Other Party as to the general nature of what is being withheld.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement.

(c) No investigation by either of the Parties or their respective Representatives shall have any effect for the purpose of determining the accuracy of the representations and warranties of the Other Party set forth in this Agreement.

Section 6.3 Stockholder Meetings. The Company and Parent shall each establish a record date for, duly call, give notice of, convene and hold a meeting of their respective stockholders to be held for the purpose of obtaining the requisite stockholder approval required in connection with this Agreement and the Merger (the “Company Stockholder Meeting” and the “Parent Stockholder Meeting,” respectively), and each shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable after the Form S-4 is declared effective. The Company and Parent shall each use their reasonable best efforts to cause the Company Stockholder Meeting and the Parent Stockholder Meeting to be held on the same day at substantially the same time. The Company Board has resolved to recommend to the Company’s stockholders that such stockholders vote in favor of the adoption of this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Company Recommendation”). Unless otherwise agreed by the Parties, this Agreement and the Merger shall be submitted to the stockholders of the Company at the Company Stockholder Meeting for the purpose of obtaining the Company Stockholder Approval, and the Company and its Board shall use their reasonable best efforts to solicit and obtain the Company Stockholder Approval. The Parent Board has resolved to recommend to its stockholders that such stockholders vote in favor of the Parent Share Issuance (the “Parent Recommendation”). Unless otherwise agreed by the Parties, the Parent Share Issuance shall be submitted to the stockholders of Parent at the Parent Stockholder Meeting for the purpose of obtaining the Parent Stockholder Approval, and Parent and its Board shall use their reasonable best efforts to solicit and obtain the Parent Stockholder Approval. The Company and Parent shall not postpone or adjourn the Company Stockholder Meeting or the Parent Stockholder Meeting, as applicable, except to the extent required by applicable Law or to solicit additional proxies and votes in favor of (a) in the case of the Company, the adoption of this Agreement if sufficient votes to constitute the Company Stockholder Approval have not been obtained; or (b) in the case of Parent, the Parent Share Issuance if sufficient votes to constitute the Parent Stockholder Approval have not been obtained; provided, however, that unless otherwise agreed to by the Parties, neither the Company Stockholder Meeting nor the Parent Stockholder Meeting may be postponed or adjourned to a date that is more than 20 Business Days after the date for which the Company Stockholder Meeting or the Parent Stockholder Meeting, as the case may be, was originally scheduled (excluding any adjournments or postponements required by applicable Law).

Section 6.4 Legal Conditions to Merger. Upon the terms and subject to the conditions set forth in this Agreement, each of Parent and the Company shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply as promptly as reasonably practicable with all legal requirements that may be imposed on such Party or its Subsidiaries with respect to the Merger, the Parent Share Issuance and the other transactions contemplated by this Agreement (including the furnishing of information for, and the preparation and filing of, all necessary and proper statements, forms, registrations, filings, notices, representation letters, and declarations related to the Merger); (b) to cause the conditions set forth in Article VII to be satisfied and to consummate the transactions contemplated by this Agreement in a reasonably expeditious manner; and (c) to obtain (and to cooperate with the Other Party to obtain) any material consent, authorization, Order or approval of, or any exemption or waiver by, any Governmental Entity (including any Requisite Approvals) and any other Third Party that is required to be obtained by the Company or Parent or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement. Upon either Party’s receipt of a communication from any Governmental Entity that causes such Party to believe that there is a reasonable likelihood that any Stockholder Approval will not be obtained or that the receipt of any required consent or approval may be materially delayed, such Party shall promptly (i) advise the Other Party and (ii) to the extent permitted by Law, provide the Other Party with a copy of such communication.

Section 6.5 NYSE Listing. Parent shall cause the shares of Parent Common Stock to be issued in the Merger and such other shares of Parent Common Stock to be reserved for issuance in connection with the Merger to be approved for listing on the NYSE, subject to official notice of issuance as promptly as reasonably practicable after the date of this Agreement, and in any event, prior to the Closing Date.

Section 6.6 Employee Matters.

(a) To the extent that employees of Parent or its Affiliates (including employees of Parent or its Affiliates who are employed under a co-employment relationship with a professional employer organization that provides employee services to Parent or its Affiliates) immediately prior to the Effective Time remain employed by Parent, or any of its Affiliates (including through co-employment with such professional employer organization) after the Effective Time (the “Parent Employees”), each such Parent Employee will receive a base salary or hourly rate of pay, as applicable, at least equal to that in effect for such Parent Employee immediately prior to the Effective Time until the date that is one year after the Effective Time. All Parent Employees and other Persons listed in Section 6.6(a) of the Parent Disclosure Letter shall continue to be entitled to any deferred bonus previously granted by Parent or its Subsidiaries prior to the date of this Agreement, such bonuses in the aggregate not to exceed the amount set forth on Section 6.6(a) of the Parent Disclosure Letter. Beginning on the date that is one year after the Effective Time, the base salary or hourly rate of pay, as applicable, for any Parent Employee who remains employed by the Parent or any of its Affiliates (including through co-employment with such professional employer organization) may be adjusted as deemed appropriate by Parent.

(b) The Parties shall cause each benefit plan in which employees of the Company or any of its Affiliates immediately prior to the Effective Time who remain employed by the Parent or any of its Affiliates immediately following the Effective Time (the “Company Employees”) are eligible to participate after the Effective Time to take into account, to the extent consistent and compatible with the terms of the applicable benefit plan, for purposes of eligibility, vesting and benefit accrual under such benefit plans, the service of the Company Employees with the Company and its Affiliates to the same extent as such service was credited for such purpose by the Company or its Affiliates; provided, however, that such credited service shall not result in a duplication of benefits. With respect to Parent Employees, the Parties shall cause each benefit plan in which Parent Employees are eligible to participate to take into account, to the extent consistent and compatible with the terms of the applicable benefit plan, for purposes of eligibility, vesting and benefit accrual under such benefit plans, the service of the Parent Employees with Parent, its Affiliates and such professional employer organization to the same extent as such service was credited for such purpose by Parent, its Affiliates, or such professional employer organization; provided, however, that such credited service shall not result in a duplication of benefits. Nothing herein shall limit the ability of Parent or its Affiliates to amend or terminate any of the Company Benefit Plans or Parent Benefit Plans in accordance with their terms after the Effective Time.

(c) If Parent Employees become eligible to participate in Company Benefit Plans that are health plans, to the extent allowable by the applicable insurance carrier, if any, or applicable plan, the Parties shall use commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable life, disability, medical, health or dental plans, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time for the year in which the Effective Time or participation in such plans, as applicable, occurs.

(d) At a date determined by Parent after the Effective Time, the accounts (including any loan balances) of Parent Employees in the 401(k) savings plan in which Parent Employees participate will be transferred to the Company’s 401(k) savings plan, in accordance with the requirements of the applicable plan and of applicable Law. The Company shall make such amendments to the Company’s 401(k) savings plan, and shall take such other actions, as may be necessary or appropriate to effectuate the transfer of Parent Employees’ 401(k) plan accounts.

(e) For the applicable fiscal year in which the Effective Time occurs, the Parent Employees (other than the estate of Parent’s immediate past Chairman and Parent’s current Chairman, President and Chief Executive Officer, as provided below), and the Company Employees will be eligible to receive an annual bonus that will be calculated as follows: (i) solely with respect to the Company Employees, for the period that begins on the first day of the applicable fiscal year in which the Effective Time occurs and ends on the date of the Effective Time, a pro-rated performance-based bonus determined and calculated pursuant to the attainment of the applicable performance goals in their respective annual incentive plans in effect immediately prior to the Effective Time, pro-rated based on the number of days elapsed from the beginning of the applicable fiscal year in which the Effective Time occurs to the date of the Effective Time (but paid at the time noted below); and (ii) with respect to the Parent Employees (other than the estate of Parent’s immediate past Chairman and Parent’s current Chairman, President and Chief Executive Officer, as provided below) and the Company Employees, for the period that begins on the date immediately following the date of the Effective Time (or, for Parent Employees, July 1, 2013, if the Effective Time occurs after June 30, 2013) and ends on December 31, 2013, a discretionary bonus amount that shall be determined by the Compensation Committee of Parent’s Board after the Effective Time. The aggregate annual bonus amount, if any described in clauses (i) and (ii) shall be paid between January 1, 2014 and March 15, 2014, subject to any forfeiture restrictions that would apply to such a bonus payment in the event that the applicable Parent Employee or Company Employee is no longer providing services to the Parent or any of its Affiliates (including the Surviving Corporation and its Subsidiaries) on December 31, 2013. Notwithstanding the immediately preceding sentence, with respect to the annual bonus payments to be made to both (A) the estate of Parent’s immediate past Chairman who served prior to April 19, 2013 for Parent’s fiscal year ending June 30, 2013 and (B) Parent’s current Chairman, President and Chief Executive Officer for Parent’s fiscal year ending June 30, 2013 and, in the event that the Effective Time has not occurred prior to July 1, 2013, Parent’s short fiscal year that will begin July 1, 2013, the amount of such bonuses shall be determined in accordance with the criteria previously approved by the Parent Board, which bonuses shall not exceed the individual amounts set forth in Section 5.2(n) of the Parent Disclosure Letter. For other Parent Employees, Parent may pay discretionary annual bonuses and retention bonuses for the fiscal year ending June 30, 2013 as the Parent Board deems appropriate and as in the ordinary course of business consistent with past practice; provided, however, that such bonuses may not exceed $600,000 in the aggregate.

(f) As of, or as soon as administratively practicable following, the Effective Time, Parent shall establish (i) an annual bonus program, which shall be the same as, or based substantially on the terms of, the Company Cash Incentive Bonus Plan, for the calendar year beginning January 1, 2014 (which will be the first fiscal year that immediately follows the fiscal year in which the Effective Time occurs pursuant to Section 6.14(a)), and (ii) a revised long term incentive plan, which is the same as, or based substantially on the terms of, the Company Long-Term Incentive Plan (which is a sub-plan governed by the Company’s 2005 Stock Incentive Plan), with shares to be issued under Parent’s 2009 Equity Compensation Plan.

(g) Without limiting the generality of Section 9.5, this Section 6.6 shall be binding upon and inure solely to the benefit of each Party, and nothing in this Section 6.6, express or implied, is intended to confer upon any other Person, including, any current or former director, officer or employee of the Company, Parent or their respective Subsidiaries, any rights or remedies of any nature whatsoever under or by reason of this Section 6.6. Nothing in this Section 6.6, express or implied, shall be (i) deemed an amendment of any Company Benefit Plan or Parent Benefit Plan, or (ii) construed to prevent any Party or its Affiliates from terminating or modifying to any extent or in any respect any employee benefit plan that a Party or its Affiliates may establish or maintain.

Section 6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) In the event of any threatened or actual Action, whether civil, criminal or administrative, in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director or officer of the Company or any of its Subsidiaries or who is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director or officer of the Company or any of its Subsidiaries, (ii) all acts or omissions by him taken at the request of the Company or any of its Subsidiaries at any time prior to the Effective Time, or (iii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the Parties shall cooperate and use their best efforts to defend against and respond thereto. From and after the Effective Time, Parent shall indemnify and hold harmless, as and to the fullest extent permitted under applicable Law, the Company’s certificate of incorporation and bylaws and any agreement set forth in Section 6.7(a) of the Company Disclosure Letter, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any such Action upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual Action.

(b) Unless required by applicable law, no provision in any certificate or articles of incorporation, bylaws, or comparable organizational documents of the Company or any of its Subsidiaries providing indemnification, advancement or exculpation shall for a period of six years following the Effective Time be amended, modified or repealed in any manner that would adversely affect the rights or protections thereunder of any individuals who at the Effective Time were current or former directors, officers or employees of the Company or any of its Subsidiaries.

(c) For a period of six years from the Effective Time, Parent shall maintain in effect, for the benefit of the Indemnified Parties with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors and officers in their capacity as such, the existing directors’ and officers’ liability insurance policy maintained by the Company as of the date of this Agreement (provided, however, that Parent may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy). The Company may, in lieu of the foregoing insurance coverage, purchase, prior to the Effective Time, a six-year prepaid “tail policy” on terms and conditions (in both amount and scope) providing substantially equivalent benefits as the current policies of directors’, officers’ and employees’ liability insurance maintained by the Company with respect to acts or omissions occurring prior to the Effective Time that were committed by such directors, officers and employees in their capacity as such. Notwithstanding the foregoing, in no event shall Parent be required to, and the Company shall not, expend more than 250% per year of coverage of the amount currently expended by the Company per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto. If Parent is unable to maintain or obtain the insurance called for by this Section 6.7(c), Parent shall obtain as much comparable insurance as available for the Maximum Amount. The Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to Parent’s insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of Persons who are directors and officers of Parent as of the date of this Agreement.

(d) The provisions of this Section 6.7 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and Representatives and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by contract or otherwise.

(e) If Parent or the Surviving Corporation or any of its successors or assigns shall (i) consolidate with or merge into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfer all or substantially all of its properties and assets to any Person, then, and in each such case, proper provisions shall be made so that the successors and assigns of Parent or the Surviving Corporation (or acquiror of such assets), as the case may be, shall assume all of the obligations of Parent or the Surviving Corporation set forth in this Section 6.7.

Section 6.8 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Parent, on the one hand, and a Subsidiary of the Company, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either Party, the proper officers and directors of each Party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Parent.

Section 6.9 Advice of Changes. Each Party shall promptly advise the Other Party of any change or event (a) having or reasonably likely to have a Material Adverse Effect on it or (b) that it believes would or would be reasonably likely to cause or constitute a breach of any of its representations, warranties or covenants contained in this Agreement, which breach would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.1 or Section 7.2, with respect to the Company, or Section 7.1 or Section 7.3, with respect to Parent; provided, however, that no such notification shall affect the representations, warranties, covenants or other agreements of the Parties (or remedies with respect thereto) or the conditions to the obligations of the Parties under this Agreement; provided, further, that a failure to comply with this Section 6.9 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VII to be satisfied.

Section 6.10 Exemption from Liability Under Section 16(b). Prior to the Effective Time, the Company and Parent shall take such actions as may be necessary to cause dispositions of equity securities of the Company (including Derivative securities) or acquisitions of Parent Common Stock resulting from the transactions contemplated by this Agreement by any individual who is subject to Section 16 of the Exchange Act with respect to the Company, or will become subject to such requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act in accordance with the procedures set forth in such Rule 16b-3 and the Skadden, Arps, Slate, Meagher & Flom LLP SEC No-Action Letter (January 12, 1999).

Section 6.11 No Solicitation.

(a) None of the Company or Parent (each, a “No-Shop Party”) or their respective Subsidiaries or any Representative of such No-Shop Party or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate, knowingly encourage or knowingly facilitate, directly or indirectly (including by way of furnishing non-public information), or take any other action designed to facilitate, any inquiry or proposal regarding an Alternative Transaction involving such No-Shop Party or any of its Subsidiaries (an “Acquisition Proposal”); (ii) participate in any discussions or negotiations regarding an Alternative Transaction; or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, a No-Shop Party shall be permitted, prior to the obtaining of the Stockholder Approval of such No-Shop Party, and subject to first entering into a confidentiality agreement with the Person proposing such Acquisition Proposal on terms substantially similar to, and no less favorable to such No-Shop Party than, those contained in the Confidentiality Agreement, to (i) furnish information (including non-public information) concerning such No-Shop Party and its Subsidiaries to the Person making such Acquisition Proposal and its Representatives and afford such Person and its Representatives access to the business, properties, assets, Contracts, officers, employees, books and records of such No-Shop Party and its Subsidiaries; provided, however, that such No-Shop Party shall substantially concurrently with the delivery to such Person provide to the Other Party any non-public information or access that is provided or made available to such Person or its Representatives unless such information or access has been previously been provided or made available to the Other Party; and (ii) consider and participate in discussions and negotiations with respect to such Acquisition Proposal received by such No-Shop Party, in each case, if and only to the extent that (A) such Acquisition Proposal is an unsolicited, bona fide written Acquisition Proposal made after the date of this Agreement; (B) such Acquisition Proposal did not result from a breach of this Section 6.11(a), and (C) the Board of such No-Shop Party reasonably determines in good faith (after consultation with outside legal counsel) that such Acquisition Proposal is, or is reasonably likely to lead to, a Superior Proposal.

(b) Other than in accordance with Section 6.11(c) or Section 6.11(e) below, the Board of a No-Shop Party shall not (i) fail to make the Company Recommendation or the Parent Recommendation, as the case may be; (ii) withdraw or modify or qualify in a manner adverse to the Other Party, or publicly propose to withdraw or modify or qualify in a manner adverse to Other Party, the Company Recommendation or the Parent Recommendation, as the case may be; (iii) approve, adopt or recommend, or publicly propose to approve, adopt or recommend, any Acquisition Proposal; (iv) fail to reaffirm the Company Recommendation or the Parent Recommendation, as the case may be, within three Business Days upon the request of the Other Party (provided, however, that the Other Party may make such request only following the public announcement of an Acquisition Proposal and then only once for each Acquisition Proposal; provided, further, that the Other Party may make another request every time any material revisions are made to such Acquisition Proposal (it being agreed that any change in the purchase price in such Acquisition Proposal shall be deemed a material revision)); or (v) fail to include the Company Recommendation or Parent Recommendation (as the case may be) in the Joint Proxy Statement (any action described in clauses (i) through (v) a “Change in Company Recommendation” or a “Change in Parent Recommendation,” as applicable).

(c) Notwithstanding anything to the contrary in this Section 6.11, at any time prior to obtaining the Company Stockholder Approval or Parent Stockholder Approval, as applicable, if a No-Shop Party has received a bona fide written Acquisition Proposal that was not obtained in violation of Section 6.11(a), that has not been withdrawn or abandoned and that the Board of such No-Shop Party has concluded in good faith (after consultation with its financial advisors and outside legal counsel) constitutes a Superior Proposal after giving effect to all of the adjustments which may be offered by the Other Party pursuant to clause (ii) below (if applicable), the Board of such No-Shop Party may (1) effect a Change in Company Recommendation or a Change in Parent Recommendation, as applicable; and/or (2) terminate the Agreement to enter into a definitive agreement regarding a Superior Proposal if the following conditions are met:

(i) in the case of any action described in either clause (1) or clause (2) above, the Board of such No-Shop Party shall have determined in good faith that such action is necessary in order to comply with the fiduciary duties of its directors under applicable Law;

(ii) in the case of any action described in either clause (1) or clause (2) above, (A) such No-Shop Party shall have provided prior written notice to the Other Party in accordance with Section 9.2 (the “Superior Proposal Notice”) of its intention to effect a Change in Company Recommendation or a Change in Parent Recommendation, as applicable, and/or terminate the Agreement, which Superior Proposal Notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the Person making such Superior Proposal), and contemporaneously with providing such Superior Proposal Notice shall have provided a copy of the relevant proposed transaction agreements with the Person making such Superior Proposal and other material documents; (B) during the period that commences on the date of delivery of the Superior Proposal Notice as determined in accordance with Section 9.2 and ends at 11:59 p.m. Central time on the date that is the fifth Business Day following the date of such delivery (the “Superior Proposal Notice Period”), such No-Shop Party shall, and shall cause its Representatives to, negotiate with the Other Party and its Representatives in good faith (to the extent the Other Party desires to negotiate) to make such adjustments to the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal; and (C) the Board of such No-Shop Party shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by the Other Party and, at the end of the Superior Proposal Notice Period, shall have determined in good faith that such Acquisition Proposal continues to constitute a Superior Proposal even if such revisions were to be given effect. In the event that during the Superior Proposal Notice Period any revisions are made to such Acquisition Proposal and the Board of such No-Shop Party in its good faith judgment determines such revisions are material (it being agreed that any change in the purchase price in such Acquisition Proposal shall be deemed a material revision), the No-Shop Party shall be required to deliver a new Superior Proposal Notice and to comply with the requirements of this Section 6.11(c) with respect to such new Superior Proposal Notice (except that the Superior Proposal Notice Period shall end at 11:59 p.m. Central time on the date that is the second Business Day following the date of the delivery of such Superior Proposal Notice); and

(iii) in the case of any action described in clause (2) above, such No-Shop Party shall have (A) complied in all material respects with its obligations under this Section 6.11; and (B) paid the applicable Termination Fee to the Other Party in accordance with Section 8.3(d).

(d) Each No-Shop Party shall notify the Other Party promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for non-public information relating to such No-Shop Party or any of its Subsidiaries or for access to the business, properties, assets, Contracts, officers, employees, books and records of such No-Shop Party and its Subsidiaries by any Person that informs such No-Shop Party or any of its Subsidiaries that it is considering making, or has made, an Acquisition Proposal. Such notice to the Other Party shall be made orally and in writing and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the business, properties, assets, Contracts, officers, employees, books and records of such No-Shop Party or any of its Subsidiaries, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. Each No-Shop Party shall keep the Other Party informed as fully as reasonably practical on a prompt basis, and in any event within 24 hours, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. Each No-Shop Party shall also promptly, and in any event within 24 hours, notify the Other Party, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with this Section 6.11.

(e) Notwithstanding anything to the contrary in this Section 6.11, at any time prior to obtaining the Company Stockholder Approval or Parent Stockholder Approval, as

applicable, in circumstances not involving or relating to an Acquisition Proposal, if the Board of such No-Shop Party has concluded in good faith (after consultation with its financial advisors and outside legal counsel) that that such action is necessary in order to comply with the fiduciary duties of its directors under applicable Law, after giving effect to all of the adjustments which may be offered by the Other Party pursuant to clause (ii) below (if applicable), the Board of such No-Shop Party may effect a Change in Company Recommendation or a Change in Parent Recommendation, as applicable, if the following conditions are met:

(i) such No-Shop Party shall have provided prior written notice to the Other Party in accordance with Section 9.2 (the “Fiduciary Notice”) of its intention to effect a Change in Company Recommendation or a Change in Parent Recommendation, as applicable, and such Fiduciary Notice shall have specified the reasons for the Change in Company Recommendation or a Change in Parent Recommendation, as applicable;

(ii) during the period that commences on the date of delivery of the Fiduciary Notice as determined in accordance with Section 9.2 and ends at 11:59 p.m. Central time on the date that is the fifth Business Day following the date of such delivery (the “Fiduciary Notice Period”), such No-Shop Party shall, and shall cause its Representatives to, negotiate with the Other Party and its Representatives in good faith (to the extent the Other Party desires to negotiate) to make such adjustments to the terms and conditions of this Agreement as would permit the Board of such No-Shop Party not to make a Change in Company Recommendation or Change in Parent Recommendation, as applicable; and

(iii) the Board of such No-Shop Party shall have considered all revisions to the terms of this Agreement irrevocably offered in writing by the Other Party and, at the end of the Fiduciary Notice Period, shall have determined in good faith that a Change in Company Recommendation or a Change in Parent Recommendation, as applicable, would nevertheless continue to be necessary in order to comply with the fiduciary duties of its directors under applicable Law even if such revisions were to be given effect.

(f) Nothing contained in this Section 6.11 or elsewhere in this Agreement shall prohibit a No-Shop Party from taking and disclosing to the stockholders of such No-Shop Party a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act or from making any “stop, look and listen” communication or any other similar disclosure to the stockholders of such No-Shop Party pursuant to Rule 14d-9(f) under the Exchange Act; provided, however, that such disclosure that addresses or relates to the approval, recommendation or declaration of the advisability by the Board of such No-Shop Party with respect to this Agreement or an Acquisition Proposal shall be deemed a Change in Company Recommendation or a Change in Parent Recommendation, as applicable, unless the Company Board or the Parent Board, as applicable, in connection with such communication publicly states that its recommendation with respect to this Agreement has not changed or refers to the prior recommendation of the Company Board or the Parent Board, as applicable.

(g) Each No-Shop Party and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than the Other Party) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons (other than the Other Party) who have been furnished confidential information regarding such No-Shop Party in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date of this Agreement promptly to return or destroy such information. Except to the extent the Board of a No-Shop Party has concluded in good faith (after consultation with its financial advisors and outside legal counsel) that that such action is necessary in order to comply with the fiduciary duties of its directors under applicable Law, each No-Shop Party agrees not to, and to cause its Subsidiaries not to, release any Third Party from the confidentiality and standstill provisions of any agreement to which such No-Shop Party or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any Person to make an Acquisition Proposal.

(h) Each No-Shop Party shall ensure that all Representatives of such No-Shop Party and its Subsidiaries are aware of the restrictions described in this Section 6.11 as reasonably necessary to avoid violations thereof. Notwithstanding anything to the contrary in this Section 6.11, any violation of the restrictions set forth in this Section 6.11 by any Representative of a No-Shop Party or any of its Subsidiaries at the direction or with the consent of such No-Shop Party or any of its Subsidiaries shall be deemed to be a breach of this Section 6.11.

Section 6.12 Takeover Statutes. Each of Parent, Merger Sub and the Company shall use its reasonable best efforts (a) to take all actions necessary so that no “moratorium,” “control share,” “fair price,” “anti-greenmail,” “takeover,” “interested stockholder” or similar Laws are or become applicable to the Merger or any of the other transactions contemplated by this Agreement and (b) if any such Law is or becomes applicable to the Merger or any of the other transactions contemplated by this Agreement, to take all actions necessary so that the Merger and the other transactions contemplated hereby may be consummated as promptly as reasonably practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Laws on the Merger and the other transactions contemplated hereby.

Section 6.13 Reorganization Tax Matters. None of the Company, Merger Sub or Parent shall take or knowingly fail to take any action that is otherwise consistent with the terms of this Agreement (without regard to this Section 6.13) and compliant with applicable Law that would cause the Merger to fail to qualify as a reorganization within the meaning Section 368 of the Code. Subject to applicable Tax Law and the receipt of the tax opinion letters referenced in Section 7.2(c) and Section 7.3(c), each of the Company, Merger Sub and Parent shall report the Merger as a reorganization within the meaning of Section 368 of the Code.

Section 6.14 Certain Matters Relating to Parent.

(a) Parent Fiscal Year. At or prior to the Effective Time, subject to the occurrence of the Closing and upon the terms and conditions of this Agreement, Parent shall change its fiscal year to year-end December 31st.

(b) New Parent Bylaws. At or prior to the Effective Time, subject to the occurrence of the Closing, the bylaws of Parent shall be amended and restated in the form attached hereto as Exhibit C (the “New Parent Bylaws”).

(c) Parent Chairman and Executive Officers.

(i) At or prior to the Effective Time, the Parent Board shall appoint (A) Joseph J. Romano as Chairman of Parent (the “Chairman”); (B) Allan D. Keel as President and Chief Executive Officer of Parent; and (C) E. Joseph Grady as Senior Vice President and Chief Financial Officer of Parent (the persons in clauses (B) and (C) collectively, the “Named Executive Officers”). If the Chairman or any of the Named Executive Officers is unable or unwilling to hold the offices as set forth above, Parent and the Company shall confer and mutually designate his successor. The authority, duties and responsibilities of the Named Executive Officers shall be set forth in the Executive Officer Employment Agreements, which Contracts shall also set forth in their entirety the rights and remedies of the Named Executive Officers with respect to employment or engagement by Parent.

(ii) On the date of this Agreement, Parent and the Named Executive Officers have entered into employment agreements (the “Executive Officer Employment Agreements”). The effectiveness of the Executive Officer Employment Agreements is subject to the occurrence of the Closing.

(d) Parent Board Representation. At or prior to the Effective Time, Parent shall take all requisite action to (i) cause the size of the Parent Board to be eight directors and (ii) cause the directors of the Parent Board to be comprised of (A) five directors selected by the Parent Board, which directors shall be members of the existing Parent Board; and (B) three directors selected by the Company Board, which directors shall be members of the existing Company Board. In the event that, prior to the Effective Time, any person so selected to serve on the Parent Board after the Effective Time is unable or unwilling to serve in such position, the Board which selected such person shall designate another of its members (or a non-member of such Board if reasonably acceptable to the Parent Board) to serve in such person’s stead in accordance with the provisions of the immediately preceding sentence. For a period of no less than one year from and after the Effective Time, the Parent Board shall consist of five Parent Directors and three Company Directors; provided, however, that, during such period, at least three of the Parent Directors and at least two of the Company Directors shall be independent for purposes of the rules of the NYSE. If, at any time during such one year period, the number of Company Directors and Parent Directors serving, or that would be serving following the next stockholders’ meeting at which directors are to be elected, as directors of Parent, would not be as set forth above, then, subject to the fiduciary duties of the directors of Parent, the Parent Board (and any nominating committee thereof) shall appoint, and nominate for election at the next stockholders’ meeting at which directors are to be elected, such person or persons as may be requested by the remaining Company Directors (if the number of Company Directors is, or would otherwise become, less than three) or by the remaining Parent Directors (if the number of Parent Directors is, or would otherwise become, less than five) to ensure that there will be five Parent Directors and three Company Directors.

(e) Investment Committee. At or prior to the Effective Time, the Parent Board shall create an investment committee of the Parent Board (the “Investment Committee”) which, among other things, shall be designated the authority and power to allocate, subject to the approval of the entire Parent Board, the amount and nature of all capital expenditures of Parent and its Subsidiaries. The Investment Committee shall have two members, which shall, effective as of the Effective Time, be initially comprised of Joseph J. Romano and Allan D. Keel. Joseph J. Romano will serve as Chairman of the Investment Committee.

(f) Parent Name; Location. Following the Effective Time, Parent shall (i) retain its name and (ii) make the Surviving Corporation’s headquarters and principal corporate offices in Houston, Texas the headquarters and principal corporate offices of Parent.

Section 6.15 Transaction Litigation. Subject to applicable Law, each of Parent and the Company shall give the Other Party the opportunity to participate in the defense or settlement of any stockholder litigation against such Party and its directors or executive officers relating to the Merger and the other transactions contemplated by this Agreement. Each Party agrees that, except to the extent permitted pursuant to Section 5.2(o), such Party shall not settle or offer to settle any litigation commenced prior to or after the date of this Agreement against such Party or its directors, executive officers or similar persons by any stockholder of such Party relating to the Merger or the other transactions contemplated by this Agreement without the prior written consent of the Other Party (such consent not to be unreasonably withheld, delayed or conditioned).

ARTICLE VII

CONDITIONS PRECEDENT

Section 7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the Company, Parent and Merger Sub to effect the Merger are subject to the satisfaction or waiver (to the extent permitted by Law) on or prior to the Closing Date of the following conditions:

(a) Stockholder Approval. The Company Stockholder Approval and the Parent Stockholder Approval shall have been obtained in accordance with applicable Law.

(b) No Injunctions or Restraints; Illegality. No Laws shall have been adopted or promulgated by a Governmental Entity of competent jurisdiction and no temporary restraining order, preliminary or permanent injunction or other Order issued by a court or other Governmental Entity of competent jurisdiction in the United States shall be in effect, having the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) Regulatory Matters. Each of the approvals set forth in Section 3.4 and Section 4.4 required to be obtained for the consummation, as of the Effective Time, of the Merger and the other transactions contemplated by this Agreement (such approvals, the “Requisite Approvals”), other than any approvals the failure to obtain of which would not, individually or in the aggregate, have a Material Adverse Effect on the Company or Parent, shall have been obtained.

(d) NYSE Listing. The shares of Parent Common Stock to be issued in the Merger and such other shares to be reserved for issuance in connection with the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

(e) Effectiveness of the Form S-4. The Form S-4 shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Form S-4 shall be in effect and no proceedings for that purpose shall be pending before the SEC.

Section 7.2 Additional Conditions to Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger are subject to the satisfaction of, or waiver by Parent, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of the Company contained in Section 3.2(a) and the third sentence of Section 3.2(b) shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except, in each case, for inaccuracies that would result in payment of $1,000,000 or less of additional Merger Consideration, in the aggregate; (ii) each representation and warranty of the Company qualified by a Company Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date); and (iii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (iii), where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Company Material Adverse Effect. Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(b) Performance of Obligations of the Company. The Company shall have performed or complied with, in all material respects, all material agreements and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date and Parent shall have received a certificate of the chief executive officer or the chief financial officer of the Company to such effect.

(c) Tax Opinion. Parent shall have received an opinion from Morgan, Lewis & Bockius LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of Parent, Merger Sub or the Company. In the event that Morgan, Lewis & Bockius LLP is unwilling to provide such opinion, Parent shall accept such opinion from Vinson & Elkins LLP, if such firm will provide the same to Parent.

(d) Absence of Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 7.3 Additional Conditions to Obligations of the Company. The obligations of the Company to effect the Merger are subject to the satisfaction of, or waiver by the Company, on or prior to the Closing Date of the following conditions:

(a) Representations and Warranties. (i) The representations and warranties of Parent and Merger Sub contained in Section 4.2(a) and the third sentence of Section 4.2(b) shall be true and correct other than in de minimis respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), (ii) each representation and warranty of Parent and Merger Sub qualified by a Parent Material Adverse Effect shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date) and (iii) each of the other representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing Date, as if made as of such date (except for those representations and warranties which address matters only as of an earlier date which shall have been true and correct as of such earlier date), except in the case of this clause (iii), where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had, or would not reasonably be expected to have, a Parent Material Adverse Effect. The Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

(b) Performance of Obligations of Parent and Merger Sub. Parent and Merger Sub shall have performed or complied with, in all material respects, all material agreements and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date and the Company shall have received a certificate of the chief executive officer or the chief financial officer of Parent to such effect.

(c) Tax Opinion. Company shall have received an opinion from Vinson & Elkins LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations, warranties and covenants of officers of Parent, Merger Sub or the Company. In the event that Vinson & Elkins LLP is unwilling to provide such opinion, the Company shall accept such opinion from Morgan, Lewis & Bockius LLP, if such firm will provide the same to Company.

(d) Absence of Parent Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE VIII

TERMINATION AND AMENDMENT

Section 8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent:

(a) by mutual consent of the Company and Parent in a written instrument, if the Board of each so determines by a vote of a majority of the members of its respective entire Board;

(b) by either the Company Board or the Parent Board if any Governmental Entity that must grant a Requisite Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable Order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, provided, however, that a Party shall not have the foregoing right to terminate unless such Party has complied with its obligations pursuant to Section 6.4 with respect to such denial or Order;

(c) by either the Company Board or the Parent Board if the Merger has not been consummated on or before October 31, 2013 (the “End Date”), unless the failure of the Closing to occur by the End Date is due to the failure of the Party seeking to terminate this Agreement to perform or observe the covenants and agreements of such Party set forth in this Agreement;

(d) by either the Parent Board or the Company Board if there has been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of the Company, in the case of a termination by Parent, or Parent or Merger Sub, in the case of a termination by the Company, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.1 or Section 7.2, with respect to the Company, or Section 7.1 or Section 7.3, with respect to Parent, and which breach is not cured within 30 days following written notice to the Party committing such breach or by its nature or timing cannot be cured within such time period or prior to the End Date; provided, however, that a Party shall not have the foregoing right to terminate unless if, at the time of such termination, there exists a breach or breaches of any representation, warranty, covenant or agreement of such terminating Party contained in this Agreement that, individually or in the aggregate, would result in the closing conditions set forth in Section 7.1 or Section 7.2, with respect to the Company, or Section 7.1 or Section 7.3, with respect to Parent, not to be satisfied;

(e) by the Parent Board if the Company has either (i) effected a Change in Company Recommendation; provided, however, that the termination right pursuant to this clause (i) must be exercised by Parent prior to the receipt of the Company Stockholder Approval; or (ii) committed a Willful and Material Breach of Section 6.3 or Section 6.11;

(f) by the Company Board if Parent has either (i) effected a Change in Parent Recommendation; provided, however, that the termination right pursuant to this clause (i) must be exercised by the Company prior to the receipt of the Parent Stockholder Approval; or (ii) committed a Willful and Material Breach of Section 6.3 or Section 6.11;

(g) by either Parent or the Company, if the Company Stockholder Approval or the Parent Stockholder Approval has not been obtained at the Company Stockholder Meeting (or any adjournment or postponement thereof) or the Parent Stockholder Meeting (or any adjournment or postponement thereof), respectively; or

(h) by Parent prior to obtaining the Parent Stockholder Approval or by the Company prior to obtaining the Company Stockholder Approval, in each case in accordance with, and subject to the terms and conditions of, Section 6.11(c).

Any Party desiring to terminate this Agreement pursuant to this Section 8.1 (other than any termination pursuant to Section 8.1(a)) shall give written notice of such termination to the Other Parties specifying the provision or provisions of this Section 8.1 pursuant to which such termination is purportedly effected.

Section 8.2 Effect of Termination. In the event of termination of this Agreement by either the Company or Parent as provided in Section 8.1, this Agreement shall forthwith become void and have no effect (except for the provisions of Section 6.2(b), Section 8.2, Section 8.3 and Article IX (other than Section 9.13) as well as the Confidentiality Agreement, which shall survive any termination of this Agreement), and none of the Company, Parent or any of their respective Affiliates or Representatives shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except (a) as provided in Section 8.3; (b) for Willful and Material Breach of this Agreement, for which the aggrieved Party shall be entitled to all rights and remedies available at law or equity; provided, however, that if a Party commits a Willful and Material Breach of Section 6.3 or Section 6.11 and such Party pays the applicable Termination Fee in accordance with Section 8.3(b) or Section 8.3(d), none of such Party, its Affiliates or its or their Representatives shall have any further liability of any kind for any reason in connection with this Agreement or the termination contemplated by Section 8.1(e)(ii) or Section 8.1(f)(ii), as applicable; (c) for fraud, for which the aggrieved Party shall be entitled to all rights and remedies available at law or equity; or (d) for breaches of the Confidentiality Agreement, for which the aggrieved Party shall be entitled to all rights and remedies provided for in the Confidentiality Agreement.

Section 8.3 Termination Fee.

(a) In the event that (i) a bona fide Acquisition Proposal has been publicly communicated to or otherwise publicly made known to stockholders of the Company or Parent, as applicable, or any Person has publicly announced an intention (whether or not conditional) to make an Acquisition Proposal involving the Company or Parent, as applicable, in each case after the date of this Agreement and which in each case has not been withdrawn prior to the applicable Stockholder Meeting (the Party to which this clause (i) applies is referred to in this Section 8.3(a) as the “Applicable Party”); (ii) thereafter this Agreement is terminated pursuant to (A) Section 8.1(c) and at the time of such termination the Applicable Party has not obtained such

Applicable Party’s Stockholder Approval; (B) Section 8.1(g) following the failure of the Applicable Party to obtain such Applicable Party’s Stockholder Approval; or (C) Section 8.1(d) as a result of a breach by the Applicable Party; and (iii) prior to the date that is 12 months after the date of such termination, the Applicable Party consummates an Alternative Transaction or enters into any definitive agreement related to an Alternative Transaction, then the Applicable Party shall on the date an Alternative Transaction is consummated or any such definitive agreement is entered into, pay the Other Party the applicable Termination Fee, less any Expense Reimbursement Amount previously paid by such Applicable Party. “Termination Fee” means a fee equal to $7,000,000 if payable by the Company and a fee equal to $28,000,000 if payable by Parent.

(b) In the event this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay Parent, within three Business Days of the date of such termination, the applicable Termination Fee. In the event this Agreement is terminated by the Company pursuant to Section 8.1(f), then Parent shall pay the Company, within three Business Days of the date of such termination, the applicable Termination Fee.

(c) In the event this Agreement is terminated by Parent or the Company pursuant to Section 8.1(d) as a result of a Willful and Material Breach by the Other Party, then the breaching Party shall pay the Other Party the Termination Fee within three Business Days of the date of such termination.

(d) In the event this Agreement is terminated by Parent pursuant to Section 8.1(h), then Parent shall pay the Company the applicable Termination Fee at or prior to the time of such termination. In the event this Agreement is terminated by the Company pursuant to Section 8.1(h), then the Company shall pay Parent the applicable Termination Fee at or prior to the time of such termination.

(e) In the event this Agreement is terminated by Parent or the Company pursuant to (i) Section 8.1(g) due to the failure to obtain the Parent Stockholder Approval or (ii) Section 8.1(c) and the Parent Stockholder Approval shall not have been obtained prior to such termination, then Parent shall pay, within three Business Days of the date of such termination, an amount equal to $4,500,000 (the “Expense Reimbursement Amount”).

(f) In the event this Agreement is terminated by Parent or the Company pursuant to (i) Section 8.1(g) due to the failure to obtain Company Stockholder Approval or (ii) Section 8.1(c) and the Company Stockholder Approval shall not have been obtained prior to such termination, then the Company shall pay, within three Business Days of the date of such termination, the Expense Reimbursement Amount.

(g) Notwithstanding anything contained in this Agreement to the contrary, (i) if any Termination Fee becomes due and payable and the Company pays such Termination Fee, none of the Company, its Affiliates or its or their Representatives shall have any further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby, except as set forth in Section 8.2(b), (c) or (d); and (ii) if any Termination Fee becomes due and payable and Parent pays such Termination Fee, none of Parent, its Affiliates or its or their Representatives shall have any further liability of any kind for any reason in connection with this Agreement or the termination contemplated hereby, except as set forth in Section 8.2(b), (c) or (d). For the avoidance of doubt, under no circumstances shall any Party be required to pay more than one Termination Fee or more than one Expense Reimbursement Amount.

(h) Any Termination Fee and Expense Reimbursement Amount shall be paid by wire transfer of same day funds to an account designated by the Other Party in writing in accordance with Section 9.2. Each Party acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, the Other Party would not enter into this Agreement. Each Party further acknowledges and agrees that a Termination Fee is not a penalty, but rather liquidated damages in amounts reasonably estimated by the Parties to compensate the Other Party for efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby. Accordingly, if any Party fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, the Other Party commences an Action which results in an Order against such first Party for a Termination Fee or Expense Reimbursement Amount, the Other Party shall pay to such first Party its costs and expenses (including attorneys’ fees and expenses) in connection with such Action, together with interest on any unpaid amount of the applicable Termination Fee or Expense Reimbursement Amount at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made, calculated on a daily basis from the date the applicable Termination Fee or Expense Reimbursement Amount were required to be paid until the date of the actual payment.

Section 8.4 Amendment. Subject to compliance with applicable Law, this Agreement may be amended by the Parties, by action taken or authorized by their respective Board or managing member or sole member, as applicable, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company or Parent; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company or Parent, there may not be, without further approval of such stockholders, any amendment of this Agreement that requires such further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

Section 8.5 Extension; Waiver. At any time prior to the Effective Time, the Parties, by action taken or authorized by their respective Board or managing member or sole member, as applicable, may, subject to applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the Other Party, (b) waive any inaccuracies in the representations and warranties of the Other Party contained in this Agreement and (c) waive compliance with any of the agreements or conditions of the Other Party contained in this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the stockholders of the Company and Parent, there may not be, without further approval of such stockholders any extension or waiver of this Agreement that requires such further approval under applicable Law. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such Party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1 Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants and other agreements, shall survive the Effective Time, except for those covenants and agreements contained herein and therein (including Article I and Article II, Section 6.6, Section 6.7, Section 6.8 and Section 6.14) that by their terms are to be performed in whole or in part after the Effective Time and this Article IX.

Section 9.2 Notices. Any notices or other communications required or permitted under, or otherwise given in connection with, this Agreement shall be in writing and shall be deemed to have been duly given (a) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained); (b) on the fifth Business Day after dispatch by registered or certified mail (return receipt requested and first-class postage prepaid); or (c) on the next Business Day if transmitted by national overnight courier (with proof of service), in each case as follows:

(a)		if to Parent or Merger Sub, to:

Contango Oil & Gas Company
3700 Buffalo Speedway, Suite 960
Houston TX, 77098
Attention: Chairman, President and Chief Executive Officer
Facsimile: (713) 960-1065

with a copy to:

Morgan, Lewis & Bockius LLP
1701 Market Street
Philadelphia, PA 19103
	Attention:	Richard A. Shortz
Richard B. Aldridge
Facsimile: (215) 963-5001

(b)		if to the Company, to:

Crimson Exploration Inc
717 Texas Ave., Suite 2900
Houston, Texas 77002
Attention: General Counsel
Facsimile: (713) 236-4413

with a copy to:

Vinson & Elkins LLP
1001 Fannin Street, Suite 2500
Houston, TX 77002
Attention:	James M. Prince
Stephen M. Gill
Facsimile: (713) 615-5962

Section 9.3 Headings. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the Other Party, it being understood that each Party need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, shall have the same effect as physical delivery of the paper document bearing the original signature.

Section 9.5 Entire Agreement; No Third-Party Beneficiaries.

(a) This Agreement (including the Exhibits and Schedules hereto), the Company Support Agreements, the Parent Support Agreements, the Confidentiality Agreement, and any document delivered by the Parties in connection herewith constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof.

(b) This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than (i) Section 6.7 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons who are directors or officers of the Company); (ii) the right of Parent, on behalf of its stockholders, to pursue damages and other relief, including equitable relief, in the event of the Company’s Willful and Material Breach of any of its covenants and agreements in this Agreement, which right is hereby acknowledged and agreed by the Company; and (iii) the right of the Company, on behalf of its stockholders, to pursue damages and other relief, including equitable relief, in the event of Parent’s Willful and Material Breach of any of its covenants and agreements in this Agreement, which right is hereby acknowledged and agreed by Parent; provided, however, that the rights granted pursuant to clauses (ii) and (iii) shall be enforceable on behalf of Parent’s stockholders only by Parent in its sole and absolute discretion and on behalf of the Company’s stockholders only by the Company in its sole and absolute discretion, as applicable, it being understood and agreed that any and all interests in such claims shall attach to such shares of Parent Common Stock or Company Common Stock, as applicable, and subsequently trade and transfer therewith and, consequently, any damages, settlements or other amounts recovered or received by Parent or the Company, as applicable, with respect to such claims (net of expenses incurred by Parent or the Company, as applicable, in connection therewith) may, in Parent’s or the Company’s, as applicable, sole and absolute discretion, be (A) as applicable, distributed, in whole or in part, by Parent to Parent’s stockholders as of any record date determined by Parent or by the Company to the Company’s stockholders as of any record date determined by the Company; or (B) as applicable, retained by Parent for the use and benefit of Parent on behalf of Parent’s stockholders in any manner Parent deems fit or retained by the Company for the use and benefit of the Company on behalf of the Company’s stockholders in any manner the Company deems fit.

Section 9.6 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware (without giving effect to choice of law principles thereof).

Section 9.7 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any Law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Notwithstanding the foregoing, upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

Section 9.8 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties, in whole or in part (whether by operation of Law or otherwise), without the prior written consent of the Other Party, and any attempt to make any such assignment without such consent shall be null and void, except that Merger Sub may assign, in its sole discretion, any or all of its rights, interests and obligations under this Agreement to any direct wholly-owned Subsidiary of Parent without the consent of the Company, but no such assignment shall relieve Merger Sub of any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and assigns.

Section 9.9 Submission to Jurisdiction; Waivers. Each of the Parties irrevocably agrees that any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any Other Party or its successors or assigns may be brought and determined exclusively in the Court of Chancery of the State of Delaware or, if under applicable Law exclusive jurisdiction over such matter is vested in the federal courts, any court of the United States located in the State of Delaware, and each of the Parties hereby irrevocably submits with regard to any such action or proceeding for itself and in respect to its property, generally and unconditionally, to the exclusive jurisdiction of the aforesaid courts and agrees that it will not bring any legal action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof in any court other than the aforesaid courts. Each of the Parties hereby irrevocably waives, and agrees not to assert, by way of motion, as a defense, counterclaim or otherwise, in any action or proceeding with respect to this Agreement or for recognition and enforcement of any judgment in respect hereof, (a) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure to lawfully serve process, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), and (c) to the fullest extent permitted by applicable Law, that (i) the Action in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper and (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. Each Party irrevocably consents to service of process in the manner provided for notices in Section 9.2; provided that nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by Law.

Section 9.10 Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof or otherwise breached and that monetary damages, even if available, would not be an adequate remedy therefor and therefore fully intend for specific performance to be the principal remedy for breaches of this Agreement. It is accordingly agreed that, prior to valid termination of this Agreement pursuant to Section 8.1, the Parties (on behalf of themselves and third-party beneficiaries of this Agreement) shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof. The Parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to object to a remedy of specific performance on the basis that a remedy of monetary damages would provide an adequate remedy for any such breach. Each Party further acknowledges and agrees that the agreements contained in this Section 9.10 are an integral part of the transactions contemplated by this Agreement and that, without these agreements, the Other Party would not enter into this Agreement. Each Party further agrees that no Other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 9.10, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.

Section 9.11 Waiver of Jury Trial. EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

Section 9.12 Interpretation. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” All references to “dollars” or “$” are to United States dollars. The words “hereof,” “hereto,” “hereby,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to “this Agreement” shall include the Company Disclosure Letter and the Parent Disclosure Letter. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. This Agreement is the product of negotiation by the Parties having the assistance of counsel and other advisors. It is the intention of the Parties that this Agreement not be construed more strictly with regard to one Party than with regard to the others.

Section 9.13 Publicity. The initial press release with respect to this Agreement and the Merger shall be mutually agreed upon by Parent and the Company. Thereafter, neither Parent nor the Company shall, and neither Parent nor the Company shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld, delayed or conditioned) of Parent, in the case of a proposed announcement or statement by the Company, or the Company, in the case of a proposed announcement or statement by Parent; provided, however, that either Party may, without the prior consent of the Other Party (but after prior consultation with the Other Party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the rules and regulations of the NYSE or NASDAQ, as applicable; provided, further, that each Party may make oral or written public announcements, releases or statements without complying with the foregoing procedures if the substance of such announcement, release or statement was publicly disclosed and previously subject to the foregoing requirements. Notwithstanding anything herein to the contrary, the restrictions of this Section 9.13 shall cease to apply following a Change in Company Recommendation or Change in Parent Recommendation.

Section 9.14 Definitions. As used in this Agreement the following terms have the following meanings:

“Acquisition Proposal” has the meaning set forth in Section 6.11(a).

“Actions” has the meaning set forth in Section 3.8(a).

“Affiliate” means, with respect to any Person, another Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of management policies of a Person, whether through the ownership of voting securities, by Contract, as trustee or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Alternative Transaction” means, in respect of either No-Shop Party, (i) any transaction pursuant to which any Person (or group of Persons) other than the Other Party or its Affiliates, directly or indirectly, acquires or would acquire more than 20% of the outstanding shares of Company Common Stock or Parent Common Stock, as applicable, or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from such No-Shop Party, pursuant to a tender offer or exchange offer or otherwise; (ii) any transaction pursuant to which any Person (or group of Persons) other than the Other Party or its Affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of any Subsidiaries of such No-Shop Party and securities of the entity surviving any merger or business combination, including any of its Subsidiaries) of such No-Shop Party or any of its Subsidiaries, and the fair market value of the assets so acquired would represent more than 20% of the fair market value of all the assets of such No-Shop Party and its Subsidiaries, taken as a whole, immediately prior to such transaction; or (iii) any other merger, consolidation, business combination, recapitalization or similar transaction involving such No-Shop Party or any of its Subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Company Common Stock or Parent Common Stock, as applicable, immediately prior to such transaction do not, in the aggregate, own at least 80% of the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Company Common Stock or Parent Common Stock, as applicable, immediately prior to the consummation thereof.

“Applicable Party” has the meaning set forth in Section 8.3(a).

“Bankruptcy and Equity Exception” has the meaning set forth in Section 3.3(a).

“Board” means the board of directors of any specified Person and any committees thereof.

“Book-Entry Shares” has the meaning set forth in Section 1.8(c).

“Business Day” means any day other than a Saturday or Sunday or any day on which the Federal Reserve Bank of New York is closed or any day on which banks in the city of New York are required to close.

“Capitalization Date” has the meaning set forth in Section 3.2(a).

“Certificate of Merger” has the meaning set forth in Section 1.3.

“Certificates” has the meaning set forth in Section 1.8(c).

“Chairman” has the meaning set forth in Section 6.14(c)(i).

“Change in Company Recommendation” has the meaning set forth in Section 6.11(b).

“Change in Parent Recommendation” has the meaning set forth in Section 6.11(b).

“Closing” has the meaning set forth in Section 1.2.

“Closing Date” has the meaning set forth in Section 1.2.

“Cobb” has the meaning set forth in Section 4.15(b).

“COBRA” means the requirements of Part 6 of Subtitle B of Title I of ERISA and Code §4980B and of any similar state Law.

“Code” means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Company” has the meaning set forth in the Preamble.

“Company Benefit Plan” has the meaning set forth in Section 3.12(a).

“Company Credit Agreements” means (i) that certain Amended and Restated Credit Agreement, dated as of May 31, 2007, as amended by Amendment No. 1 dated as of July 31, 2009, Amendment No. 2 dated as of November 6, 2009, Amendment No. 3 dated as of November 6, 2009, Amendment No. 4 dated as of December 7, 2009, Amendment No. 5 dated as of June 9, 2010 and Amendment No. 6 dated as of December 27, 2010, by and among the Company, as borrower, Wells Fargo Bank, National Association, as administrative agent and each lender thereto; and (ii) that certain Second Lien Credit Agreement, dated as of December 27, 2010, by and among the Company, as borrower, Barclays Bank PLC, as administrative agent, and each lender thereto.

“Company Common Stock” has the meaning set forth in Section 1.8(b).

“Company Director” means (i) any person who is designated by the Company to serve as a Director of Parent at the Effective Time and (ii) after the Effective Time, any person who becomes a Director of Parent pursuant to Section 6.14(d) and who is designated by the Company Directors.

“Company Disclosure Letter” has the meaning set forth in Article III.

“Company Employees” has the meaning set forth in Section 6.6(b).

“Company Employment Agreement” means a contract, offer letter or agreement of the Company or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which the Company or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Company Financial Advisor” has the meaning set forth in Section 3.24.

“Company Financial Statements” has the meaning set forth in Section 3.5(a).

“Company Insiders” means those officers and directors (including directors by deputization) of the Company who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“Company Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, excluding any effect resulting from, arising out of or relating to (a) changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world; (b) changes or conditions generally affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices); (c) any change in Laws or the interpretation thereof or GAAP or the interpretation thereof; (d) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including any adverse change in customer, distributor, supplier or similar relationships resulting therefrom; (e) acts of war or terrorism; (f) any failure by the Company or any of its Subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (g) any change in the price of the Company Common Stock on NASDAQ (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change (but in no event changes in the trading price of Parent Common Stock) that are not otherwise excluded from the definition of a Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect); (h) disclosures in the Company Disclosure Letter or the Company SEC Documents filed since January 1, 2012 but prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors” or “forward-looking statements”); and (i) compliance with the terms of, or the taking of any action required by, this Agreement; except to the extent such effects in the cases of clauses (a), (b), (c) and (e) above materially and disproportionately affect the Company and its Subsidiaries relative to other participants in the industry or industries in which the Company and its Subsidiaries operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether a Company Material Adverse Effect has occurred).

“Company Material Contracts” has the meaning set forth in Section 3.11(b).

“Company Oil and Gas Agreements” has the meaning set forth in Section 3.15(a).

“Company Permits” has the meaning set forth in Section 3.19(b).

“Company Preferred Stock” has the meaning set forth in Section 3.2(a).

“Company Recommendation” has the meaning set forth in Section 6.3.

“Company Related Entity Contract” has the meaning set forth in Section 3.26(c).

“Company Reserve Report” has the meaning set forth in Section 3.15(b).

“Company Restricted Stock” has the meaning set forth in Section 1.9(b).

“Company SEC Documents” has the meaning set forth in Section 3.5(a).

“Company Stock Options” has the meaning set forth in Section 1.9(a).

“Company Stock Plans” means, collectively, the Company 2005 Stock Incentive Plan and Long-Term Incentive Plan.

“Company Stockholder Approval” has the meaning set forth in Section 3.3(a).

“Company Stockholder Meeting” has the meaning set forth in Section 6.3.

“Company Support Agreement” has the meaning set forth in the Recitals.

“Confidentiality Agreement” means the Mutual Confidentiality Agreement, dated January 21, 2013, between Parent and the Company.

“Contracts” means, with respect to any Person, any of the agreements, contracts, leases (whether for real or personal property), notes, bonds, mortgages, indentures, deeds of trust, loans, evidences of Indebtedness, letters of credit, settlement agreements, franchise agreements, undertakings, employment agreements, license agreements, or similar instruments to which such Person or its Subsidiaries is a party, whether oral or written.

“Credit Agreements” means the Company Credit Agreements and the Parent Credit Agreement (or renewals, extensions or replacements therefor that do not increase the aggregate amount available thereunder and that do not provide for any termination fees or penalties, prohibit pre-payments or provide for any pre-payment penalties, or contain any like provisions limiting or otherwise affecting the ability of the applicable Party or its Subsidiaries or successors to terminate or pre-pay such facilities, or contain financial terms less favorable, in the aggregate, than existing credit facilities, and as they may be so renewed, extended or replaced).

“Decommissioning” means (i) the abandonment, removal, decommissioning or plugging of any Oil and Gas Properties; (ii) as applicable, clearing the seafloor of any or all obstructions and debris created by or related to any Oil and Gas Properties, including the operation thereof; and (iii) the investigation, clean-up and restoration activities related to (i) and/or (ii).

“Defensible Title” means such title that is free from reasonable doubt to the end that a prudent person engaged in the business of purchasing and owning, developing, and operating producing Oil and Gas Properties in the geographical areas in which they are located, with knowledge of all of the facts and their legal bearing, would be willing to accept the same acting reasonably.

“Derivative” means a derivative transaction within the coverage of Statement of Financial Accounting Standards No. 133, including any swap transaction, option, hedge, warrant, forward purchase or sale transaction, future transaction, cap transaction, floor transaction or collar transaction relating to one or more currencies, commodities, bonds, equity securities, loans, interest rates, credit-related events or conditions or any indexes, or any other similar transaction (including any option with respect to any of these transactions) or combination of any of these transactions, including collateralized mortgage obligations or other similar instruments or any debt or equity instruments evidencing or embedding any such types of transactions, and any related credit support, collateral, transportation or other similar agreements related to such transactions.

“DGCL” has the meaning set forth in Section 1.1.

“Effective Time” has the meaning set forth in Section 1.3.

“End Date” has the meaning set forth in Section 8.1(c).

“Environmental Laws” means any and all Laws that (i) regulate or relate to the protection of human health and safety to the extent exposed to harmful or deleterious substances in the workplace, protection or clean-up of natural resources (including wildlife and plants) and the environment (including soils, subsurface soils, groundwater, surface and subsurface water, waterways and ambient air); (ii) regulate or relate to the treatment, storage, handling, packaging, labeling, transport or disposal, arrangement for transport or disposal, or release of, or exposure to, any pollutants, contaminants, hazardous substances, wastes or similarly regulated materials; or (iii) impose liability with respect to any of the foregoing, including property and business transfer Laws to the extent relating to identification and allocation of environmental liabilities, and Laws applicable to the offshore exploration, development and production of oil and natural gas, including the regulations applicable to oil and gas and sulphur operations in the Outer Continental Shelf contained in Title 30, Part 250 of the Code of Federal Regulations.

“Environmental Permit” means any permit, certificate (including any drilling safety certification or any certificate of financial responsibility at the federal or state levels), consent, registration, exemption, variance, plan (including Spill Prevention, Control and Countermeasures plan, Oil Spill Response plan, Exploration Plan, Development and Production Plan, and Development Operations Coordination Document), approval, identification number, license and other authorization issued by any Governmental Entity or required under any applicable Environmental Law.

“Equity Interest” means any share, capital stock, partnership, limited liability company, membership, member or similar interest in any Person, and any option, warrant, right or security (including debt securities) convertible, exchangeable or exercisable therefor or pursuant thereto.

“ERISA” has the meaning set forth in Section 3.12(a).

“ERISA Affiliate” has the meaning set forth in Section 3.12(a).

“Exchange Act” has the meaning set forth in Section 3.4(a).

“Exchange Agent” has the meaning set forth in Section 2.1.

“Exchange Fund” has the meaning set forth in Section 2.1.

“Exchange Ratio” has the meaning set forth in Section 1.8(b).

“Executive Officer Employment Agreements” has the meaning set forth in Section 6.14(c)(ii).

“Expense Reimbursement Amount” has the meaning set forth in Section 8.3(e).

“FERC” has the meaning set forth in Section 3.19(a).

“Fiduciary Notice” has the meaning set forth in Section 6.11(e)(i).

“Fiduciary Notice Period” has he meaning set forth in Section 6.11(e)(ii).

“Financial Assurance” has the meaning set forth in Section 3.15(h).

“Foreign Benefit Plans” has the meaning set forth in Section 3.12(a).

“Form S-4” has the meaning set forth in Section 6.1.

“GAAP” means United States generally accepted accounting principles.

“Governmental Entity” has the meaning set forth in Section 3.4(a).

“Hazardous Material” means petroleum hydrocarbons, petroleum products including gasoline and diesel fuel, oil and natural gas exploration and production wastes including produced water, natural gas, crude oil and its derivatives, radioactive materials, friable asbestos and friable asbestos-containing materials, radon gas, urea formaldehyde, polychlorinated biphenyls and any other chemicals, materials, substances or wastes in any amount or concentration that are regulated pursuant to or the basis for liability pursuant to any Environmental Law, including any “hazardous substance,” “hazardous material,” “hazardous waste,” “toxic substance,” “pollutant,” “regulated substance,” “solid waste,” “contaminant” or words of similar import defined under any Environmental Law.

“Hydrocarbons” means oil, condensate, gas, casinghead gas and other liquid or gaseous hydrocarbons.

“Indebtedness” means, with respect to a Person, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes and similar agreements, (iii) all leases of such Person capitalized pursuant to GAAP, and (iv) all obligations of such Person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions.

“Indemnified Parties” has the meaning set forth in Section 6.7(a).

“Insurance Policies” has the meaning set forth in Section 3.18.

“Intellectual Property” means trademarks, service marks, brand names, certification marks, trade dress and other indications of origin, the goodwill associated with the foregoing and registrations in any domestic or foreign jurisdiction of, and applications in any such jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application; inventions, discoveries and ideas, whether patentable or not, in any domestic or foreign jurisdiction; patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), utility models, statutory invention registrations, and any renewals, extensions, reexaminations or reissues thereof, in any such jurisdiction; non-public information, trade secrets and confidential information and rights in any domestic or foreign jurisdiction to limit the use or disclosure thereof by any Person; writings and other works of authorship, whether copyrightable or not, in any such jurisdiction; and registrations or applications for registration of copyrights in any domestic or foreign jurisdiction, and any renewals or extensions thereof; and any similar intellectual property or proprietary rights.

“Investment Committee” has the meaning set forth in Section 6.14(e).

“IRS” has the meaning set forth in Section 3.12(b).

“Joint Proxy Statement” has the meaning set forth in Section 6.1.

“Knowledge” means (i) with respect to the Company, the actual knowledge of any of the Persons listed in Section 9.14(a) of the Company Disclosure Letter and (ii) with respect to Parent or Merger Sub, the actual knowledge of any of the Persons listed in Section 9.14(a) of the Parent Disclosure Letter.

“Law” means any applicable federal, regional, state, local, national or supranational or foreign law (including common law), statute, ordinance, rule, regulation, Order, code, ruling, decree, arbitration award, legally enforceable requirement, license or permit (including any Environmental Permit) of any Governmental Entity. For avoidance of doubt, “Law” includes any and all “Environmental Laws.”

“Leased Real Property” has the meaning set forth in Section 3.10(a).

“Lien” means any lien, mortgage, pledge, encumbrance, condition, restriction, lease, license, security interest or deed of trust.

“Maximum Amount” has the meaning set forth in Section 6.7(c).

“Merger” has the meaning set forth in Section 1.1.

“Merger Consideration” has the meaning set forth Section 1.8(b).

“Merger Sub” has the meaning set forth in the Preamble.

“Named Executive Officers” has the meaning set forth in Section 6.14(c)(i).

“NASDAQ” has the meaning set forth in Section 3.4(a).

“New Parent Bylaws” has the meaning set forth in Section 6.14(b).

“No-Shop Party” has the meaning set forth in Section 6.11(a).

“NSAI” has the meaning set forth in Section 3.15(b).

“NYSE” has the meaning set forth in Section 4.4(a).

“Oaktree Investors” has the meaning set forth in the Recitals.

“Oil and Gas Properties” means all interests in and rights with respect to oil, gas, mineral, and similar properties of any kind and nature, including working, leasehold and mineral interests and operating rights and royalties, overriding royalties, production payments, net profit interests and other non-working interests and non-operating interests (including all oil and gas leases, operating agreements, unitization and pooling agreements and orders, division orders, transfer orders, mineral deeds, royalty deeds, and in each case, interests thereunder), surface interests, fee interests, reversionary interests, reservations, and concessions related thereto.

“Order” means any order, judgment, injunction, decision, opinion or decree of a Governmental Entity.

“Other Party” means, with respect to the Company, Parent or Merger Sub and means, with respect to Parent or Merger Sub, the Company, unless the context otherwise requires.

“Owned Real Property” has the meaning set forth in Section 3.10(a).

“Parent” has the meaning set forth in the Preamble.

“Parent Benefit Plan” has the meaning set forth in Section 4.12(a).

“Parent Credit Agreement” means that certain Second Amended and Restated Credit Agreement dated as of October 1, 2010, as amended by First Amendment to the Second Amended and Restated Credit Agreement dated as of October 20, 2010, Second Amendment to the Second Amended and Restated Credit Agreement dated as of June 27, 2011, and Third Amendment to the Second Amended and Restated Credit Agreement dated as of November 1, 2011, by and among Parent and certain of its subsidiaries and Amegy Bank National Association, as administrative agent and letter of credit issuer.

“Parent Common Stock” has the meaning set forth in the Recitals.

“Parent Director” means (i) any person who is designated by Parent to serve as a Director of Parent at the Effective Time and (ii) after the Effective Time, any person who becomes a Director of Parent pursuant to Section 6.14(d) and who is designated by the Parent Directors.

“Parent Disclosure Letter” has the meaning set forth in Article IV.

“Parent Employees” has the meaning set forth in Section 6.6(a).

“Parent Employment Agreement” means a contract, offer letter or agreement of Parent or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Parent or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“Parent Financial Advisor” has the meaning set forth in Section 4.24.

“Parent Financial Statements” has the meaning set forth in Section 4.5(a).

“Parent Insurance Policies” has the meaning set forth in Section 4.18.

“Parent Leased Real Property” has the meaning set forth in Section 4.10(a).

“Parent Material Adverse Effect” means a material adverse effect on the financial condition, business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, excluding any effect resulting from, arising out of or relating to (a) changes in the financial or securities markets or general economic or political conditions in the United States or elsewhere in the world; (b) changes or conditions generally affecting the oil and gas exploration, development and/or production industry or industries (including changes in oil, gas or other commodity prices); (c) any change in Laws or the interpretation thereof or GAAP or the interpretation thereof; (d) the negotiation, execution, announcement or consummation of the transactions contemplated by this Agreement, including any adverse change in customer, distributor, supplier or similar relationships resulting therefrom; (e) acts of war or terrorism; (f) any failure by Parent or any of its Subsidiaries to meet any internal or published industry analyst projections or forecasts or estimates of revenues or earnings for any period (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such failure that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); (g) any change in the price of Parent Common Stock on the NYSE (it being understood and agreed that the facts and circumstances that may have given rise or contributed to such change (but in no event changes in the trading price of Company Common Stock) that are not otherwise excluded from the definition of a Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect); (h) disclosures in the Parent Disclosure Letter or the Parent SEC Documents filed since June 30, 2012 but prior to the date of this Agreement (but excluding any risk factor disclosures contained under the heading “Risk Factors” or “forward-looking statements”); and (i) compliance with the terms of, or the taking of any action required by, this Agreement; except to the extent such effects in the cases of clauses (a), (b), (c) and (e) above materially and disproportionately affect Parent and its Subsidiaries relative to other participants in the industry or industries in which Parent and its Subsidiaries operate (in which event the extent of such material and disproportionate effect may be taken into account in determining whether a Parent Material Adverse Effect has occurred).

“Parent Material Contracts” has the meaning set forth in Section 4.11(b).

“Parent Oil and Gas Agreements” has the meaning set forth in Section 4.15(a).

“Parent Owned Real Property” has the meaning set forth in Section 4.10(a).

“Parent Permits” has the meaning set forth in Section 4.19(b).

“Parent Related Entity Contract” has the meaning set forth in Section 4.26(c).

“Parent Preferred Stock” has the meaning set forth in Section 4.2(a).

“Parent Recommendation” has the meaning set forth in Section 6.3.

“Parent Reserve Report” has the meaning set forth in Section 4.15(b).

“Parent Restricted Stock” has the meaning set forth in Section 4.2(b).

“Parent SEC Documents” has the meaning set forth in Section 4.5(a).

“Parent Share Cash Value” means the closing price for a share of Parent Common Stock as reported on the NYSE on the first day of trading following the date on which the Effective Time occurs.

“Parent Share Issuance” has the meaning set forth in the Recitals.

“Parent Stock Option” has the meaning set forth Section 1.9(a).

“Parent Stock Plans” means the Parent 2009 Equity Compensation Plan.

“Parent Stockholder Approval” has the meaning set forth in Section 4.3(a).

“Parent Stockholder Meeting” has the meaning set forth in Section 6.3.

“Parent Support Agreement” has the meaning set forth in the Recitals.

“Parties” has the meaning set forth in the Preamble.

“PBGC” has the meaning set forth in Section 3.12(b).

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the latest Company Financial Statements or Parent Financial Statements, as applicable, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising by operation of Law or Contract and that secure obligations that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the latest Company Financial Statements or Parent Financial Statements, as applicable, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, which would not materially impair the use of the real property in the operation of the business thereon, (iv) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of-way, covenants, restrictions, and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted, (v) Liens created under any Company Oil and Gas Agreement or Parent Oil and Gas Agreement, as applicable, that secure obligations that are not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the latest Company Financial Statements or Parent Financial Statements, as applicable; and (vi) Liens existing or expressly permitted pursuant to the Credit Agreements.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization, Governmental Entity, or other entity or group (as defined in the Exchange Act).

“Qualifying Amendment” has the meaning set forth in Section 6.1.

“Registration Rights Agreement” has the meaning set forth in the Recitals.

“Related Entity” means, with respect to a Party, any Person that is not a Subsidiary of such Party, (i) that is an Affiliate of such Party or (ii) in which such Party or a Subsidiary of such Party directly owns an Equity Interest. For the avoidance of doubt, with respect to Parent, the Persons set forth in Section 9.14(b) of the Parent Disclosure Letter shall be Related Entities of Parent for purposes of this Agreement.

“Representative” means, with respect to any Party, such Party or any of its Subsidiaries’ respective directors, officers, partners, employees, investment bankers, financing sources, financial advisors, attorneys, accountants or other advisors, agents or other representatives.

“Requisite Approvals” has the meaning set forth in Section 7.1(c).

“Sarbanes-Oxley Act” has the meaning set forth in Section 3.5(a).

“SEC” has the meaning set forth in Section 3.5(a).

“Section 16 Information” means information accurate in all material respects regarding the Company Insiders, the number of shares of Company Common Stock held by each such Company Insider and expected to be exchanged for Parent Common Stock in the Merger, and the number and description of Company Stock Options or Company Restricted Stock held by each such Company Insider, as applicable, in connection with the Merger; provided that the requirement for a description of any Company Stock Options shall be deemed to be satisfied if copies of all Company Stock Plans, and forms of agreements evidencing grants thereunder, under which such Company Stock Options have been granted, have been made available to Parent.

“Securities Act” has the meaning set forth in Section 3.2(d).

“Stockholder Approval” means the Company Stockholder Approval or the Parent Stockholder Approval, as applicable.

“Subsidiary” means any corporation, partnership, joint venture or other legal entity of which Parent, the Company or such other Person, as the case may be (either alone or through or together with any other Subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests, the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, joint venture or other legal entity, or any Person that would otherwise be deemed a “subsidiary” under Rule 12b-2 promulgated under the Exchange Act.

“Superior Proposal” means, with respect to a No-Shop Party, a bona fide written Acquisition Proposal (with the references to 20% and 80% included in the definition of Alternative Transaction changed to 50%) for such No-Shop Party which the Board of such No-Shop Party determines in good faith, after consultation with its financial advisors and outside legal counsel, and taking into account such facts as the Board of such No-Shop Party considers to be appropriate (including conditions to and expected timing and risks of consummation, the ability of the Person making such proposal to obtain financing for such Acquisition Proposal, and any break-up fees or expense reimbursement provisions), (i) is reasonably capable of being consummated in accordance with its terms, and (ii) if consummated, would result in a transaction more favorable to the holders of common stock of such No-Shop Party than the Merger.

“Superior Proposal Notice” has the meaning set forth in Section 6.11(c)(i).

“Superior Proposal Notice Period” has the meaning set forth in Section 6.11(c)(ii).

“Surviving Corporation” has the meaning set forth in Section 1.1.

“Takeover Statute” has the meaning set forth in Section 3.3(c).

“Tax Authority” means, with respect to any Tax, the Governmental Entity or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-Governmental Entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

“Tax Return” means all Federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and, in each case, any amendments thereto.

“Taxes” includes all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, Federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

“Termination Fee” has the meaning set forth in Section 8.3(a).

“Third Party” means any Person, including as defined in Section 13(d) of the Exchange Act, other than Parent, the Company or any of their respective Affiliates, and the Representatives of such Person, in each case, acting in such capacity.

“Willful and Material Breach” means a material breach, or failure to perform, that is the consequence of an act or omission of a Representative or a Subsidiary of the Company or Parent, as applicable, with the knowledge that the taking of, or failure to take, such act would, or would reasonably be expected to, cause a material breach of this Agreement.

[Remainder of page intentionally left blank]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be signed as of the date first written above.

CONTANGO OIL & GAS COMPANY

By:	/s/ Joseph J. Romano
	Name:	Joseph J. Romano
	Title:	President and Chief Executive Officer

CONTANGO ACQUISITION, INC.

By:	/s/ Joseph J. Romano
	Name:	Joseph J. Romano
	Title:	President and Chief Executive Officer

CRIMSON EXPLORATION INC.

By:	/s/ Allan D. Keel
	Name:	Allan D. Keel
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

EXHIBIT A

BYLAWS

OF

CONTANGO ACQUISITION, INC.

****

INCORPORATED UNDER THE LAWS

OF THE

STATE OF DELAWARE

ON

MARCH 14, 2013

****

LAW OFFICES

OF

MORGAN, LEWIS & BOCKIUS LLP

300 SOUTH GRAND AVENUE, 22ND FLOOR

LOS ANGELES, CALIFORNIA 90071-3132

i

(continued)

ii

BYLAWS

OF

CONTANGO ACQUISITION, INC.

ARTICLE I

Stockholders

SECTION 1. Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held on such date, at such time and at such place within or without the State of Delaware as may be designated by the Board of Directors, for the purpose of electing directors and for the transaction of such other business as may be properly brought before the meeting. The Board of Directors may determine that an annual meeting shall not be held at any place, but shall instead be held solely by means of remote communication.

SECTION 2. Special Meetings. Except as otherwise provided in the Certificate of Incorporation, a special meeting of stockholders of the Corporation may be called at any time by the Board of Directors. Any special meeting of stockholders shall be held on such date, at such time and at such place within or without the State of Delaware as the Board of Directors shall designate. The Board of Directors may determine that any special meeting of stockholders shall not be held at any special place, but shall instead be held solely by means of remote communication. At a special meeting of stockholders, no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

SECTION 3. Notice of Meetings. Except as otherwise provided by law, by the Certificate of Incorporation or by these Bylaws, a written notice of each meeting of the stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder of the Corporation entitled to vote at such meeting at the stockholder’s address as it appears on the records of the Corporation or by a form of electronic transmission to which the stockholder has consented. The notice shall state the place, date and hour of the meeting or the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and may vote at such meeting, and in the case of a special meeting, the purpose or purposes for which the meeting is called.

SECTION 4. Quorum. At any meeting of stockholders, the holders of a majority in number of the total outstanding shares of stock of the Corporation entitled to vote at such meeting, present in person or represented by proxy, shall constitute a quorum of the stockholders for all purposes, unless the representation of a different number of shares shall be required by law, by the Certificate of Incorporation or by these Bylaws, in which case the representation of the number of shares so required shall constitute a quorum. Notwithstanding the previous sentence, at any meeting of stockholders at which the holders of any class of stock of the Corporation shall be entitled to vote separately as a class, the holders of a majority in number of the total outstanding shares of such class, present in person or represented by proxy, shall constitute a quorum for purposes of such class vote unless the representation of a different number of shares of such class shall be required by law, by the Certificate of Incorporation or by these Bylaws.

SECTION 5. Adjourned Meetings. Whether or not a quorum shall be present in person or represented at any meeting of stockholders, the chairman of the meeting may adjourn such meeting from time to time. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and the place, if any, thereof, or the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present in person and may vote at such adjourned meeting, are announced at the meeting at which the adjournment is taken or are publicly announced or disclosed. At the adjourned meeting the stockholders or the holders of any class of stock entitled to vote separately as a class, as the case may be, may transact any business which might have been transacted by them at the original meeting.

The Board of Directors may postpone any meeting of stockholders or cancel any special meeting of stockholders by notice to the stockholders prior to the time scheduled for the meeting.

SECTION 6. Organization. The Chief Executive Officer or, in the absence of the Chief Executive Officer, the Chairman of the Board shall call all meetings of the stockholders to order, and shall act as chairman of such meetings. In the absence of the Chief Executive Officer and the Chairman of the Board, the members of the Board of Directors who are present shall elect a chairman of the meeting.

The Secretary of the Corporation shall act as secretary of all meetings of the stockholders; and in the absence of the Secretary, the chairman of the meeting may appoint any person to act as secretary of the meeting. It shall be the duty of the Secretary of the Corporation to prepare and make, at least ten days before every meeting of stockholders, a complete list of stockholders entitled to vote at such meeting, arranged in alphabetical order and showing the address of each stockholder and the number of shares registered in the name of each stockholder.

SECTION 7. Voting. Except as otherwise provided by law or by the Certificate of Incorporation, each stockholder shall be entitled to one vote for each share of the stock of the Corporation registered in the name of such stockholder upon the books of the Corporation. Each stockholder entitled to vote at a meeting of stockholders may authorize another person or persons to act for him or her by proxy, but no such proxy shall be voted or acted upon after three years from its date, unless the proxy provides for a longer period. When directed by the presiding officer or upon the demand of any stockholder, the vote upon any matter before a meeting of stockholders shall be by ballot. Subject to the rights of the holders of any series of preferred stock of the Corporation, directors shall be elected by a plurality of the votes cast at a meeting of stockholders by the stockholders entitled to vote in the election. Except as otherwise provided by law or by the Certificate of Incorporation, whenever any corporate action, other than the election of directors, is to be taken at a meeting of stockholders, it shall be authorized by the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote thereon.

Shares of the stock of the Corporation belonging to the Corporation or to another corporation, if a majority of the shares entitled to vote in the election of directors of such other corporation is held, directly or indirectly, by the Corporation, shall neither be entitled to vote nor be counted for quorum purposes.

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SECTION 8. Voting Procedures and Inspectors. The Corporation shall, in advance of any meeting of stockholders, appoint one or more inspectors of election to act at the meeting and make a written report thereof. Each inspector, before entering upon the discharge of the duties of inspector, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of such person’s ability.

The inspectors shall ascertain the number of shares outstanding and the voting power of each; determine the shares represented at the meeting and the validity of proxies and ballots; count all votes and ballots; determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by them; and certify their determination of the number of shares represented at the meeting, and their count of all votes and ballots.

The date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting shall be announced at the meeting. No ballots, proxies or votes, nor any revocations thereof or changes thereto, shall be accepted by the inspectors after the closing of the polls.

SECTION 9. Consent of Stockholders in Lieu of Meeting. Unless otherwise provided in the Certificate of Incorporation, any action required to be taken or which may be taken at any meeting of holders of any class of stock of the Corporation, or a series thereof, may be taken without a meeting, without prior notice and without a vote, if a consent in writing (which may be a telegram, cablegram or other electronic transmission), setting forth the action so taken, shall be dated and shall be signed by the holders of the outstanding stock of such class, or the relevant series thereof, having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. To be written, signed and dated for the purpose of these Bylaws, a telegram, cablegram or other electronic transmission shall set forth or be delivered with information from which the Corporation can determine (i) that it was transmitted by a stockholder or proxy holder or a person authorized to act for a stockholder or proxy holder, and (ii) the date on which it was transmitted, such date being deemed the date on which the consent was signed. Prompt notice of the taking of any corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

SECTION 10. Record Date. In order that the Corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or to express consent to corporate action in writing without a meeting or to receive payment of any dividend or other distribution or allotment of any rights, or to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, as the case may be, the Board of Directors shall fix, in advance, a record date, which shall not be (i) more than sixty (60) nor less than ten (10) days before the date of such meeting, or (ii) in the case of corporate action to be taken by consent in writing without a meeting, not more than ten (10) days after the date upon which the resolution fixing the record date is adopted by the Board of Directors, or (iii) more than sixty (60) days prior to any other action.

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If no record date is fixed, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given or, if notice is waived, at the close of business on the day next preceding the day on which the meeting is held; and the record date for determining stockholders for any other purpose (except corporate action to be taken by consent in writing) shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

If a holder of record of any class of stock of the Corporation, or a series thereof, the holders of which may act by a consent in writing, wishes to have those stockholders authorize or take corporate action by written consent, such stockholder shall, by written notice to the Secretary of the Corporation, request the Board of Directors to fix a record date. The Board of Directors shall promptly, but in all events within ten (10) days after the date on which such a request is received, adopt a resolution fixing the record date. If no record date is fixed by the Board within such ten (10) day period, the record date for determining stockholders entitled to consent to corporate action, when no prior action by the Board of Directors is required by applicable law, shall be the first date on which a signed consent setting forth the action taken or proposed to be taken is delivered to the Corporation at its registered office in the State of Delaware or to its principal place of business to the attention of the Secretary of the Corporation. Delivery made to the registered office of the Corporation for this purpose shall be by hand or by certified or registered mail with return receipt requested. If no record date is so fixed by the Board of Directors and prior action by the Board of Directors is required by applicable law, the record date for determining stockholders entitled to consent to corporate action in writing without a meeting shall be at the close of business on the date on which the Board of Directors adopts the resolution taking such prior action.

ARTICLE II

Board of Directors

SECTION 1. Number and Term of Office. The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors, none of whom need be stockholders of the Corporation. The number of directors constituting the Board of Directors shall be fixed from time to time by resolution passed by a majority of the Board of Directors. The directors shall, except as hereinafter otherwise provided for filling vacancies, be elected at the annual meeting of stockholders, and shall hold office until their respective successors are elected and qualified or until their earlier resignation or removal.

SECTION 2. Removal, Vacancies and Additional Directors. No director may be removed except for cause by the affirmative vote of the holders of a majority of all outstanding shares of stock of the Corporation entitled to vote generally in the election of directors, considered for this purpose as a single class. Notwithstanding the previous sentence, whenever any director shall have been elected by the holders of any class of stock of the Corporation voting separately as a class under the provisions of the Certificate of Incorporation, such director may be removed and the vacancy filled only by the affirmative vote of the holders of a majority of all outstanding shares of that class of stock voting separately as a class. Except as provided in the Certificate of Incorporation, vacancies caused by any such removal or any vacancy caused by the death or resignation of any director or for any other reason, and any newly created

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directorship resulting from any increase in the authorized number of directors, may be filled by, the affirmative vote of a majority of the directors then in office, although less than a quorum, or by the stockholders, and any director so elected to fill any such vacancy or newly created directorship shall hold office until the director’s successor is elected and qualified or until the director’s earlier resignation or removal.

When one or more directors shall resign effective at a future date, a majority of the directors then in office, including those who have so resigned, or the stockholders shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office as herein provided in connection with the filling of other vacancies.

SECTION 3. Place of Meeting. The Board of Directors may hold its meetings in such place or places in the State of Delaware or outside the State of Delaware as the Board from time to time shall determine.

SECTION 4. Regular Meetings. Regular meetings of the Board of Directors shall be held at such times and places as the Board from time to time by resolution shall determine. No notice shall be required for any regular meeting of the Board of Directors; but a copy of every resolution fixing or changing the time or place of regular meetings shall be sent to every director by mail at least five (5) days, or by telecopy, telegram, cablegram or other electronic transmission or overnight courier at least two (2) days, before the first meeting held in pursuance thereof.

SECTION 5. Special Meetings. Special meetings of the Board of Directors shall be held whenever called by direction of the Chairman of the Board, the Chief Executive Officer or by any two of the directors then in office.

Notice of the day, hour and place of holding of each special meeting shall be given by mailing the same at least five (5) days before the meeting or by causing the same to be transmitted by telephone, telecopy, telegram, cablegram or other electronic transmission or overnight courier at least two (2) days before the meeting to each director. Unless otherwise indicated in the notice thereof, any and all business may be transacted at any special meeting.

SECTION 6. Quorum. Subject to the provisions of Section 2 of this Article II, a majority of the members of the Board of Directors in office (but, unless the Board shall consist solely of one director, in no case less than one-third of the total number of directors nor less than two directors) shall constitute a quorum for the transaction of business and a vote of a majority of the directors present at any meeting of the Board of Directors at which a quorum is present shall be an act of the Board of Directors. If at any meeting of the Board there is less than a quorum present, a majority of those present may adjourn the meeting from time to time.

SECTION 7. Organization. The Chairman of the Board or, in the absence of the Chairman of the Board, the Chief Executive Officer shall preside at all meetings of the Board of Directors. In the absence of the Chairman of the Board and the Chief Executive Officer, a Chairman shall be elected from among the directors present. The Secretary of the Corporation shall act as secretary of all meetings of the directors. In the absence of the Secretary of the Corporation, the Chairman may appoint any person to act as secretary of the meeting.

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SECTION 8. Committees. The Board of Directors may designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not such member or members constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in a resolution of the Board, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and the affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have power or authority in reference to (i) approving or adopting, or recommending to the stockholders, any action or matter expressly required by law to be submitted to stockholders for approval, or (ii) adopting, amending or repealing these Bylaws.

SECTION 9. Conference Telephone Meetings. Unless otherwise restricted by the Certificate of Incorporation or by these Bylaws, the members of the Board of Directors or any committee designated by the Board, may participate in a meeting of the Board or such committee, as the case may be, by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and such participation shall constitute presence in person at such meeting.

SECTION 10. Consent of Directors or Committee in Lieu of Meeting. Unless otherwise restricted by the Certificate of Incorporation or by these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors, or of any committee thereof, may be taken without a meeting if all members of the Board or committee, as the case may be, consent thereto in writing or by electronic transmission, and the writing or writings or the electronic transmission or transmissions are filed with the minutes of proceedings of the Board or committee, as the case may be.

ARTICLE III

Officers

SECTION 1. Officers. The officers of the Corporation may include a Chairman of the Board, one or more Vice Chairmen of the Board, a President, one or more Vice Presidents, a Secretary, a Treasurer, and such additional officers, if any, as shall be elected by the Board of Directors. Each officer shall hold office until his or her successor is elected and qualified or until his or her earlier resignation or removal. Any officer may resign at any time upon written notice to the Corporation. Officers may, but need not, be directors. Unless the Certificate of Incorporation otherwise provides, any number of offices may be held by the same person.

All officers, agents and employees shall be subject to removal, with or without cause, at any time by the Board of Directors. The removal of an officer without cause shall be without prejudice to his or her contract rights, if any. The election or appointment of an officer shall not of itself create contract rights.

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In addition to the powers and duties of the officers of the Corporation as set forth in these Bylaws, the officers shall have such authority and shall perform such duties as from time to time may be determined by the Board of Directors.

SECTION 2. Chief Executive Officer. The Board of Directors may designate one of the officers of the Corporation to be the Chief Executive Officer of the Corporation. Subject to the control of the Board of Directors, the Chief Executive Officer shall have general charge and control of all the business and affairs of the Corporation and shall have all powers and shall perform all duties incident to the position of Chief Executive Officer which may be required by law and such other duties as are required by the Board of Directors. The Chief Executive Officer shall make reports to the Board of Directors and to the stockholders, and shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect. The Chief Executive Officer shall preside at all meetings of the stockholders and shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by resolution of the Board of Directors.

SECTION 3. Chief Operating Officer. The Board of Directors may designate one of the officers of the Corporation to be the Chief Operating Officer of the Corporation. Subject to the control of the Board of Directors and the Chief Executive Officer, the Chief Operating Officer shall have general charge and control of all the operations of the Corporation and shall have all powers and shall perform all duties incident to the position of Chief Operating Officer. The Chief Operating Officer shall act in a general executive capacity and assist the Chief Executive Officer in the administration and operation of the Corporation’s business and general supervision of its policies and affairs. The Chief Operating Officer shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors or the Chief Executive Officer.

SECTION 4. Chief Financial Officer. The Board of Directors may designate one of the officers of the Corporation to be the Chief Financial Officer of the Corporation. Subject to the control of the Board of Directors and the Chief Executive Officer, the Chief Financial Officer shall have general charge and control of the financial affairs of the Corporation and shall have all powers and shall perform all duties incident to the position of Chief Financial Officer. The Chief Financial Officer shall act in a general executive capacity and assist the Chief Executive Officer in the administration and operation of the Corporation’s financial affairs. The Chief Financial Officer shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors or the Chief Executive Officer.

SECTION 5. Chairman and Vice Chairmen of the Board. The Board of Directors may elect a Chairman of the Board from among its members. The Chairman of the Board shall preside at all meetings of the Board of Directors and shall have all powers and shall perform all duties incident to the office of Chairman of the Board which may be required by law and shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors. The Board of Directors also may elect one or more Vice-Chairmen to act in the place of the Chairman upon his or her absence or inability to act.

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SECTION 6. The President and Vice Presidents. The Board of Directors may elect a President and one or more Vice Presidents of the Corporation. Subject to the control of the Board of Directors and the Chief Executive Officer, the President and each Vice President shall have all powers and shall perform all duties incident to their respective offices which may be required by law and shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors or the Chief Executive Officer.

SECTION 7. The Secretary. The Board of Directors may elect a Secretary of the Corporation. The Secretary shall keep the minutes of all meetings of the Board of Directors and the minutes of all meetings of the stockholders in books provided for that purpose. The Secretary shall attend to the giving or serving of all notices of the Corporation; shall have custody of the corporate seal of the Corporation and shall affix the same to such documents and other papers as the Board of Directors or the Chief Executive Officer shall authorize and direct; shall have charge of the stock certificate books, transfer books and stock ledgers and such other books and papers as the Board of Directors or the Chief Executive Officer shall direct, all of which shall at all reasonable times be open to the examination of any director, upon application, at the principal place of business of the Corporation during normal business hours; and whenever required by the Board of Directors or Chief Executive Officer shall render statements of such accounts. The Secretary shall have all powers and shall perform all duties incident to the office of Secretary and shall also have such other powers and shall perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors or the Chief Executive Officer.

SECTION 8. The Treasurer. The Board of Directors may elect a Treasurer of the Corporation who shall keep and maintain, or cause to be kept and maintained, adequate and correct books and records of accounts of the properties and business transactions of the Corporation, including accounts of its assets, liabilities, receipts, disbursements, gains, losses, capital, retained earnings and shares. The books of account shall at all reasonable times during normal business hours be open to inspection by any director. The Treasurer shall deposit, or cause to be deposited, all money and other valuables in the name and to the credit of the Corporation with such depositories as may be designated by the Board of Directors. The Treasurer shall disburse, or cause to be disbursed, the funds of the Corporation as may be ordered by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer. The Treasurer shall render to the Board of Directors, to the Chief Executive Officer or to the Chief Financial Officer, whenever requested, an account of all of his or her transactions as treasurer and of the financial condition of the Corporation, and the Treasurer shall have all powers and shall perform all duties incident to the position of Treasurer which may be required by law and shall have such other powers and perform such other duties as may from time to time be assigned by these Bylaws or by the Board of Directors, the Chief Executive Officer or the Chief Financial Officer.

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SECTION 9. Additional Officers. The Board of Directors may from time to time elect such other officers, including a Controller and one or more Assistant Secretaries, Assistant Treasurers and Assistant Controllers, as the Board may deem advisable and such officers shall have such authority and shall perform such duties as may from time to time be assigned to them by the Board of Directors or the Chief Executive Officer.

The Board of Directors, the Chief Executive Officer or the Secretary of the Corporation may from time to time delegate to any Assistant Secretary or Assistant Secretaries any of the powers or duties assigned to the Secretary of the Corporation; and the Board of Directors, the Chief Executive Officer or the Chief Financial Officer may similarly delegate to the Treasurer, the Controller or any Assistant Treasurer or Assistant Controller any of the powers or duties assigned to the Chief Financial Officer.

SECTION 10. Giving of Bond by Officers. All officers of the Corporation, if required to do so by the Board of Directors, shall furnish bonds to the Corporation for the faithful performance of their duties, in such amounts and with such conditions and security as the Board shall require.

SECTION 11. Voting Upon Securities. Unless otherwise ordered by the Board of Directors, each of the Chairman of the Board, any Vice Chairman of the Board, the President, any Vice President, the Secretary, the Treasurer, the Controller, any Assistant Secretary, any Assistant Treasurer and any Assistant Controller shall have full power and authority on behalf of the Corporation to give a consent in writing or to attend and to act and to vote, or in the name of the Corporation to execute proxies to vote, at any meeting of holders of interests in any corporation, partnership, joint venture, limited liability company, trust, employee benefit plan or other enterprise in which the Corporation may hold an interest, and at any such meeting shall possess and may exercise, in person or by proxy, any and all rights, powers and privileges incident to the ownership of such interests. The Board of Directors may from time to time, by resolution, confer like powers upon any other person or persons.

SECTION 12. Compensation of Officers. The officers of the Corporation shall be entitled to receive such compensation for their services as shall from time to time be determined by the Board of Directors.

ARTICLE IV

Indemnification

SECTION 1. Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”), by reason of the fact that he or she is or was a director of the Corporation or, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation,

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attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding; provided, however, that, except as provided in Section 3 of this Article IV with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board of Directors.

SECTION 2. Right to Advancement of Expenses. In addition to the right to indemnification conferred in Section 1 of this Article IV, a Covered Person shall also have the right to be paid by the Corporation the expenses (including, without limitation, attorneys’ fees) incurred in defending, testifying, or otherwise participating in any such proceeding in advance of its final disposition (hereinafter an “advancement of expenses”); provided, however, that, if the Delaware General Corporation Law (“DGCL”) requires, an advancement of expenses incurred by a Covered Person in his or her capacity as a director or officer of the Corporation (and not in any other capacity in which service was or is rendered by such Covered Person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an “undertaking”), by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a “final adjudication”) that such Covered Person is not entitled to be indemnified for such expenses under this Article IV or otherwise.

SECTION 3. Right of Indemnitee to Bring Suit. If a claim under Section 1 or 2 of this Article IV is not paid in full by the Corporation within 60 days after a written claim therefor has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the Covered Person may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Covered Person shall also be entitled to be paid the expense of prosecuting or defending such suit. In (a) any suit brought by the Covered Person to enforce a right to indemnification hereunder (but not in a suit brought by a Covered Person to enforce a right to an advancement of expenses) it shall be a defense that, and (b) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the Covered Person has not met any applicable standard for indemnification set forth in the DGCL. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the Covered Person is proper in the circumstances because the Covered Person has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including a determination by its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the Covered Person has not met such applicable standard of conduct, shall create a presumption that the Covered Person has not met the applicable standard of conduct or, in the case of such a suit brought by the Covered Person, shall be a defense to such suit. In any suit brought by the Covered Person to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the Covered Person is not entitled to be indemnified, or to such advancement of expenses, under this Article IV or otherwise, shall be on the Corporation.

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SECTION 4. Non-Exclusivity of Rights. The rights provided to Covered Persons pursuant to this Article IV shall not be exclusive of any other right which any Covered Person may have or hereafter acquire under applicable law, the Certificate of Incorporation, these Bylaws, an agreement, a vote of stockholders or disinterested directors, or otherwise.

SECTION 5. Insurance. The Corporation may maintain insurance, at its expense, to protect itself and/or any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

SECTION 6. Indemnification of Other Persons. This Article IV shall not limit the right of the Corporation to the extent and in the manner authorized or permitted by law to indemnify and to advance expenses to persons other than Covered Persons. Without limiting the foregoing, the Corporation may, to the extent authorized from time to time by the Board of Directors, grant rights to indemnification and to the advancement of expenses to any employee or agent of the Corporation and to any other person who is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan, to the fullest extent of the provisions of this Article IV with respect to the indemnification and advancement of expenses of Covered Persons under this Article IV.

SECTION 7. Amendments. Any repeal or amendment of this Article IV by the Board of Directors or the stockholders of the Corporation or by changes in applicable law, or the adoption of any other provision of these Bylaws inconsistent with this Article IV, will, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide broader indemnification rights to Covered Persons on a retroactive basis than permitted prior thereto) and will not in any way diminish or adversely affect any right or protection existing hereunder in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

SECTION 8. Certain Definitions. For purposes of this Article IV, (a) references to “other enterprise” shall include any employee benefit plan; (b) references to “fines” shall include any excise taxes assessed on a person with respect to an employee benefit plan; (c) references to “serving at the request of the Corporation” shall include any service that imposes duties on, or involves services by, a person with respect to any employee benefit plan, its participants, or beneficiaries; and (d) a person who acted in good faith and in a manner such person reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner “not opposed to the best interest of the Corporation” for purposes of Section 145 of the DGCL.

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SECTION 9. Contract Rights. The rights provided to Covered Persons pursuant to this Article IV shall be contract rights and such rights shall continue as to a Covered Person who has ceased to be a director, officer, agent or employee and shall inure to the benefit of the Covered Person’s heirs, executors and administrators.

SECTION 10. Severability. If any provision or provisions of this Article IV shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (a) the validity, legality and enforceability of the remaining provisions of this Article IV shall not in any way be affected or impaired thereby; and (b) to the fullest extent possible, the provisions of this Article IV (including, without limitation, each such portion of this Article IV containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

ARTICLE V

Stock-Seal-Fiscal Year

SECTION 1. Stock Certificates. The shares of stock of the Corporation shall be represented by certificates unless the Board of Directors provides, by resolution, that some or all shares of any or all classes or series of stock shall be uncertificated shares. Certificates for shares of stock of the Corporation shall be in such form, not inconsistent with the Certificate of Incorporation, as shall be approved by the Board of Directors. All certificates shall be signed by the Chairman of the Board, the President or a Vice President and by the Secretary or an Assistant Secretary or the Treasurer or an Assistant Treasurer, and shall not be valid unless so signed. Any such signature may be a facsimile.

In case any officer or officers who shall have signed any such certificate or certificates shall cease to be such officer or officers of the Corporation, whether because of death, resignation, removal or otherwise, before such certificate or certificates shall have been delivered by the Corporation, such certificate or certificates may nevertheless be issued and delivered as though the person or persons who signed such certificate or certificates had not ceased to be such officer or officers of the Corporation.

All certificates for shares of stock shall be consecutively numbered as the same are issued. The name of the person owning the shares represented thereby with the number of such shares and the date of issue thereof shall be entered on the books of the Corporation.

Except as hereinafter provided, all certificates surrendered to the Corporation for transfer shall be canceled, and no new certificates shall be issued until former certificates for the same number of shares have been surrendered and canceled.

SECTION 2. Lost, Stolen or Destroyed Certificates. Whenever a person owning a certificate for shares of stock of the Corporation alleges that it has been lost, stolen or destroyed, he or she shall file in the office of the Corporation an affidavit setting forth, to the best of his or her knowledge and belief, the time, place and circumstances of the loss, theft or destruction, and, if required by the Corporation, a bond of indemnity or other indemnification sufficient, in the opinion of the Corporation, to indemnify the Corporation and its agents against any claim that may be made against it or them on account of the alleged loss, theft or destruction

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of any such certificate or the issuance of a new certificate in replacement therefor. Thereupon the Corporation may cause to be issued to such person a new certificate in replacement for the certificate alleged to have been lost, stolen or destroyed. Upon the stub of every new certificate so issued shall be noted the fact of such issue and the number, date and the name of the registered owner of the lost, stolen or destroyed certificate in lieu of which the new certificate is issued.

SECTION 3. Transfer of Shares. Shares of stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof, in person or by his attorney duly authorized in writing, upon surrender and cancellation of certificates for the number of shares of stock to be transferred, except as provided in Section 2 of this Article V.

SECTION 4. Regulations. The Board of Directors shall have power and authority to make such rules and regulations as it may deem expedient concerning the issue, transfer and registration of certificates for shares of stock of the Corporation.

SECTION 5. Dividends. Subject to the provisions of the Certificate of Incorporation, the Board of Directors shall have power to declare and pay dividends upon shares of stock of the Corporation, but only out of funds available for the payment of dividends as provided by law.

Subject to the provisions of the Certificate of Incorporation, any dividends declared upon the stock of the Corporation shall be payable on such date or dates as the Board of Directors shall determine. If the date fixed for the payment of any dividend shall in any year fall upon a legal holiday, then the dividend payable on such date shall be paid on the next day not a legal holiday.

SECTION 6. Corporate Seal. The Board of Directors shall provide a suitable seal, containing the name of the Corporation, which seal shall be kept in the custody of the Secretary. A duplicate of the seal may be kept and be used by the Chairman of the Board, the President or any other officer of the Corporation designated by the Board of Directors.

SECTION 7. Fiscal Year. The fiscal year of the Corporation shall be such fiscal year as the Board of Directors from time to time by resolution shall determine.

ARTICLE VI

Miscellaneous Provisions

SECTION 1. Checks, Notes, Etc. All checks, drafts, bills of exchange, acceptances, notes or other obligations or orders for the payment of money shall be signed and, if so required by the Board of Directors, countersigned by such officers of the Corporation and other persons as the Board of Directors from time to time shall designate.

Checks, drafts, bills of exchange, acceptances, notes, obligations and orders for the payment of money made payable to the Corporation may be endorsed for deposit to the credit of the Corporation with a duly authorized depository by the Chairman of the Board, the President, any Vice President, the Treasurer, any Assistant Secretary, the Controller, any Assistant Controller and such other officers or persons, if any, as the Board of Directors from time to time may designate.

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SECTION 2. Loans. No loans and no renewals of any loans shall be contracted on behalf of the Corporation except as authorized by the Board of Directors. When authorized so to do, any officer or agent of the Corporation may effect loans and advances for the Corporation from any bank, trust company or other institution or from any firm, corporation or individual, and for such loans and advances may make, execute and deliver promissory notes, bonds or other evidences of indebtedness of the Corporation. When authorized so to do, any officer or agent of the Corporation may pledge, hypothecate or transfer, as security for the payment of any and all loans, advances, indebtedness and liabilities of the Corporation, any and all stocks, securities and other personal property at any time held by the Corporation, and to that end may endorse, assign and deliver the same. Such authority may be general or confined to specific instances.

SECTION 3. Contracts. Except as otherwise provided by law or in these Bylaws or as otherwise directed by the Board of Directors, the Chairman of the Board, any Vice Chairman of the Board, the President, any Vice President or the Treasurer shall be authorized to execute and deliver, in the name and on behalf of the Corporation, all agreements, bonds, contracts, deeds, mortgages, security agreements and other instruments, either for the Corporation’s own account or in a fiduciary or other capacity, and the seal of the Corporation, if appropriate, shall be affixed thereto by any of such officers or the Secretary or an Assistant Secretary. The Board of Directors, the Chairman of the Board, any Vice Chairman, the President or any Vice President designated by the Board of Directors may authorize any other officer, employee or agent to execute and deliver, in the name and on behalf of the Corporation, agreements, bonds, contracts, deeds, mortgages, security agreements and other instruments, either for the Corporation’s own account or in a fiduciary or other capacity, and, if appropriate, to affix the seal of the Corporation thereto. The grant of such authority by the Board or any such officer may be general or confined to specific instances.

SECTION 4. Waivers of Notice. Whenever any notice whatever is required to be given by law, by the Certificate of Incorporation or by these Bylaws to any person or persons, a waiver thereof in writing or by electronic transmission by the person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent thereto.

SECTION 5. Offices Outside of Delaware. Except as otherwise required by the laws of the State of Delaware, the Corporation may have an office or offices and keep its books, documents and papers outside of the State of Delaware at such place or places as from time to time may be determined by the Board of Directors or the Chief Executive Officer.

ARTICLE VII

Amendments

These Bylaws and any amendment thereof may be altered, amended or repealed, or new Bylaws may be adopted, by the Board of Directors; but these Bylaws and any amendment thereof may be altered, amended or repealed or new Bylaws may be adopted by the holders of a majority of the outstanding stock of the Corporation entitled to vote at any annual meeting or at any special meeting, provided, in the case of any special meeting, that notice of such proposed alteration, amendment, repeal or adoption is included in the notice of the meeting.

14

CERTIFICATE OF ADOPTION OF BYLAWS

OF

CONTANGO ACQUISITION, INC.

This is to certify:

That I am the duly elected, qualified and acting Secretary of CONTANGO ACQUISITION, INC. (the “Corporation”) and the attached bylaws were adopted as the bylaws of the Corporation as of April 29, 2013 by the Written Consent of the Board of Directors.

Dated effective as of April 29, 2013.

Sergio Castro, Secretary

EXHIBIT B

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

CRIMSON EXPLORATION INC.

FIRST: The name of the Corporation is:

CRIMSON EXPLORATION INC.

SECOND: The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808 and its registered agent at such address is Corporation Service Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is Three Thousand (3,000) shares of Common Stock with no par value per share.

FIFTH: The mailing address of the Corporation is 717 Texas Avenue, Suite 2900, Houston, Texas 77002.

SIXTH: Elections of directors need not be by ballot unless the Bylaws of the Corporation shall so provide.

SEVENTH: The Board of Directors of the Corporation may make Bylaws and from time to time may alter, amend or repeal Bylaws.

EIGHTH: No person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the General Corporation Law of the State of Delaware (“DGCL”) as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Section Eighth by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section Eighth will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

NINTH: (a) Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that he or she is or was a director of the Corporation or, while a director of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (hereinafter a “Covered Person”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall indemnify a Covered Person in connection with a proceeding (or part thereof) initiated by such Covered Person only if such proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred by this Section shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

(b) The rights conferred on any Covered Person by this Section Ninth shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate, the Bylaws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(c) Any repeal or amendment of this Section Ninth by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate inconsistent with this Section Ninth, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d) This Section Ninth shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

2

TENTH: Any action that is permitted to be taken by the stockholders of the Corporation at any annual or special meeting of stockholders may be effected by written consent of the stockholders in lieu of a meeting of stockholders.

ELEVENTH: Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

IN WITNESS WHEREOF, Crimson Exploration Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its President and Chief Executive Officer on this             day of             , 2013.

Name:
Title: President and Chief Executive Officer

3

EXHIBIT C

FORM OF

AMENDED AND RESTATED

BYLAWS

OF

CONTANGO OIL & GAS COMPANY

****

INCORPORATED UNDER THE LAWS

OF THE

STATE OF DELAWARE

ON

NOVEMBER 8, 2000

****

LAW OFFICES

OF

MORGAN, LEWIS & BOCKIUS LLP

300 SOUTH GRAND AVENUE, 22ND FLOOR

LOS ANGELES, CALIFORNIA 90071-3132

-i-

(continued)

-ii-

AMENDED AND RESTATED

BYLAWS

OF

CONTANGO OIL & GAS COMPANY

Incorporated under the Laws of the State of Delaware

ARTICLE I

OFFICES AND RECORDS

Section 1.1 Delaware Office. The address of the Corporation’s registered office in the State of Delaware is to be located at 2711 Centerville Road, Suite 400, in the City of Wilmington, County of New Castle, 19808 and its registered agent at such address is Corporation Service Company.

Section 1.2 Other Offices. The Corporation may have such other offices, either within or without the State of Delaware, as the Board of Directors may designate or as the business of the Corporation may from time to time require.

Section 1.3 Books and Records. The books and records of the Corporation may be kept at the Corporation’s office in Houston, Texas or at such other locations within or outside the State of Delaware as may from time to time be designated by the Board of Directors.

ARTICLE II

STOCKHOLDERS

Section 2.1 Annual Meeting. The annual meeting of the stockholders of the Corporation shall be held at such date, place and time as may be fixed by resolution of the Board of Directors.

Section 2.2 Special Meetings. Special meetings of the shareholders may be called at any time by the Chairman of the Board, the President and Chief Executive Officer or a majority of the Board of Directors acting with or without a meeting, or the holder or holders of one-half of all the shares outstanding and entitled to vote thereat.

Section 2.3 Place of Meeting. The Board of Directors may designate the place of meeting for any meeting of the stockholders. If no designation is made by the Board of Directors, the place of meeting shall be the principal office of the Corporation.

Section 2.4 Notice of Meeting. Written or printed notice, stating the place, day and hour of the meeting and the purpose or purposes for which the meeting is called, shall be prepared and delivered by the Corporation not less than ten (10) days nor more than sixty (60) days before the date of the meeting, either personally, or by mail, to each stockholder of record entitled to vote at such meeting. If mailed, such notice shall be deemed to be delivered when deposited in the United States mail with postage thereon prepaid, addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation. Such further notice shall be given as may be required by law. Meetings may be held without notice if all stockholders entitled to vote are present (except as otherwise provided by law), or if notice is waived by those not present. Any previously scheduled meeting of the stockholders may be postponed and (unless the Certificate of Incorporation otherwise provides) any special meeting of the stockholders may be canceled, by resolution of the Board of Directors upon public notice given prior to the time previously scheduled for such meeting of stockholders.

Section 2.5 Quorum and Adjournment. Except as otherwise provided by law or by the Certificate of Incorporation, the holders of a majority of the voting power of the outstanding shares of the Corporation entitled to vote generally in the election of directors (the “Voting Stock”), represented in person or by proxy, shall constitute a quorum at a meeting of stockholders, except that when specified business is to be voted on by a class or series voting separately as a class or series, the holders of a majority of the voting power of the shares of such class or series shall constitute a quorum for the transaction of such business. The chairman of the meeting or a majority of the shares of Voting Stock so represented may adjourn the meeting from time to time, whether or not there is such a quorum (or, in the case of specified business to be voted on by a class or series, the chairman or a majority of the shares of such class or series so represented may adjourn the meeting with respect to such specified business). No notice of the time and place of adjourned meetings need be given except as required by law. The stockholders present at a duly organized meeting may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum.

Section 2.6 Proxies. At all meetings of stockholders, a stockholder may vote by proxy executed in writing by the stockholder or as may be permitted by law, or by his duly authorized attorney-in-fact. Such proxy must be filed with the Secretary of the Corporation or his representative at or before the time of the meeting.

Section 2.7 Notice of Stockholder Business and Nominations.

(A) Annual Meetings of Stockholders

(1) Nominations of persons for election to the Board of Directors of the Corporation and the proposal of business to be considered by the stockholders may be made at an annual meeting of stockholders (a) pursuant to the Corporation’s notice of meeting delivered pursuant to Section 2.4 of these Bylaws, (b) by or at the direction of the Chairman of the Board or the Board of Directors or (c) by any stockholder of the Corporation who is entitled to vote at the meeting, who complied with the notice procedures set forth in clauses (2) and (3) of this Section 2.7(A) and who was a stockholder of record at the time such notice is delivered to the Secretary of the Corporation.

(2) For nominations or other business to be properly brought before an annual meeting by a stockholder pursuant Section 2.7(A)(1)(c) of these Bylaws, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation and such other business must otherwise be a proper matter for stockholder action. To be timely, a stockholder’s notice shall be delivered to the Secretary at the principal executive offices of the Corporation not less than sixty (60) days nor more than ninety (90) days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than twenty (20) days, or delayed by more than sixty (60) days, from such anniversary date, notice by the stockholder to be timely must be so delivered not earlier than the ninetieth day prior to such annual meeting and not later than the close of business on the later of the sixtieth day prior to such annual meeting or the tenth day following the day on which such notice of the date of the meeting was mailed or public announcement of the date of such meeting is first made. Such stockholder’s notice shall set forth (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and Rule 14a-11 thereunder, including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner and (ii) the class and number of shares of the Corporation which are owned beneficially and of record by such stockholder and such beneficial owner. In no event shall the public announcement of an adjournment of an annual meeting commence a new time period for the giving of a stockholder’s notice as described above.

(3) Notwithstanding anything in the second sentence of Section 2.7(A)(2) of these Bylaws to the contrary, in the event that the number of directors to be elected to the Board of Directors of the Corporation is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board of Directors made by the Corporation at least seventy (70) days prior to the first anniversary of the preceding year’s annual meeting, a stockholder’s notice required by this Section 2.7 shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to the Secretary at the principal executive offices of the Corporation not later than the close of business on the tenth day following the day such notice of the meeting was mailed or on which such public announcement is first made by the Corporation.

(B) Special Meetings of Stockholders. Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting pursuant to Section 2.4 of these Bylaws. Nominations of persons for election to the Board of Directors may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation’s notice of meeting (a) by or at the direction of the Board of Directors or (b) by any stockholder of the Corporation who is entitled to vote at the meeting, who complies with the notice procedures set forth in this Section 2.7 and who is a stockholder of record at the time such notice is delivered to the Secretary of the Corporation. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more directors to the Board of Directors, any such stockholder may nominate a person or persons (as the case may be), for election to such position(s) as are specified in the Corporation’s Notice of Meeting, if the stockholder’s notice as required by Section 2.7(A)(2) of these Bylaws shall be delivered to the Secretary at the principal executive offices of the Corporation not earlier than the ninetieth day prior to such special meeting and not later than the close of business on the later of the sixtieth day prior to such special meeting or the tenth day following the day such notice of the meeting was mailed or on which public announcement is first made of the date of the special meeting and of the nominees proposed by the Board of Directors to be elected at such meeting. In no event shall the public announcement of an adjournment of a special meeting commence a new time period for the giving of a stockholders notice as described above.

(C) General.

(1) Only persons who are nominated in accordance with the procedures set forth in this Bylaw shall be eligible to serve as directors and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with the procedures set forth in this Section 2.7. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, the chairman of the meeting shall have the power and duty to determine whether a nomination or any business proposed to be brought before the meeting was made in accordance with the procedures set forth in this Section 2.7 and, if any proposed nomination or business is not in compliance with this Section 2.7, to declare that such defective proposal or nomination shall be disregarded.

(2) For purposes of this Section 2.7, “public announcement” shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

(3) Notwithstanding the foregoing provisions of this Section 2.7, a stockholder shall also comply with all applicable requirements of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 2.7. Nothing in this Section 2.7 shall be deemed to affect any rights of stockholders to request inclusion of proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

Section 2.8 Procedure for Election of Directors. Election of directors at all meetings of the stockholders at which directors are to be elected shall be by written ballot, and, except as otherwise set forth in the Certificate of Incorporation with respect to the right of the holders of any series of Preferred Stock or any other series or class of stock to elect additional directors under specified circumstances, an affirmative vote of a majority of the votes cast thereat shall elect directors. Except as otherwise provided by law, the Certificate of Incorporation or these Bylaws, all other matters submitted to the stockholders at any meeting shall be decided by the affirmative vote of a majority of the voting power of the outstanding Voting Stock present in person or represented by proxy at the meeting and entitled to vote thereon.

Section 2.9 Inspectors of Elections; Opening and Closing the Polls.

(A) The Board of Directors by resolution shall appoint one or more inspectors, which inspector or inspectors may include individuals who serve the Corporation in other capacities, including, without limitation, as officers, employees, agents or representatives of the Corporation, to act at the meeting and make a written report thereof. One or more persons may be designated as alternate inspectors to replace any inspector who fails to act. If no inspector or alternate has been appointed to act, or if all inspectors or alternates who have been appointed are unable to act, at a meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before discharging his or her duties, shall take and sign an oath faithfully to execute the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall have the duties prescribed by the General Corporation Law of the State of Delaware.

(B) The chairman of the meeting shall fix and announce at the meeting the date and time of the opening and the closing of the polls for each matter upon which the stockholders will vote at a meeting.

Section 2.10 No Action Without Annual or Special Meeting. Subject to the rights of the holders of any series of preferred stock or any other series or class of stock as set forth in the Certificate of Incorporation with respect to such series or class, any action required or permitted by the General Corporation Law of the State of Delaware to be taken by the stockholders of the Corporation must be effected at an annual or special meeting of the stockholders and may not be effected by any consent in writing in lieu of a meeting by such stockholders.

ARTICLE III

BOARD OF DIRECTORS

Section 3.1 General Powers. The business and affairs of the Corporation shall be managed by or under the direction of its Board of Directors. In addition to the powers and authorities by these Bylaws expressly conferred upon them, the Board of Directors may exercise all such powers of the Corporation and do all such lawful acts and things as are not by law, by the Certificate of Incorporation or by these Bylaws required to be exercised or done by the stockholders.

Section 3.2 Number, Tenure and Qualifications. The number of directors of the Corporation shall be at least three (3) and not more than eight (8). Subject to the foregoing limitations and subject to Section 3.8, without amendment of these Bylaws, the number of directors may be fixed or changed by resolution adopted by the vote of the majority of directors in office or by the vote of holders of shares representing a majority of the voting power at any annual meeting, or any special meeting called for that purpose; but no reduction of the number of directors shall have the effect of removing any director prior to the expiration of his term of office. Notwithstanding anything to the contrary in this Section 3.2, the Board of Directors shall take all requisite action to cause the Board of Directors to be comprised of the following directors as of the Effective Time:

(A) five (5) persons identified by the Board of Directors of the Corporation at or prior to the Effective Time to serve on the Board of Directors after the Effective Time (such members, the “Contango Directors”); and

(B) Allan D. Keel, B. James Ford and Lon McCain (such members, the “Crimson Directors”).

Until the first anniversary of the Effective Time, the Board of Directors shall take all requisite action to cause the Board of Directors to be comprised of the five Contango Directors and the three Crimson Directors; provided, however, that, during such period, at least three of the Contango Directors and at least two of the Crimson Directors shall be independent for purposes of the rules of the New York Stock Exchange. If, at any time until the first anniversary of the Effective Time, the number of Crimson Directors and Contango Directors serving, or that would be serving following the next stockholders’ meeting at which directors are to be elected, as directors of the Corporation, would not be as set forth above, then, subject to the fiduciary duties of the directors of the Corporation, the Board of Directors (and any nominating committee thereof) shall appoint, and nominate for election at the next stockholders’ meeting at which directors are to be elected, such person or persons as may be requested by the remaining Crimson Directors (if the number of Crimson Directors is, or would otherwise become, less than three) (and such person or persons, “Crimson Directors”) or by the remaining Contango Directors (if the number of Contango Directors is, or would otherwise become, less than five) (and such person or persons, “Contango Directors”) to ensure that there will be five Contango Directors and three Crimson Directors.

For purposes of these Bylaws, the “Effective Time” means the date and time of the filing with the Secretary of State of the State of Delaware of the Certificate of Merger consummating the merger of Contango Acquisition, Inc., a Delaware corporation and wholly-owned subsidiary of the Corporation, with and into Crimson, pursuant to the terms and conditions of the Agreement and Plan of Merger dated as of April [—], 2013, among the Corporation, Crimson and Contango Acquisition, Inc.

Section 3.3 Regular Meetings. A regular meeting of the Board of Directors shall be held without notice other than this Bylaw immediately after, and at the same place as, each annual meeting of stockholders. The Board of Directors may, by resolution, provide the time and place for the holding of additional regular meetings without notice other than such resolution.

Section 3.4 Special Meetings. Special meetings of the Board of Directors shall be called at the request of the Chairman of the Board, the President and Chief Executive Officer or a majority of the Board of Directors. The person or persons authorized to call special meetings of the Board of Directors may fix the place and time of the meetings.

Section 3.5 Notice. Notice of any special meeting shall be given to each director at his business or residence in writing or by telephone communication. If mailed, such notice shall be deemed adequately delivered when deposited in the United States mails so addressed, with postage thereon prepaid, at least five days before such meeting. If by facsimile transmission, such notice shall be transmitted at least twenty-four hours before such meeting. If by telephone, the notice shall be given at least twelve hours prior to the time set for the meeting. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice of such meeting, except for amendments to these Bylaws as provided under Section 8.1 of Article VIII hereof. A meeting may be held at any time without notice if all the directors are present (except as otherwise provided by law) or if those not present waive notice of the meeting in writing, either before or after such meeting.

Section 3.6 Conference Telephone Meetings. Members of the Board of Directors, or any committee thereof, may participate in a meeting of the Board of Directors or such committee by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and such participation in a meeting shall constitute presence in person at such meeting.

Section 3.7 Action Without Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors or of a committee thereof may be taken without a meeting if, before or after the action, a written consent thereto is signed by all of the members of the Board of Directors or the committee. The written consent may be signed in counterparts and must be filed with the minutes of the proceedings of the Board of Directors or committee.

Section 3.8 Quorum. A whole number of directors equal to at least a majority of all of the members of the Board of Directors shall constitute a quorum for the transaction of business, but if at any meeting of the Board of Directors there shall be less than a quorum present, a majority of the directors present may adjourn the meeting from time to time without further notice. The act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors subject to the following exceptions: (a) the number otherwise required if the act of a greater number is required by law, the Certificate of Incorporation or these Bylaws, (b) until the first anniversary of the Effective Time, the affirmative vote of at least two-thirds of the directors then in office, including at least one Crimson Director, shall be required to (i) increase or decrease the number of directors on the Board of Directors, (ii) remove the Chairman and select any replacement of the Chairman, (iii) terminate the President and Chief Executive Officer or the Chief Financial Officer and select any replacement of such officer, (iv) designate or replace any member, or modify the authority, of the Investment Committee, or (v) amend any provision affecting items (i) through (iv) of clause (b) of this Section 3.8 of these Bylaws.

Section 3.9 Newly Created Directorships and Vacancies. Subject to the rights of any holders of any series of preferred stock, or any other series or class of stock as set forth in the Certificate of Incorporation, to elect additional directors under specified circumstances, and unless the Board of Directors otherwise determines, newly created directorships resulting from any increase in the authorized number of directors or any vacancies of the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other causes shall be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term for the remainder of the full term of the class of directors in which the vacancy occurred or in which the new directorship was created and until such director’s successor shall have been duly elected and qualified. No decrease in the numbers of authorized directors constituting the entire Board of Directors shall shorten the term of any incumbent director.

Section 3.10 Committees.

(A) The Board of Directors may designate one or more committees, including the Investment Committee described in (B) below, an Audit Committee, a Nominating Committee and an Equity and CEO Compensation Committee, with each committee to consist of one or more of the directors of the Corporation. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board of Directors, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it.

(B) The Board of Directors shall have an Investment Committee which, among other things, shall be designated the authority and power to allocate, subject to the approval of the entire Board of Directors, the amount and nature of all capital expenditures of the Corporation and its subsidiaries. The Investment Committee shall have two members, which shall, effective as of the Effective Time, be comprised of Joseph J. Romano and Allan D. Keel. Joseph J. Romano will serve as Chairman of the Investment Committee. Notwithstanding anything to the contrary in (A) above, the designation or replacement of any member of the Investment Committee, or modification of the authority of the Investment Committee, shall be subject to Section 3.8.

(C) Unless the Board of Directors otherwise provides, each committee designated by the Board of Directors may make, alter and repeal rules for the conduct of its business. In the absence of such rules each committee shall conduct its business in the same manner as the Board of Directors conducts its business pursuant to these Bylaws.

Section 3.11 Removal. Any director may be removed without cause at any special meeting of shareholders called for such purpose by the vote of the holders of sixty-six and two-thirds (66 2/3%) of the voting power entitling them to elect directors in place of those to be removed, voting as a single class. In case of any such removal, a new director may be elected at the same meeting for the unexpired term of each director removed. Failure to elect a director to fulfill the unexpired term of any director removed shall be deemed to create a vacancy in the Board of Directors. The terms of this Section 3.11 are subject to any contractual provisions binding on the Corporation from time to time, and such contractual provisions shall control to the extent they conflict with the terms hereof.

ARTICLE IV

OFFICERS

Section 4.1 Elected Officers. The elected officers of the Corporation shall be a Chairman of the Board, a President and Chief Executive Officer, a Chief Financial Officer, one or more Vice Presidents (who may be further classified by such descriptions as “executive”, “senior”, “assistant” or otherwise, as the Board of Directors shall determine) a Secretary and one or more Assistant Secretaries, a Treasurer and one or more Assistant Treasurers, and such other officers as the Board of Directors from time to time may deem proper. The Chairman of the Board shall be chosen from the directors. All officers chosen by the Board of Directors shall each have such powers and duties as generally pertain to their respective offices, subject to the specific provisions of this Article IV. Such officers shall also have powers and duties as from time to time may be conferred by the Board of Directors or by any committee thereof.

Section 4.2 Election and Term of Office. The elected officers of the Corporation shall be elected annually by the Board of Directors at the regular meeting of the Board of Directors held after each annual meeting of the stockholders. If the election of officers shall not be held at such meeting, such election shall be held as soon thereafter as convenient. Subject to Section 4.9 of these Bylaws, each officer shall hold office until his successor shall have been duly elected and shall have qualified or until his death or until he shall resign.

Section 4.3 Chairman of the Board. The Chairman of the Board shall preside at all meetings of the stockholders and of the Board of Directors. The Chairman of the Board shall be responsible for the general management of the affairs of the Corporation and shall perform all duties incidental to his office which may be required by law and all such other duties as are properly required of him by the Board of Directors. Except where by law the signature of the President and Chief Executive Officer is required, the Chairman of the Board shall possess the same power as the President and Chief Executive Officer to sign all certificates, contracts, and other instruments of the Corporation which may be authorized by the Board of Directors. He shall make reports to the Board of Directors and the stockholders, and shall perform all such other duties as are properly required of him by the Board of Directors. He shall see that all orders and resolutions of the Board of Directors and of any committee thereof are carried into effect. As of the Effective Time, subject to Section 3.8, the Chairman shall be Joseph J. Romano.

Section 4.4 President and Chief Executive Officer. The President and Chief Executive Officer shall have general supervision, management, direction and control of the business and affairs of the Corporation and shall see that all orders and resolutions of the board of directors are carried into effect. The President and Chief Executive Officer shall be authorized to execute promissory notes, bonds, mortgages, leases and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise executed and except where the execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. In the absence of the Chairman of the Board, the President and Chief Executive Officer shall preside at all meetings of the stockholders and of the Board of Directors. The President and Chief Executive Officer shall have the general powers and duties of management usually vested in the office of chief executive officer of a corporation and shall perform such other duties and possess such other authority and powers as the Board of Directors may from time to time prescribe. As of the Effective Time, subject to Section 3.8, the President and Chief Executive Officer shall be Allan D. Keel.

Section 4.5 Chief Financial Officer. The Chief Financial Officer shall have general financial supervision, management, direction and control of the business and affairs of the Corporation and shall see that all financial orders and resolutions of the Board of Directors are carried into effect. The Chief Financial Officer shall be authorized to execute promissory notes, bonds, mortgages, leases and other contracts requiring a seal, under the seal of the Corporation, except where required or permitted by law to be otherwise executed and except where the execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation. The Chief Financial Officer shall have the general financial powers and duties of management usually vested in the office of chief financial officer of a corporation and shall perform such other duties and possess such other authority and powers as the Board of Directors, the Chief Executive Officer, or the Chairman of the Board may from time to time prescribe. As of the Effective Time, subject to Section 3.8, the Chief Financial Officer shall be E. Joseph Grady.

Section 4.6 Vice Presidents. Each Vice President shall have such powers and duties as may be assigned to him or her by the Board of Directors, the Chairman of the Board or the President and Chief Executive Officer. In the absence of the President and Chief Executive Officer, a Vice President shall exercise the powers of the President and Chief Executive Officer with authority to exercise all his or her powers and perform his or her duties.

Section 4.7 Secretary and Assistant Secretaries. The Secretary shall give, or cause to be given, notice of all meetings of stockholders and directors and all other notices required by law or by these Bylaws, and in case of his absence or refusal or neglect so to do, any such notice may be given by any person thereunto directed by the Chairman of the Board or the President and Chief Executive Officer, or by the Board of Directors, upon whose request the meeting is called as provided in these Bylaws. He or she shall record all the proceedings of the meetings of the Board of Directors, any committees thereof and the stockholders of the Corporation in a book to be kept for that purpose, and shall perform such other duties as may be assigned to him by the Board of Directors, the Chairman of the Board or the President and Chief Executive Officer. The Secretary, or an Assistant Secretary, shall have the custody of the seal of the Corporation and shall affix the same to all instruments requiring it, when authorized by the Board of Directors, the Chairman of the Board or the President and Chief Executive Officer, and attest to the same. The Assistant Secretary shall exercise the powers of the Secretary during such officer’s absence or inability to act.

Section 4.8 Treasurer and Assistant Treasurers. The Treasurer shall have the custody of the corporate funds and securities and shall keep full and accurate receipts and disbursements in books belonging to the Corporation. The Treasurer shall deposit all moneys and other valuables in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. The Treasurer or an Assistant Treasurer shall disburse the funds of the Corporation as may be ordered by the Board of Directors, the Chairman of the Board, the Chief Financial Officer or the President and Chief Executive Officer, taking proper vouchers for such disbursements. The Treasurer or Assistant Treasurer shall render to the Chairman of the Board, the President and Chief Executive Officer, the Chief Financial Officer and the Board of Directors, whenever requested, an account of all his or her transactions as Treasurer and of the financial condition of the Corporation. If required by the Board of Directors, the Treasurer shall give the Corporation a bond for the faithful discharge of his or her duties in such amount and with such surety as the Board of Directors shall prescribe. The Assistant Treasurer shall exercise the powers of the Treasurer during such officer’s absence or inability to act.

Section 4.9 Removal. Subject to Section 3.8, any officer elected by the Board of Directors may be removed by the Board of Directors whenever, in their judgment, the best interests of the Corporation would be served thereby. No elected officer shall have any contractual rights against the Corporation for compensation by virtue of such election beyond the date of the election of his successor, his death, his resignation or his removal, whichever event shall first occur, except as otherwise provided in an employment contract or an employee plan.

Section 4.10 Vacancies. Subject to Section 3.8, a newly created office and a vacancy in any office because of death, resignation, or removal may be filled by the Board of Directors for the unexpired portion of the term at any meeting of the Board of Directors.

ARTICLE V

STOCK CERTIFICATES AND TRANSFERS

Section 5.1 Certificates and Transfers.

(A) The interest of each stockholder of the Corporation shall be evidenced by certificates for shares of stock in such form as the appropriate officers of the Corporation may from time to time prescribe. The shares of the stock of the Corporation shall be transferred on the books of the Corporation by the holder thereof in person or by his attorney, upon surrender for cancellation of certificates for at least the same number of shares, with an assignment and power of transfer endorsed thereon or attached thereto, duly executed, and with such proof of the authenticity of the signature as the Corporation or its agents may reasonably require.

(B) The certificates of stock shall be signed, countersigned and registered in such manner as the Board of Directors may by resolution prescribe, which resolution may permit all or any of the signatures on such certificates to be in facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate has ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

ARTICLE VI

INDEMNIFICATION

Section 6.1 Right to Indemnification. The Corporation shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person (an “Indemnitee”) who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such Indemnitee. Notwithstanding the preceding sentence, except as otherwise provided in Section 6.3, the Corporation shall be required to indemnify an Indemnitee in connection with a proceeding (or part thereof) commenced by such Indemnitee only if the commencement of such proceeding (or part thereof) by the Indemnitee was authorized by the Board of Directors of the Corporation.

Section 6.2 Prepayment of Expenses. The Corporation shall pay the expenses (including attorneys’ fees) incurred by an Indemnitee in defending any proceeding in advance of its final disposition, provided, however, that, to the extent required by law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the Indemnitee to repay all amounts advanced if it should be ultimately determined that the Indemnitee is not entitled to be indemnified under this Article VI or otherwise.

Section 6.3 Claims. If a claim for indemnification or payment of expenses under this Article VI is not paid in full within sixty days after a written claim therefor by the Indemnitee has been received by the Corporation, the Indemnitee may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action the Corporation shall have the burden of proving that the Indemnitee is not entitled to the requested indemnification or payment of expenses under applicable law.

Section 6.4 Nonexclusivity of Rights. The rights conferred on any Indemnitee by this Article VI shall not be exclusive of any other rights which such Indemnitee may have or hereafter acquire under any statute, provision of the Certificate of Incorporation, these Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 6.5 Other Sources. The Corporation’s obligation, if any, to indemnify or to advance expenses to any Indemnitee who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such Indemnitee may collect as indemnification or advancement of expenses from such other corporation, partnership, joint venture, trust, enterprise or nonprofit enterprise.

Section 6.6 Amendment or Repeal. Any repeal or modification of the foregoing provisions of this Article VI shall not adversely affect any right or protection hereunder of any Indemnitee in respect of any act or omission occurring prior to the time of such repeal or modification.

Section 6.7 Other Indemnification and Prepayment of Expenses. This Article VI shall not limit the right of the Corporation, to the extent and in the manner permitted by law, to indemnify and to advance expenses to persons other than Indemnitees when and as authorized by appropriate corporate action.

ARTICLE VII

MISCELLANEOUS PROVISIONS

Section 7.1 Fiscal Year. The fiscal year-end of the Corporation shall be such date as may be fixed from time to time by resolution of the Board of Directors.

Section 7.2 Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in the manner and upon the terms and conditions provided by law and its Certificate of Incorporation.

Section 7.3 Corporate Seal. The corporate seal shall have inscribed the name of the Corporation thereon and shall be in such form as may be approved from time to time by the Board of Directors.

Section 7.4 Waiver of Notice. Whenever any notice is required to be given to any stockholder or director of the Corporation under the provisions of the General Corporation Law of the State of Delaware, a waiver thereof in writing, signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice. Neither the business to be transacted at, nor the purpose of, any annual or special meeting of the stockholders of the Board of Directors need be specified in any waiver of notice of such meeting.

Section 7.5 Audits. The accounts, books and records of the Corporation shall be audited upon the conclusion of each fiscal year by an independent certified public accountant selected by the Board of Directors, and it shall be the duty of the Board of Directors to cause such audit to be made annually.

Section 7.6 Resignations. Any director or any officer, whether elected or appointed, may resign at any time by serving written notice of such resignation on the Chairman of the Board, the President and Chief Executive Officer or the Secretary, and such resignation shall be deemed to be effective as of the close of business on the date said notice is received by the Chairman of the Board, the President and Chief Executive Officer, or the Secretary or at such later date as is stated therein. No formal action shall be required of the Board of Directors or the stockholders to make any such resignation effective.

Section 7.7 Contracts. Except as otherwise required by law, the Certificate of Incorporation or these Bylaws, any contracts or other instruments may be executed and delivered in the name and on the behalf of the Corporation by such officer or officers of the Corporation as the Board of Directors may from time to time direct. Such authority may be general or confined to specific instances as the Board may determine. The Chairman of the Board, the President and Chief Executive Officer, the Chief Financial Officer or any Vice President may execute bonds, contracts, deeds, leases and other instruments to be made or executed for or on behalf of the Corporation. Subject to any restrictions imposed by the Board of Directors or the Chairman of the Board, the President and Chief Executive Officer or any Vice President of the Corporation may delegate contractual powers to others under his jurisdiction, it being understood, however, that any such delegation of power shall not relieve such officer of responsibility with respect to the exercise of such delegated power.

Section 7.8 Proxies. Unless otherwise provided by resolution adopted by the Board of Directors, the Chairman of the Board, the President and Chief Executive Officer or any Vice President may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the Corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consent, and may execute or cause to be executed in the name and on behalf of the Corporation and under its corporate seal or otherwise, all such written proxies or other instruments as he may deem necessary or proper in the premises.

ARTICLE VIII

AMENDMENTS

Section 8.1 Amendments. These Bylaws may be amended, altered, added to, rescinded or repealed at any meeting of the Board of Directors or of the stockholders, provided notice of the proposed change was given in the notice of the meeting and, in the case of a meeting of the Board of Directors, in a notice given no less than twenty-four hours prior to the meeting; provided, however, that, notwithstanding any other provisions of the Certificate of Incorporation, these Bylaws or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of any particular class or series of the capital stock of the Corporation required by law, the Certificate of Incorporation, any Certificate of Designation for any series of Preferred Stock, or these Bylaws, the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of all of the then-outstanding shares of the Voting Stock of the Corporation, voting together as a single class, shall be required in order for stockholders to alter, amend or repeal any provision of these Bylaws or to adopt any additional bylaws. Subject to Section 3.8, any amendment, recission, addition or alteration of these Bylaws by the Board of Directors shall require the affirmative vote of at least two-thirds of the members of the Board of Directors.

CERTIFICATE OF ADOPTION OF

AMENDED AND RESTATED

BYLAWS

OF

CONTANGO OIL & GAS COMPANY

This is to certify:

That I am the duly elected, qualified and acting Secretary of CONTANGO OIL & GAS COMPANY (the “Corporation”) and the attached bylaws were adopted as the bylaws of the Corporation as of             , 2013 by the Written Consent of the Board of Directors.

Dated effective the             day of             , 2013.

, Secretary